Exhibit 10.1

CDN.$10,000,000 REVOLVING CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT
BETWEEN
TRIDENT EXPLORATION CORP.
as Borrower
AND
THE TORONTO-DOMINION BANK
and such other persons as become parties hereto as lenders,
as Lenders
AND
THE TORONTO-DOMINION BANK
as Agent of the Lenders
MADE AS OF JULY 8, 2004
AND AMENDED AND RESTATED AS OF DECEMBER 16, 2005

TD Securities
as Lead Arranger and Book Manager
The Toronto-Dominion Bank
as Administration Agent

TABLE OF CONTENTS
CREDIT AGREEMENT

ARTICLE 1 - INTERPRETATION		2
1.1	Definitions	2
1.2	Headlines; Articles and Sections	36
1.3	Number; persons; including	36
1.4	Accounting Principles	36
1.5	References to Agreements and Enactments	37
1.6	Per Annum Calculations	37
1.7	Schedules	37
1.8	Amendment and Restatement	37

ARTICLE 2 - THE CREDIT FACILITY		38
2.1	The Credit Facility	38
2.2	Types of Availments	38
2.3	Purpose	38
2.4	Availability and Nature if the Credit Facility	38
2.5	Minimum Drawdowns	39
2.6	Libor Loan Availability	39
2.7	Notice Periods or Drawdowns, Conversions and Rollovers	39
2.8	Conversion Option	40
2.9	Libor Loan Rollovers; Selection of Libor Interest Periods	40
2.10	Rollovers and Conversions Not Repayments	41
2.11	Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans	41
2.12	Lenders’ and Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans	41
2.13	Irrevocability	41
2.14	Optional Cancellation or Reduction of Credit Facility	41
2.15	Optional Repayment of Credit Facility	42
2.16	Mandatory Repayment of Credit Facility	43
2.17	Additional Repayment Terms	43
2.18	Currency Excess	44
2.19	Hedging with Lenders and Hedging Affiliates	45
2.20	Extension of Term Out Date	45
2.21	Hostile Acquisitions	48
2.22	Determinations of the Borrowing Base	49
2.23	Overdraft / Swingline Loans	50

ARTICLE 3 - CONDITIONS PRECEDENT TO DRAWDOWNS		52
3.1	Conditions for Drawdowns	52
3.2	Conditions Precedent to Amendment and Restatement	53
3.3	Waiver	54

- ii -

ARTICLE 4 - EVIDENCE OF DRAWDOWNS		54
4.1	Account of Record	54

ARTICLE 5 - PAYMENTS OF INTEREST AND FEES		54
5.1	Interest on Canadian Prime Rate Loans	54
5.2	Interest on U.S. Base Rate Loans	54
5.3	Interest on Libor Loans	55
5.4	Interest Act (Canada)	55
5.5	Nominal Rates; No Deemed Reinvestment	55
5.6	Standby Fees	55
5.7	Agent’s Fees	56
5.8	Interest on Overdue Amounts	56
5.9	Waiver	56
5.10	Maximum Rate Permitted by Law	56

ARTICLE 6 - BANKERS’ ACCEPTANCES		57
6.1	Bankers’ Acceptances	57
6.2	Fees	57
6.3	Form and Execution of Bankers’ Acceptances	57
6.4	Power of Attorney; Provision of Bankers’ Acceptances to Lenders	58
6.5	Mechanics of Issuance	60
6.6	Rollover, Conversion or Payment on Maturity	61
6.7	Restriction on Rollovers and Conversions	62
6.8	Rollovers	62
6.9	Conversion into Bankers’ Acceptances	62
6.10	Conversion from Bankers’ Acceptances	62
6.11	BA Equivalent Advances	62
6.12	Termination of Bankers’ Acceptances	63
6.13	Borrower Acknowledgements	63

ARTICLE 7 - LETTERS OF CREDIT		63
7.1	Availability	63
7.2	Currency, Type, Form and Expiry	64
7.3	No Conversion	64
7.4	POA LC Provisions	64
7.5	Fronted LC Provisions	65
7.6	Records	66
7.7	Reimbursement or Conversion on Presentation	67
7.8	Fronting Lender Indemnity	67
7.9	Fees and Expenses	67
7.10	Additional Provisions	68
7.11	Certain Notices to the Agent with Respect to Letters of Credit	71
7.12	Certain LC Provisions If One Lender	72

ARTICLE 8 - PLACE AND APPLICATION OF PAYMENTS		72
8.1	Place of Payment of Principal, Interest and Fees; Payments to Agent	72
8.2	Designated Accounts of the Lenders	72

- iii -

8.3	Funds	72
8.4	Application of Payments	73
8.5	Payments Clear of Taxes	73
8.6	Set Off	75

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES		75
9.1	Representations and Warranties	75
9.2	Deemed Repetition	79
9.3	Other Documents	80
9.4	Effective Time of Repetition	80
9.5	Nature of Representations and Warranties	80

ARTICLE 10 - GENERAL COVENANTS		80
10.1	Affirmative Covenants of the Borrower	80
10.2	Negative Covenants of the Borrower	86
10.3	Financial Covenants	91
10.4	Agent May Perform Covenants	91

ARTICLE 11 - SECURITY		91
11.1	Security on all Assets	91
11.2	Registration	93
11.3	Forms	93
11.4	Continuing Security	94
11.5	Dealing with Security	94
11.6	Effectiveness	94
11.7	Release and Discharge of Security	94
11.8	Transfer of Security	95
11.9	Hedging Affiliates	95
11.10	Security for Hedging with Former Lenders	95

ARTICLE 12 - EVENTS OF DEFAULT AND ACCELERATION		96
12.1	Events of Default	96
12.2	Acceleration	100
12.3	Conversion on Default	100
12.4	Remedies Cumulative and Waivers	100
12.5	Termination of Lenders’ Obligations	101
12.6	Acceleration of All Lender Obligations	101
12.7	Application and Sharing of Payments Following Acceleration	102
12.8	Calculations as at the Adjustment Time	102
12.9	Sharing Repayments	102

ARTICLE 13 - CHANGE OF CIRCUMSTANCES		103
13.1	Market Disruption Respecting Libor Loans	103
13.2	Market Disruption Respecting Bankers’ Acceptances	103
13.3	Change in Law	104
13.4	Prepayment of Portion	106
13.5	Illegality	106

- iv -

ARTICLE 14 - COSTS, EXPENSES AND INDEMNIFICATION		107
14.1	Costs and Expenses	107
14.2	General Indemnity	107
14.3	Environmental Indemnity	108
14.4	Judgement Currency	109

ARTICLE 15 - THE AGENT AND ADMINISTRATION OF CREDIT FACILITY		109
15.1	Authorization and Action	109
15.2	Procedure for Making Loans	110
15.3	Remittance of Payments	111
15.4	Redistribution of Payment	111
15.5	Duties and Obligations	112
15.6	Prompt Notice to the Lenders	114
15.7	Agent’s and Lenders’ Authorities	114
15.8	Lender Credit Decision	114
15.9	Indemnification of Agent	114
15.10	Successor Agent	115
15.11	Taking and Enforcement of Remedies	115
15.12	Reliance Upon Agent	116
15.13	No Liability of Agent	116
15.14	Article for Benefit of Agent and Lenders	117

ARTICLE 16 - GENERAL		117
16.1	Exchange and Confidentiality of Information	117
16.2	Nature of Obligation under this Agreement	118
16.3	Notices	118
16.4	Governing Law	119
16.5	Benefit of the Agreement	119
16.6	Assignment	119
16.7	Participations	120
16.8	Severability	120
16.9	Whole Agreement	120
16.10	Amendments and Waivers	120
16.11	Further Assurances	121
16.12	Attornment	121
16.13	Time of the Essence	121
16.14	Credit Agreement Governs	121
16.15	Counterparts	122

CREDIT AGREEMENT
          THIS AGREEMENT is made as of July 8, 2004 and amended and restated as of December 16, 2005
BETWEEN:
TRIDENT EXPLORATION CORP., an unlimited liability company under the laws of the Province of Nova Scotia (hereinafter sometimes referred to as the “Borrower”),
OF THE FIRST PART,
and -
THE TORONTO-DOMINION BANK, together with such other persons as become parties hereto as lenders, (hereinafter sometimes collectively referred to as the “Lenders” and sometimes individually referred to as a “Lender”),
OF THE SECOND PART,
and -
THE TORONTO-DOMINION BANK, a Canadian chartered bank, as agent of the Lenders hereunder (hereinafter referred to as the “Agent”),
OF THE THIRD PART.
          WHEREAS the parties hereto entered into the Credit Agreement made as or July 8, 2004 between the Borrower, Lenders and Agent (as amended to the date hereof, the “Original Agreement”);
          AND WHEREAS the parties hereto have agreed to amend and restate the Original Agreement on the terms and conditions hereinafter set forth;
          AND WHEREAS the Lenders have agreed to provide the Credit Facility to the Borrower on the terms and conditions hereinafter set forth;
          AND WHEREAS the Lenders wish the Agent to act on their behalf with regard to certain matters associated with the Credit Facility;
          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby conclusively acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

ARTICLE 1 - INTERPRETATION
1.1 Definitions
     (1) In this Agreement, unless something in the subject matter or context is inconsistent therewith:
“Acceleration Notice” means a written notice delivered by the Agent to the Borrower pursuant to Section 12.2 declaring all Obligations of the Borrower outstanding hereunder to be due and payable.
“Additional Compensation” has the meaning set out in Section 13.3(1).
“Adjustment Time” means the time of occurrence of the last event necessary (being either the delivery of a Demand for Payment or the occurrence of a Termination Event) to ensure that all Obligations and the Financial Instrument Obligations under any Lender Financial Instruments are thereafter due and payable.
“Advance” means an advance of funds made by the Lenders or by any one or more of them to the Borrower (including by way of overdraft), but does not include any Conversion or Rollover.
“Affected Loan” has the meaning set out in Section 13.4.
“Affiliate” means any person which, directly or indirectly, controls, is controlled by or is under common control with another person; and, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”) means the power to direct or cause the direction of the management and policies of any person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise.
“Agency Fee Agreement” means the Agency Fee Agreement dated as of even date herewith between the Borrower and the Agent respecting the payment of certain fees and other amounts to the Agent for its own account.
“Agent’s Branch” means the branch of the Agent at 2 Calgary Place, 340 — 5th Avenue S.W., Calgary, Alberta or such other branch in Canada as the Agent may from time to time designate by notice to the Borrower and the Lenders.
“Agreement” means this credit agreement, as the same may be amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.
“Applicable Laws” or “applicable law” means, in relation to any person, transaction or event:
(a)	all applicable provisions of laws, statutes, rules and regulations from time to time in effect of any Governmental Authority; and

(b)	all Governmental Authorizations to which the person is a party or by which it or its property is bound or having application to the transaction or event.

“Applicable Pricing Rate”, as regards any Loan or the standby fees payable in accordance with Section 5.6, means the percentage rate per annum set forth in the column applicable to the type of Loan in question or such standby fee:

Margin on Canadian Prime	Margin on Libor Loans, Acceptance
Rate Loans and U.S. Base Rate	Fees for Bankers’ Acceptances and	Standby Fee on the Credit
Loans	Issuance Fees for Letters of Credit	Facility
1.00% per annum	2.00% per annum	0.50% per annum
provided that:
(a)	the above rates per annum applicable to Libor Loans are expressed on the basis of a year of 360 days;

(b)	the above rates per annum applicable to Bankers’ Acceptances are expressed on the basis of a year of 365 days; and

(c)	issuance fees for Letters of Credit which are not “direct credit substitutes” (as determined by the Agent, acting reasonably) within the meaning of the Capital Adequacy Requirements shall be 66 2/3%, of the rate specified above.
“Approved Securities” means obligations maturing within one year from their date of purchase or other acquisition by the Borrower or Subsidiary and which are:
(a)	issued by the Government of Canada or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the Government of Canada;

(b)	issued by a province of Canada, or an instrumentality or agency thereof, which has a long term debt rating of at least A by S&P, A2 by Moody’s, or A by DBRS; or

(c)	term deposits, guaranteed investment certificates, certificates of deposit, bankers’ acceptances or bearer deposit notes, in each case, of any Canadian chartered bank or other Canadian financial institution which has a long term debt rating of at least A+ by S&P, A1 by Moody’s, or A (high) by DBRS.
“Assigned Interests” has the meaning set out in Section 2.20.
“Assignment Agreement” means an assignment agreement substantially in the form of Schedule B annexed hereto, with such modifications thereto as may be required from time to time by the Agent, acting reasonably.
“Attributable Debt” means, in respect of any lease (whether characterized as an operating lease under generally accepted accounting principles or not) entered into by a person or a Subsidiary thereof as lessee, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles) of the lease payments of the lessee, including all rent and payments to be made by the lessee in connection with the return of the leased property, during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) but excluding for certainty, (a) amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labour costs and similar charges and (b) amounts payable by the lessee in connection with the exercise of any end-of-term purchase option, early buyout option or any similar amounts payable at the election of the lessee.
“Aurora” means Aurora Energy Partners, L.P., a limited partnership formed pursuant to the laws of the State of Utah.
“BA Discount Rate” means:
(a)	in relation to a Bankers’ Acceptance accepted by a Schedule I Lender, the CDOR Rate;

(b)	in relation to a Bankers’ Acceptance accepted by a Schedule II Lender or Schedule III Lender, the lesser of:
(i)	the Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II Lender or Schedule III Lender; and

(ii)	the CDOR Rate plus 0.10% per annum,
provided that if both such rates are equal, then the “BA Discount Rate” applicable thereto shall be the rate specified in (i) above; and
(c)	in relation to a BA Equivalent Advance:
(i)	made by a Schedule I Lender, the CDOR Rate;

(ii)	made by a Schedule II Lender or Schedule III Lender, the rate determined in accordance with subparagraph (b) of this definition; and

(iii)	made by any other Lender, the CDOR Rate plus 0.10% per annum.
“BA Equivalent Advance” means, in relation to a Drawdown of, Conversion into or Rollover of Bankers’ Acceptances, an advance in Canadian Dollars made by a Non-Acceptance Lender as part of such Loan.
“Bankers’ Acceptance” means a draft in Canadian Dollars drawn by the Borrower, accepted by a Lender and issued for value pursuant to this Agreement.
“Banking Day” means, in respect of a Libor Loan, a day on which banks are open for business in Calgary, Alberta, Toronto, Ontario, New York, New York and London, England, and, for all other purposes, shall mean a day on which banks are open for business in Calgary, Alberta, Toronto, Ontario and New York, New York, but does not in any event include a Saturday or a Sunday.
“Borrowing Base” means the aggregate limit for loans under the Credit Facility (expressed in Canadian Dollars) established from time to time by the Lenders based upon their assessment of the lending value of the proved reserves of the Borrower and its Material Subsidiaries and their respective lending criteria and practices in effect at the time of determination for loans to borrowers in the Canadian petroleum and natural gas industry.
“Borrowing Base Notice” has the meaning set out in Section 2.22.
“Borrowing Base Shortfall” means the amount (if any) by which the Outstanding Principal exceeds the amount of the Borrowing Base set forth in the most recently delivered Borrowing Base Notice (for certainty, whether the determination of the Borrowing Base set forth in such Borrowing Base Notice is yet in effect pursuant to Section 2.22 or not).
“Canadian Dollars” and “Cdn.$” mean the lawful money of Canada.
“Canadian Prime Rate” means, for any day, the greater of:
(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers in Canada for Canadian Dollar demand loans in Canada; and

(b)	the rate of interest per annum equal to the average annual yield rate for one month Canadian Dollar bankers’ acceptances (expressed for such purpose as a yearly rate per annum in accordance with Section 5.4) which rate is shown on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service at 10:00 a.m. (Toronto time) on such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, plus 1.00% per annum, provided that if both such rates are equal or if such one month bankers’ acceptance rate is unavailable for any reason on any date of determination, then the “Canadian Prime Rate” shall be the rate specified in (a) above.
“Canadian Prime Rate Loan” means an Advance in, or Conversion into, Canadian Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the Canadian Prime Rate.
“Capital Adequacy Requirements” means Guideline A, Part I, dated January 2001, entitled “Capital Adequacy Requirements” and Guideline A, Part II, dated November 1997, entitled “Capital Adequacy Requirements – Market Risk” each issued by the Office of the Superintendent of Financial Institutions Canada (which encompass the guidelines contained in the report dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Standards” released by the Basel Committee on Banking Regulations and Supervisory Practices of the Bank for International Settlements) and all other guidelines or requirements relating to capital adequacy issued by the Office of the Superintendent of Financial Institutions Canada or any other Governmental Authority regulating or having jurisdiction with respect to any Lender, as amended, modified, supplemented, reissued or replaced from time to time.
“Cash Collateral” has the meaning set out in Section 2.17.

“Cash Collateral Account” has the meaning set out in Section 2.17.
“Cash Equivalents” means:
(a)	direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed or insured by, the United States of America or Canada or obligations of any agency of the United States of America or Canada, in each case maturing within one year from the date of acquisition thereof;

(b)	term deposits, certificates of deposit or bankers’ acceptances, in each case maturing within one year from the date of acquisition thereof and issued by a commercial bank or trust company organized under the laws of the United States of America or Canada or a state, commonwealth or province thereof or that is a Lender, provided that (i) such deposits are denominated in United States Dollars or Canadian Dollars and (ii) such bank or trust company has capital, surplus and undivided profits or not less than U.S.$500,000,000 or the Equivalent Amount thereof in Canadian Dollars at the time of acquisition thereof;

(c)	open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or Canada or a state, commonwealth or province thereof provided such commercial paper is rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody’s at the time of acquisition thereof;

(d)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in subparagraph (b) above at the time of acquisition thereof;

(e)	securities with a maturity of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or province of the United States of America or Canada, or by any political subdivision or taxing authority thereof and rated at least Aa (or its equivalent) by Moody’s or AA (or its equivalent) by S&P; and

(f)	investments in money market or mutual funds that invest exclusively in the foregoing items.
“CDOR Rate” means, on any date which Bankers’ Acceptances are to be issued pursuant hereto, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having identical issue and comparable maturity dates as the Bankers’ Acceptances proposed to be issued by the Borrower displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. (Toronto time) on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day (as adjusted by the Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in a posted rate or in the posted average annual rate); provided, however, if such a rate does not appear on such CDOR Page, then the CDOR Rate, on any day, shall be the Discount Rate quoted by the Agent (determined as of 10:00 a.m. (Toronto time) on such day) which would be applicable in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity dates to the Bankers’ Acceptances proposed to be issued by the Borrower on such day, or if such day is not a Banking Day, then on the immediately preceding Banking Day.
“Change of Control” means the occurrence of any one or more of the following:
(a)	any person or persons (other than Aurora and the McNeil Group) acting jointly or in concert (within the meaning ascribed to such phrase in Section 131.1 of the Securities Act (Alberta)) shall beneficially own, directly or indirectly, a majority of the Voting Interests of the Parent (or other securities convertible into such Voting Interests) representing more than 50% of the combined voting power of all Voting Interests of the Parent;

(b)	the Existing Shareholders shall cease to have beneficial ownership, directly or indirectly, of Voting Interests of the Parent representing 35% or more of the combined voting power of all Voting Interests of the Parent;

(c)	during any period of up to 12 consecutive months, commencing after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent; or

(d)	the Parent shall cease to have beneficial ownership of Voting Interests of the Borrower representing 75% or more of the combined voting power of all Voting Interests of the Borrower.
“clearing house” has the meaning set out in Section 6.4.
“Collateral Investment” has the meaning set out in Section 2.17.
“Commitment” means the commitment by each Lender under the Credit Facility to provide the amount of Canadian Dollars (or the Equivalent Amount thereof) set forth opposite its name in Schedule A annexed hereto, subject to any reduction in accordance with the provisions hereof.
“Commodity Agreement” means any agreement for the making or taking of delivery of any commodity (including, without limitation, Petroleum Substances), any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is any commodity or the price, value or amount payable thereunder is dependent or based upon the price of any commodity or fluctuations in the price of any commodity, but shall not include any agreement for the physical sale of Petroleum Substances by the Borrower or a Subsidiary entered into in the ordinary course of business unless either (i) such agreement is with a bank, investment bank, securities dealer, insurance company, trust company, pension fund, institutional investor or any other financial institution or any Affiliate of any of the foregoing, or (ii) such agreement is entered into for hedging purposes or otherwise for the purpose of eliminating or reducing the financial risk or exposure of the Borrower or a Subsidiary to fluctuations in the prices of Petroleum Substances (and, for certainty, any such agreement referred to in (i) or (ii) of this definition shall constitute a “Commodity Agreement” for all purposes hereof).

“Compliance Certificate” means a certificate of the Borrower signed on its behalf by the president, chief financial officer, vice president-finance or treasurer of the Borrower, substantially in the form annexed hereto as Schedule C, to be given to the Agent and the Lenders by the Borrower pursuant hereto.
“Continuing Directors” means the directors of the Parent on the date hereof and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors.
“Conversion” means a conversion or deemed conversion of a Loan under the Credit Facility into another type of Loan under the Credit Facility pursuant to the provisions hereof, provided that, subject to Section 2.8 and to Article 6 with respect to Bankers’ Acceptances, the conversion of a Loan denominated in one currency to a Loan denominated in another currency shall be effected by repayment of the Loan or portion thereof being converted in the currency in which it was denominated and readvance to the Borrower of the Loan into which such conversion was made.
“Conversion Date” means the date specified by the Borrower as being the date on which the Borrower has elected to convert, or this Agreement requires the conversion of, one type of Loan into another type of Loan and which shall be a Banking Day.
‘‘Conversion Notice” means a notice substantially in the form annexed hereto as Schedule D to be given to the Agent by the Borrower pursuant hereto.
“Credit Facility” means the credit facility the maximum principal amount of Cdn.$10,000,000 or the Equivalent Amount in United States Dollars to be made available to the Borrower by the Lenders in accordance with the provisions hereof, subject to any reduction in accordance with the provisions hereof.
“Currency Excess” has the meaning set out in Section 2.18.
“Currency Excess Deficiency” has the meaning set out in Section 2.18.
“Currency Hedging Agreement” means any currency Swap agreement, cross currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates as in effect from time to time.
“Current Assets” and “Current Liabilities” mean the consolidated current assets and consolidated current liabilities, respectively, of the Borrower and its Subsidiaries determined in accordance with generally accepted accounting principles as the same would be set forth or reflected on a consolidated balance sheet of the Borrower, provided that, for the purpose of determining whether Positive Working Capital exists, the unutilized amount of the Credit Facility (as at any date of determination) shall be added to the amount of Current Assets.
“DBNA” has the meaning set out in Section 6.4.

“DBRS” means Dominion Bond Rating Service Limited and any successors thereto.
“Debt” means, with respect to any person (“X”), all obligations, liabilities and indebtedness of X and its Subsidiaries which would, in accordance with generally accepted accounting principles, be classified upon a consolidated balance sheet of X as liabilities of X and its Subsidiaries and, whether or not so classified, shall include (without duplication):
(a)	indebtedness of X and its Subsidiaries for borrowed money;

(b)	obligations of X and its Subsidiaries arising pursuant or in relation to: (i) bankers’ acceptances (including payment and reimbursement obligations in respect thereof), or (ii) letters of credit and letters or guarantee supporting obligations which would otherwise constitute Debt within the meaning of this definition or indemnities issued in connection therewith;

(c)	obligations of X and its Subsidiaries with respect to drawings under all other letters of credit and letters of guarantee;

(d)	obligations of X and its Subsidiaries under Guarantees, indemnities, assurances, legally binding comfort letters or other contingent obligations relating to the indebtedness or other obligations of any other person which would otherwise constitute Debt within the meaning of this definition and all Financial Assistance including endorsements of bills of exchange (other than for collection or deposit in the ordinary course of business);

(e)	(i) all indebtedness of X and its Subsidiaries representing the deferred purchase price of any property to the extent that such indebtedness is or remains unpaid after the expiry of the customary time period for payment, provided however that such time period shall in no event exceed 90 days, and (ii) all obligations of X and its Subsidiaries created or arising under any: (A) conditional sales agreement or other title retention agreement or (B) capital lease;

(f)	all Attributable Debt of X and its Subsidiaries other than in respect of (i) leases of office space or (ii) operating leases, in each case entered into in the ordinary course of business (and, for certainty, no Sale–Leaseback shall be considered to be entered into in the ordinary course of business);

(g)	Prepaid Obligations of X and its Subsidiaries;

(h)	all other long-term obligations (including the current portion thereof) upon which interest charges are customarily paid prior to default by X; and

(i)	all indebtedness of other persons secured by a Security Interest on any asset of X and its Subsidiaries, whether or not such indebtedness is assumed thereby; provided that the amount of such indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination, and (ii) the amount of such indebtedness shall only be Debt to the extent recorded as a liability in accordance with generally accepted accounting principles;

but shall exclude each of the following, determined (as required) in accordance with generally accepted accounting principles:
(j)	accounts payable to trade creditors and accrued liabilities incurred in the ordinary course of business;

(k)	taxes payable and future taxes;

(1)	dividends or other equity distributions payable;

(m)	accrued interest not yet due and payable;

(n)	liabilities in respect of deferred reclamation costs, allowances for dismantlement and site restoration and other deferred credits and liabilities;

(o)	preferred equity in the capital of the Borrower existing on the hereof (including accrued but unpaid dividends) which in accordance with generally accepted accounting principles would be classified as debt; provided that the terms and conditions of such preferred equity are not amended, modified or supplemented from those in effect on the date hereof; and

(p)	such other similar liabilities as may be agreed by the Lenders from time to time, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Debt” shall be and shall be deemed to be references to Debt of the Borrower and its Subsidiaries.
“Declining Lender” has the meaning set out in Section 2.21.
“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.
“Demand for Payment” means an Acceleration Notice or a Financial Instrument Demand for Payment.
“Departing Agent” has the meaning set out in Section 11.8.
“Designated Material Subsidiary” means a Subsidiary which is designated as a Material Subsidiary pursuant to Section 11.1 and which would not otherwise fall within part (a), (b), (e) or (d) of the definition of “Material Subsidiary”.
“Discount Proceeds” means the net cash proceeds to the Borrower from the sale of a Bankers’ Acceptance pursuant hereto or, in the case of BA Equivalent Advances, the amount of a BA Equivalent Advance at the BA Discount Rate, in any case, before deduction or payment of the fees to be paid to the Lenders under Section 6.2,

“Discount Rate” means, with respect to the issuance of a bankers’ acceptance, the rate of interest per annum, calculated on the basis of a year of 365 days, (rounded upwards, if necessary, to the nearest whole multiple of 1/100th of one percent) which is equal to the discount exacted by a purchaser taking initial delivery of such bankers’ acceptance, calculated as a rate per annum and as if the issuer thereof received the discount proceeds in respect of such bankers’ acceptance on its date of issuance and had repaid the respective face amount of such bankers’ acceptance on the maturity date thereof.
“Distribution” means:
(a)	the declaration, payment or setting aside for payment of any dividend or other distribution on or in respect of any shares in the capital of the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary (including any return of capital);

(b)	the redemption, retraction, purchase, retirement or other acquisition, in whole or in part, of any shares in the capital of the Borrower or any Subsidiary which is not a Wholly-Owned Subsidiary or any securities, instruments or contractual rights capable of being converted into, exchanged or exercised for shares in the capital thereof, including, without limitation, options, warrants, conversion or exchange privileges and similar rights;

(c)	the making of any loan or advance or any other provision of credit or Financial Assistance by the Borrower or any Subsidiary to any Related Party other than to the Borrower or a Wholly-Owned Subsidiary;

(d)	the payment of any principal, interest, fees or other amounts on or in respect of any loans, advances or other Debt owing at any time by the Borrower or any Subsidiary to any Related Party, other than to the Borrower or a Wholly-Owned Subsidiary;

(e)	Related Party Payments by the Borrower and its Subsidiaries, or

(f)	(i) the payment of any amount, (ii) the sale, transfer, lease or other disposition of any property or assets, or (iii) any granting or creation of any rights or interests, at any time, by the Borrower or any Subsidiary to or in favour of any Related Party, other than to or in favour of the Borrower or a Wholly-Owned Subsidiary, and whether any of the foregoing is made, paid or satisfied in or for cash, property or any combination thereof.
“Documents” means this Agreement, the Security, the Intercreditor Agreement, the TRC Subordination Agreement and all certificates, notices, instruments and other documents delivered or to be delivered to the Agent or the Lenders, or both, in relation to the Credit Facility pursuant hereto or thereto and, when used in relation to any person, the term “Documents” shall mean and refer to the Documents executed and delivered by such person.
“Drafts” means drafts, bills of exchange, receipts, acceptances, demands and other requests for payment drawn or issued under a Letter of Credit.

“Drawdown” means:
(a)	an Advance of a Canadian Prime Rate Loan, U.S. Base Rate Loan or Libor Loan;

(b)	the issue of Bankers’ Acceptances (or the making of a BA Equivalent Advance in lieu thereof) other than as a result of Conversions or Rollovers; or

(e)	the issue of Letters of Credit.
“Drawdown Date” means the date on which a Drawdown is made by the Borrower pursuant to the provisions hereof and which shall be a Banking Day.
“Drawdown Notice” means a notice substantially in the form annexed hereto as Schedule E to be given to the Agent by the Borrower pursuant hereto.
“Eligible Reinvestments” means any of the following:
(a)	expenditures to explore, develop or facilitate production from the petroleum and/or natural gas properties of the Borrower and its Subsidiaries in the Western Canadian sedimentary basin, and

(b)	investments in P&NG Leases, P&NG Rights, property, plant or equipment (including tangible equipment) in the Oil and Gas Business of the Borrower and its Subsidiaries situated in the Western Canadian sedimentary basin.
“Engineering Report” means a report (in form and substance satisfactory to the Lenders, acting reasonably) prepared by an Independent Engineer respecting the reserves of Petroleum Substances attributable to the assets and undertakings of the Borrower and its Material Subsidiaries, which report shall, as of the date of such report, set forth, inter alia, the proved, producing reserves of Petroleum Substances attributable to the assets and undertakings of the Borrower and its Material Subsidiaries and, for each 12-month period ending on the date of such report: anticipated rates of production and reinjection of Petroleum Substances; Crown, freehold and overriding royalties and freehold mineral taxes with respect to Petroleum Substances produced from or attributable to such assets and undertakings; production, revenue, value-added, wellhead or severance Taxes with respect to Petroleum Substances produced from or attributable to such assets and undertakings; operating costs; gathering, transporting, processing, marketing and storage fees payable with respect to Petroleum Substances produced from or attributable to such assets and undertakings; capital expenditures expected to be necessary to achieve anticipated rates of production; and net cash flow with respect to such assets and undertakings, including all revenues, expenses and expenditures described above; but not, for greater certainty, any overhead recoveries or operators’ fees or charges from third parties.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigations, inspections, inquiries or proceedings relating in any way to any Environmental Laws or to any permit issued under any such Environmental Laws including, without limitation:

(a)	any claim by a Governmental Authority for enforcement, clean up, removal, response, remedial or other actions or damages pursuant to any Environmental Laws; and

(b)	any claim by a person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive or other relief resulting from or relating to Hazardous Materials, including any Release thereof, or arising from alleged injury or threat of injury to human health or safety (arising from environmental matters) or the environment.
“Environmental Laws” means all Applicable Laws with respect to the environment or environmental or public health and safety matters contained in statutes, regulations, rules, ordinances, orders, judgments, approvals, notices, permits or policies, guidelines or directives having the force of law.
“Equity Interests” means, with respect to any person, shares of capital stock of (or other ownership or profit interests in) such person, warrants, options or other rights for the purchase or other acquisition from such person of shares of capital stock of (or other ownership or profit interests in) such person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such person or warrants, rights or options for the purchase or other acquisition from such person of such shares (or such other interests), and other ownership or profit interest in such person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
“Equivalent Amount” means, on any date, the equivalent amount in Canadian Dollars or United States Dollars, as the case may be, after giving effect to a conversion of a specified amount of United States Dollars to Canadian Dollars or of Canadian Dollars to United States Dollars, as the case may be, at the noon rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day in question, or, if such rate is for any reason unavailable, at the spot rate quoted for wholesale transactions by the Agent at approximately noon (Toronto time) on that date in accordance with its normal practice.
“Event of Default” has the meaning set out in Section 12.1.
“Excluded Distribution” means any one or more of the following:
(a)	Distributions of any kind, including redemptions, repurchases or other acquisition of Equity Interests in the Borrower, payable only in common shares of the Borrower;

(b)	purchases, redemptions, retirements, defeasances or acquisitions of shares of the capital stock of the Borrower or its Subsidiaries with the proceeds received contemporaneously from either: (i) the issue of new shares of capital stock of the Borrower or its Subsidiaries which new shares have equal or inferior voting powers, designations, preferences and rights as compared to the shares being purchased, redeemed, retired, deceased or acquired or (ii) the advance of TRC Subordinated Loans by the Parent to the Borrower;

(c)	purchases or other acquisitions of shares or other securities in the Borrower or its Subsidiaries from employees or consultants or former employees or consultants of the Borrower or its Subsidiaries in an aggregate amount not to exceed Cdn.$5,000,000 in any calendar year;

(d)	Distributions to the Parent for administrative and overhead expenses of the Parent (including, without limitation, payments to management approved by the compensation committee or board of directors of the Parent) incurred in the ordinary course of business;

(e)	the issuance of common shares in the capital of the Borrower, including the issuance of common shares in exchange for outstanding shares in the capital of the Borrower or in connection with the redemption, repurchase or other acquisition of Equity Interest in the Borrower;

(f)	subject to Section 10.2(m)(ii), payments made in connection with any exercise of the TD Capital/Blackstone Put Rights; or

(g)	any other Distribution approved by the Majority of the Lenders.
“Existing Shareholders” means the shareholders of the Parent and the Borrower as of April 26, 2005, and their respective Affiliates.
“Extending Lender” has the meaning set out in Section 2.20.
“Extension Terms” has the meaning set out in Section 2.20.
“Federal Funds Rate” means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as 11.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, the “H-1.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in 11.15(519), the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”. If on any relevant day the appropriate rate per annum for such day is not yet published in either 11.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three major brokers of Federal funds transactions in New York City, selected by the Agent in its sole discretion, acting reasonably.
“Federal Reserve Board” or “Federal” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.
“Financial Assistance” means, with respect to any person and without duplication, any loan, guarantee, indemnity, assurance, acceptance, extension of credit, loan purchase, share purchase, equity or capital contribution, investment or other form of direct or indirect financial assistance or support of any other person or any obligation (contingent or otherwise) primarily for the purpose of enabling another person to incur or pay any Debt or to comply with agreements relating thereto or otherwise to assure or protect creditors of the other person against loss in respect of Debt of the other person and includes any guarantee of or indemnity in respect of the Debt of the other person and any absolute or contingent obligation to (directly or indirectly):
(a)	advance or supply funds for the payment or purchase of any Debt of any other person;

(b)	purchase, sell or lease (as lessee or lessor) any property, assets, goods, services, materials or supplies primarily for the purpose of enabling any person to make payment of Debt or to assure the holder thereof against loss;

(c)	guarantee, indemnify, hold harmless or otherwise become liable any creditor of any other person from or against any losses, liabilities or damages in respect of Debt;

(d)	make a payment to another for goods, property or services regardless of the non-delivery or non-furnishing thereof to the Borrower or any Subsidiary (as applicable); or

(e)	make an advance, loan or other extension of credit to or to make any subscription for equity, equity or capital contribution, or investment in or to maintain the capital, working capital, solvency or general financial condition of another person.
The amount of any Financial Assistance is the amount of any loan or direct or indirect financial assistance or support, without duplication, given, or all Debt of the obligor to which the Financial Assistance relates, unless the Financial Assistance is limited to a determinable amount, in which case the amount of the Financial Assistance is the determinable amount.
“Financial Instrument” means any Interest Hedging Agreement, Currency Hedging Agreement or Commodity Agreement.
“Financial Instrument Demand for Payment” means a demand made by a Lender pursuant to a Lender Financial Instrument demanding payment of the Financial Instrument Obligations which are then due and payable relating thereto and shall include, without limitation, any notice under any agreement evidencing a Lender Financial Instrument which, when delivered, would require an early termination thereof and a payment by the Borrower or a Subsidiary in settlement of obligations thereunder as a result of such early termination.
“Financial Instrument Obligations” means obligations arising under Financial Instruments entered into by the Borrower or a Subsidiary to the extent of the net amount due or accruing due by the Borrower or Subsidiary thereunder (determined by marking to market the same in accordance with their terms).
“Financing Lender” has the meaning set out in Section 2.21.
“Former Lender” has the meaning set out in Section 11.10.

“Fronted LC” means a Letter of Credit issued by the Fronting Lender for the account of the Lenders.
“Fronting Lender” means The Toronto-Dominion Bank or such other Lender as is selected by the Agent and the Borrower, which assumes in writing with the Borrower, the Lenders and the Agent, the obligation of issuing Letters of Credit for the account of the Lenders under the Credit Facility.
“Governmental Authority” means any federal, provincial, state, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof.
“Governmental Authorization” means an authorization, order, permit, approval, grant, license, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree or demand or the like issued or granted by law or by rule or regulation of any Governmental Authority.
“Guarantee” means any guarantee, undertaking to assume, endorse, contingently agree to purchase or to provide funds for the payment of, or otherwise become liable in respect of, any obligation of any person; provided that the amount of each Guarantee shall be deemed to be the amount of the obligation guaranteed thereby, unless the Guarantee is limited to a determinable amount in which ease the amount of such Guarantee shall be deemed to be the lesser of such determinable amount or the amount of such obligation.
“Hazardous Materials” means any substance or mixture of substances which, if released into the environment, would likely cause, immediately or at some future time, harm or degradation to the environment or to human health or safety and includes any substance defined as or determined to be a pollutant, contaminant, waste, hazardous waste, hazardous chemical, hazardous substance, toxic substance or dangerous good under any Environmental Law.
“Hedging Affiliate” means any Affiliate of a Lender which enters into Financial Instrument.
“Indemnified Parties” means, collectively, the Agent and the Lenders, including a receiver, receiver manager or similar person appointed under applicable law, and their respective shareholders, Affiliates, officers, directors, employees and agents, and “Indemnified Party” means any one of the foregoing.
“Indemnified Third Party” has the meaning set out in Section 14.3.
“Independent Director” means a member of the board of directors of the Borrower that is not (a) an officer, employee or former officer or employee of the Borrower or one of its Affiliates, (b) an officer, director, employee or former officer, director or employee of (i) Aurora or any partner or Affiliate thereof or (ii) any member of the McNeil Group, or (c) a member of the McNeil Group and, with respect to any agreement or transaction or series of related agreements or transactions, a member of such board of directors who does not have any material direct or indirect financial interest in or with respect to such agreement or transaction or series of related agreements or transactions (including, for such purpose, the interest of any other person or Affiliate thereof with respect to which such director is also a director, officer or employee).

“Independent Engineer” means Schlumberger Holditch Reservoir Technologies Inc. or Ryder Scott Company, L.P. and includes such other firm or firms of independent engineers as may be selected from time to time by the Borrower and approved by the Majority of the Lenders (acting reasonably) in replacement thereof.
“Information” has the meaning set out in Section 16.1.
“Intercreditor Agreement” means the intercreditor agreement dated as of April 26, 2005 among the Borrower, the Agent and Credit Suisse First Boston, Toronto Branch, in its capacity as administrative agent and collateral agent for the lenders under the Second Lien Credit Agreement.
“Interest Hedging Agreement” means any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into by the Borrower or a Subsidiary where the subject matter of the same is interest rates or the price, value or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt).
“Interest Payment Date” means:
(a)	with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the first Banking Day of each calendar month; and

(b)	with respect to each Libor Loan, the last day of each applicable Interest Period and, if any Interest Period is longer than 3 months, the last Banking Day of each 3-month period during such Interest Period, provided that, in any case, the Maturity Date or, if applicable, any earlier date on which the Credit Facility is fully cancelled or permanently reduced in half, shall be an Interest Payment Date with respect to all Loans then outstanding under the Credit Facility.
“Interest Period” means:
(a)	with respect to each Canadian Prime Rate Loan and U.S. Base Rate Loan, the period commencing on the applicable Drawdown Date or Conversion Date, as the case may be, and terminating on the date selected by the Borrower hereunder for the Conversion of such Loan into another type of Loan or for the repayment of such Loan;

(b)	with respect to each Bankers’ Acceptance, the period selected by the Borrower hereunder and being of 1, 2, 3 or 6 months’ duration, subject to market availability, (or, subject to the agreement of the Lenders, a longer or shorter period) commencing on the Drawdown Date, Rollover Date or Conversion Date of such Loan;

(c)	with respect to each Libor Loan, the period selected by the Borrower and being of` 1, 2, 3 or 6 months’ duration (or, subject to the agreement of the Lenders, a longer or shorter period) commencing on the applicable Drawdown Date, Rollover Date or Conversion Date, as the case may be; and

(d)	with respect to each Letter of Credit, the period commencing on the date of issuance of such Letter of Credit and terminating on the last day the Letter of Credit is outstanding, provided that in any case: (i) the last day of each Interest Period shall be also the first day of the next Interest Period whether with respect to the some or another Loan; (ii) the last day of each Interest Period shall be a Banking Day and if the last day of an Interest Period selected by the Borrower is not a Banking Day the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next following the last day of the interest Period selected unless such next following Banking Day falls in the next calendar month in which event the Borrower shall be deemed to have selected an Interest Period the last day of which is the Banking Day next preceding the last day of the Interest Period selected by the Borrower; and (iii) the last day of all Interest Periods for Loans outstanding under the Credit Facility shall expire on or prior to the Maturity Date.
“Investment” means (a) any purchase or other acquisition of shares or other securities of any person, (b) any form of Financial Assistance to or for the benefit of any person, (c) any capital contribution to any other person and (d) any purchase or other acquisition of any assets, property or undertaking other than an acquisition in the ordinary course of business of the purchaser.
“Judgment Conversion Date” has the meaning set out in Section 14.4.
“Judgment Currency” has the meaning set out in Section 14.4.
“Lead Arranger” means The Toronto-Dominion Bank carrying on business under the trade name “TD Securities”.
“Lender Financial Instrument” means a Financial Instrument entered into between a Lender or a Hedging Affiliate and the Borrower or a Subsidiary.
“Lender Financial Instrument Obligations” means, collectively, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, mature or not) of the Borrower and its Subsidiaries under, pursuant or relating to any and all Lender Financial Instruments.
“Lenders’ Counsel” means the firm of McCarthy Tétrault LLP or such other firm of legal counsel as the Agent may from time to time designate.
“Letter of Credit” or “LC” means a letter of credit in form satisfactory to and issued by the Fronting Lender for the account of Lenders or by the Agent as attorney-in-fact on behalf of each of the Lenders, in each case acting at the request of and in accordance with the instructions of the Borrower, to make payment in accordance with the terms and conditions thereof of an amount to or to the order of a third party.
“Libor Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified that interest is to be calculated by reference to the Libor Rate, and each Rollover in respect thereof.
“Libor Rate” means, for each Interest Period applicable to a Libor Loan, the rate of interest per annum, expressed on the basis of a year of 360 days (as determined by the Agent):

(a)	appearing on the display referred to as “Telerate Page 3750” (or any display substituted therefor) of Telerate The Financial Information Network published by Telerate Systems, Inc. (or its successors) as of 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such Interest Period; or

(b)	if such rate does not appear on such Telerate display, or it such display or rate is not available for any reason, the rate per annum at which United States Dollars are offered by the principal lending office in London, England of the Agent (or of its affiliates if it does not maintain such an office) in the London interbank market at approximately 11:00 a.m. (London, England time) on the second Banking Day prior to the first day of such interest Period, in each ease in an amount similar to such Libor Loan and for a period comparable to such Interest Period.
“Loan” means a Canadian Prime Rate Loan, U.S. Base Rate Loan, Libor Loan, Bankers’ Acceptance or BA Equivalent Advance or Letter of Credit outstanding hereunder.
“Lowest Borrowing Base Lender” has the meaning set out in Section 2.22.
“Majority of the Lenders” means:
(a)	if there is only 1 or 2 Lenders, all of the lenders; and

(b)	at any other time, 2 or more lenders the Commitments of which are, in the aggregate, at least 662/3% of the Commitments of all Lenders hereunder.
“Material Adverse Effect” means a material adverse effect on:
(a)	the financial condition of the Borrower on a consolidated basis and taken as a whole;

(b)	the ability of the Borrower or any of its Subsidiaries to observe or perform its obligations under the Documents to which it is a party or the validity or enforceability of such Documents or any material provision thereof; or

(c)	the property, business, operations, expected net cash flows of the Borrower, liabilities or capitalization of the Borrower and its Subsidiaries on a consolidated basis and taken as a whole.
“Material Subsidiary” means any Subsidiary of the Borrower which:
(a)	has consolidated assets equal to or greater than 5.0% of the consolidated assets of the Borrower;

(b)	has consolidated net income equal to or greater than 5.0% of Net Income;

(c)	owns or holds, directly or indirectly (whether through the ownership of or investments in other Subsidiaries or otherwise) any ownership interest in any proved reserves of Petroleum Substances which are included for purposes of the determination of the Borrowing Base; or

(d)	is designated as a Designated Material Subsidiary pursuant to Section 11.1.
“Maturity Date” means the date which is the first anniversary of the Term Out Date.
“McNeil Group” means, collectively, (a) Charles S. McNeil, (b) The McNeil Family Irrevocable GST Trust, a Wyoming resident trust, (c) The Charles S. McNeil Family Trust, an Alaska resident trust, (d) the McNeil Group LP, a Delaware limited partnership (the sole general partner of which is McNeil Management, Inc., a Delaware corporation, the sole stockholders of which are Charles S. McNeil and his three children), (e) any future trust established by Charles S. McNeil for the exclusive benefit of Charles S. McNeil, his spouse, descendants, parents or descendants of his parents, and (f) any corporation that has elected “S corporation” status and that is wholly-owned by Charles S. McNeil, his spouse, descendants, parents or descendants of his parents or any trusts described in subclause (e) of this definition.
“Minimum TNW” means any amount equal to the sum of the following (without duplication):
(a)	Cdn.$75,000,000;

(b)	50% of positive Net Income in each fiscal year of the Borrower;

(c)	an amount equal to 50% of any interest expense attributable to, or other amounts paid or payable under or pursuant to, the preferred equity referenced in subparagraph (o) of the definition of “Debt”, in each case, to the extent of any positive amount deducted in the determination of Net Income in each fiscal year of the Borrower;

(d)	an amount equal to 50% of the aggregate proceeds of all Subordinated Debt issued from time to time by the Borrower and its Subsidiaries to the Parent and other Related Parties (other than the Borrower and its Subsidiaries) including the TRC Subordinated Loan;

(e)	an amount equal to 50% of the aggregate net proceeds of equity issued from time to time by the Borrower and its Subsidiaries (other than by Wholly-Owned Subsidiaries); and

(f)	any amounts previously included in Minimum TNW pursuant to subparagraphs (b), (c), (d) and (e) of this definition.
“Moody’s” means Moody’s Investors Service, Inc. and any successors thereto.
“Net Disposition” means, in any period of determination, the sale, transfer or other disposition of properties and assets by the Borrower and its Subsidiaries having a fair market value which exceeds, in the aggregate, the fair market value of properties and assets purchased or otherwise acquired by the Borrower and its Subsidiaries in such period.

“Net Income” means, for any fiscal year of the Borrower, the net income of the Borrower determined on a consolidated basis in accordance with generally accepted accounting principles, as set forth in the annual consolidated financial statements of the Borrower for such fiscal year.
“Non Acceptance Lender” means (a) a Lender which ceases to accept bankers’ acceptances in the ordinary course of its business or (b) in respect of Lenders other than Schedule I Lenders, a Lender who, by notice in writing to the Agent and the Borrower, elects thereafter to make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances.
“Non-Extending Lender” has the meaning set out in Section 2.20.
“Obligations” means, at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower and its Subsidiaries to the Lenders or the Agent under, pursuant or relating to the Documents or the Credit Facility and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including, without limitation, all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower under this Agreement.
“Offer of Facility Extension” has the meaning set out in Section 2.20.
“Officer’s Certificate” means a certificate or notice (other than a Compliance Certificate) signed by any one of the president, chief financial officer, a vice president, treasurer, assistant treasurer, controller, corporate secretary or assistant secretary of the Borrower or Subsidiary, as the case may be, (including, in the case of a partnership a certificate or notice signed by such an officer of a general partner of such partnership); provided, however, that Drawdown Notices, Conversion Notices, Rollover Notices and Repayment Notices shall be executed on behalf of the Borrower by any one of the foregoing persons or such other persons as may from time to time be designated by written notice from the Borrower to the Agent.
“Oil & Gas Business” means:
(a)	the acquisition, exploration, exploitation, development, operation and disposition of interests in oil and gas properties and hydrocarbons including P&NG Rights and P&NG Leases;

(b)	the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of hydrocarbons obtained from other persons;

(c)	any business relating to or arising from marketing of oil, gas and other minerals and products produced in association therewith; and

(d)	any activity, business, product or service that is ancillary or necessary or desirable to facilitate the business and activities described in clauses (a) through (c) of this definition.
“Order” has the meaning set out in Section 7.10.

“Original Agreement” has the meaning set out in the recitals hereto.
“Outstanding BAs Collateral” has the meaning set out in Section 2.17.
“Outstanding Principal” means, at any time, the aggregate of (i) the principal amount of all outstanding Canadian Prime Rate Loans, (ii) the Equivalent Amount in Canadian Dollars of the principal of all outstanding U.S. Base Rate Loans and Libor Loans, (iii) the amounts payable at maturity of all outstanding Bankers’ Acceptances and BA Equivalent Advances, (iv) the maximum amount available to be drawn under all outstanding Letters of Credit denominated in Canadian Dollars, and (v) the Equivalent Amount in Canadian Dollars of the maximum amount available to be drawn under all outstanding Letters of Credit denominated in United States Dollars.
“Overdraft/Swingline Lender” means The Toronto-Dominion Bank or such other Lender which becomes the Successor Agent and which has agreed in writing with the Borrower to act as Overdraft/Swingline Lender hereunder and to provide Overdraft/Swingline Loans in accordance herewith.
“Overdraft/Swingline Loan” has the meaning set out in Section 2.23.
“P&NG Leases” means, collectively, any and all documents of title including, without limitation, leases, reservations, permits, licences, unit agreements, assignments, trust declarations, participation, exploration, farm-out, farm-in, royalty, purchase or other agreements by virtue of which the Borrower or any Subsidiary is entitled to explore for, drill for, recover, take or produce Petroleum Substances of any kind whatsoever from or with respect to P&NG Rights owned by the Borrower or any Subsidiary (as applicable), or to share in the production or proceeds of production or any part thereof of proceeds of royalty, production, profits or other interests out of, referable to or payable in respect of Petroleum Substances of any kind whatsoever from or with respect to P&NG Rights owned by the Borrower or Subsidiary (as applicable), and the rights of the Borrower or any Subsidiary (as applicable) thereunder.
“P&NG Rights” means all of the right, title, estate and interest, whether contingent or absolute, legal or beneficial, present or future, vested or not, and whether or not an “interest in land”, of the Borrower and its Subsidiaries in and to any of the following, by whatever name the same are known:
(a)	rights to explore for, drill for and produce, take, save or market Petroleum Substances;

(b)	rights to a share of the production of Petroleum Substances;

(c)	rights to a share of the proceeds of, or to receive payments calculated by reference to the quantity or value of, the production of Petroleum Substances;

(d)	rights to acquire any of the rights described in subparagraphs (a) through (c) of this definition;

(e)	interests in any rights described in subparagraphs (a) through (d) of this definition; and

(f)	all extensions, renewals, replacements or amendments of or to the foregoing items described in subparagraphs (a) through (e) of this definition;
and including, without limitation, interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interests and fractional or undivided interests in any of, the foregoing and freehold, leasehold or other interests.
“Parent” means Trident Resources Corp. and its successors,
“Parent Stockholder Agreement” means the Stockholder Agreement made as of December 4, 2003 between the Parent, the stockholders of the Parent party thereto, the Borrower and the shareholders of the Borrower party thereto, as such agreement is in effect on the date hereof.
“Permitted Contest” means action taken by or on behalf the Borrower or Subsidiary in good faith by appropriate proceedings diligently pursued to contest a Tax, claim or Security Interest, provided that:
(a)	the person to which the Tax, claim or Security Interest being contested is relevant (and, in the case of a Subsidiary, the Borrower on a consolidated basis) has established reasonable reserves therefor if and to the extent required by generally accepted accounting principles;

(b)	proceeding with such contest does not have, and would not reasonably be expected to have, a Material Adverse Effect; and

(c)	proceeding with such contest will not create a material risk of sale, forfeiture or loss of, or interference with the use or operation of, a material part of the proved reserves of Petroleum Substances of the Borrower and its Subsidiaries.
“Permitted Debt” means the following (expressed in Canadian Dollars or the equivalent Amount thereof, including the effect of Permitted Hedging with respect to any of the following obligations that are incurred in a currency other than Canadian Dollars):
(a)	the Obligations;

(b)	the Second Lien Debt, provided that the outstanding principal amount thereof shall not, in the aggregate at any time, exceed U.S.$325,000,000;

(c)	the TRC Subordinated Loan, provided such Debt remains subordinated to the Obligations and Lender Financial Instrument Obligations pursuant to the TRC Subordination Agreement and remains subject to the TRC Subordination Agreement;

(d)	Financial Instrument Obligations under and pursuant to Permitted Hedging;

(e)	any Debt owing by a Subsidiary to the Borrower, by a Subsidiary to a Material Subsidiary which is a Wholly-Owned Subsidiary and by the Borrower to a Material Subsidiary which is a Wholly-Owned Subsidiary;

(f)	(i) Attributable Debt of the Borrower or any Subsidiary arising in connection with capital leases and Sale-Leasebacks; provided that the aggregate outstanding amount of such Attributable Debt shall not exceed at any one time Cdn.$10,000,000; and (ii) Attributable Debt of the Borrower or any Subsidiary arising in connection with operating leases entered into in the ordinary course of business (which, for certainty, shall not include any operating leases entered into in connection with any Sale-Leaseback);

(g)	Purchase Money Obligations of the Borrower or any Subsidiary; provided that the aggregate outstanding amount of Purchase Money Obligations of the Borrower and its Subsidiaries shall not exceed at any one time Cdn.$5,000,000;

(h)	Debt arising pursuant to the indemnification, purchase price adjustment or similar provisions of agreements entered into by the Borrower or any Subsidiary in connection with acquisitions, Investments or dispositions permitted hereunder, or pursuant to guarantees, letters of credit, surety bonds or performance bonds provided to secure the performance of the Borrower or any Subsidiary pursuant to such agreements; provided that, for certainty, in no event shall such Debt include any Debt specified in subparagraphs (a) to (i), inclusive, of the definition thereof;

(i)	Debt of the type described in subparagraph (r) of the definition of “Permitted Encumbrances”;

(j)	Debt consisting of Financial Assistance permitted under Section 10.2(h); and

(k)	Debt which is not otherwise Permitted Debt; provided that the principal amount of such obligations do not, in the aggregate at any time, exceed Cdn.$10,000,000 (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency).
“Permitted Disposition” means, in respect of the Borrower or any of its Subsidiaries, any of the following:
(a)	a sale or disposition of P&NG Rights (and related tangibles) resulting from any pooling or unitization entered into in the ordinary course of business and in accordance with sound industry practice when, in the reasonable judgment of the Borrower, it is necessary to do so in order to facilitate the orderly exploration, development or operation of such P&NG Rights;

(b)	a sale or disposition by the Borrower or such Subsidiary in the ordinary course of business and in accordance with sound industry practice of tangible personal property that is obsolete, no longer useful for its intended purpose or being replaced in the ordinary course of business;

(c)	a sale or disposition of assets (including shares or ownership interests) by a Subsidiary to the Borrower, by a Subsidiary to a Material Subsidiary which is a Wholly-Owned Subsidiary and by the Borrower to a Material Subsidiary which is a Wholly-Owned Subsidiary;

(d)	a sale or disposition by the Borrower or any Subsidiary of its interest in machinery, equipment or other tangible personal property for which Purchase Money Obligations were incurred and (i) such Purchase Money Obligations are fully repaid concurrently with such sale or disposition and (ii) such sale or disposition is made in the ordinary course of business at fair market value to a person at arm’s length from the Borrower and its Subsidiaries; and

(e)	any other sale or disposition of assets of the Borrower or such Subsidiary, provided that such sale or disposition: (i) does not include any P&NG Leases or P&NG Rights (for certainty, such restriction does not and is not intended to apply to Petroleum Substances actually produced and taken pursuant to such P&NG Leases and P&NG Rights, as opposed to the P&NG Leases and P&NG Rights themselves) and (ii) is made in the ordinary course of business for cash consideration not less than the fair market value of the assets being sold or otherwise disposed of.
“Permitted Encumbrances” means as at any particular time any of the following encumbrances on the property or any part of the property of the Borrower or any Subsidiary:
(a)	liens for taxes, assessments or governmental charges not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(b)	deemed liens and trusts arising by operation of law in connection with workers’ compensation, employment insurance and other social security legislation, in each case, which secure obligations not at the time due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(c)	liens under or pursuant to any judgment rendered, or claim filed, against the Borrower or Subsidiary, which the Borrower or Subsidiary (as applicable) shall be contesting at the time by a Permitted Contest;

(d)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law against the Borrower or Subsidiary or which relate to obligations not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(e)	liens incurred or created in the ordinary course of business and in accordance with sound industry practice in respect of the exploration, development or operation of P&NG Rights, related production or processing facilities in which such person has an interest or the transmission of Petroleum Substances as security in favour of any other person conducting the exploration, development, operation or transmission of the property to which such liens relate, for the Borrower’s or any Subsidiary’s portion of the costs and expenses of such exploration, development, operation or transmission, provided that such costs or expenses are not due or delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(f)	liens for penalties arising under non-participation or independent operations provisions of operating or similar agreements in respect of the Borrower’s or any Subsidiary’s P&NG Rights, provided that such liens do not materially detract from the value of any material part of the property of the Borrower and its Subsidiaries, taken as a whole;

(g)	any right of first refusal in favour of any person granted in the ordinary course of business with respect to all or any of the P&NG Rights of the Borrower or any Subsidiary;

(h)	easements, rights of way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil and other pipelines, gas and water mains, electric light and power and telecommunication, telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which individually or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(i)	security given by the Borrower or Subsidiary to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of the Borrower or Subsidiary (as applicable), all in the ordinary course of its business which individually or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the business of the Borrower and its Subsidiaries, taken as a whole;

(j)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions and reservations to title;

(k)	any encumbrance or agreement relating to pooling or a plan of unitization affecting the property of the Borrower or Subsidiary, or any part thereof;

(l)	royalties, net profits and other interests and obligations arising in accordance with standard industry practice and in the ordinary course of business, under P&NG Leases in which the Borrower or Subsidiary have any interest;

(m)	Security Interests in favour of the Lenders or the Agent on behalf of the Lenders;

(n)	the Security;

(o)	Security Interests in favour of the holders of the Second Lien Debt (or agents of such holders) pursuant to the Second Lien Loan Documentation if and for so long as such Security Interests shall be subordinated to the Security Interests constituted by the Security in accordance with, and shall be subject to, the Intercreditor Agreement;

(p)	Security Interests in favour of the lenders to Ammonite Assets Inc. (formerly manned Calibre Assets Inc.) against the debt Investments of the Borrower in Ammonite Assets Inc., provided that the aggregate amount of obligations secured thereby does not at any time exceed Cdn.$3,000,000;

(q)	any operating lease entered into in the ordinary course of business;

(r)	bankers’ liens, rights of set-off and other similar liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its Subsidiaries, in each case, granted in the ordinary course of business in favour of the Lender or Lenders with which such accounts are maintained, securing amounts owing to such Lender with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(s)	to the extent constituting Security Interests, Financial Assistance permitted under this Agreement;

(t)	Security Interests securing Attributable Debt, provided that such Security Interests shall attach only to the property subject to the lease giving rise to such Attributable Debt and provided further that such Attributable Debt is Permitted Debt;

(u)	Security Interests securing a Purchase Money Obligation, provided that such Security Interests shall attach only to the property acquired in connection with which such Purchase Money Obligation was incurred (and proceeds thereof) and provided further that such Purchase Money Obligation is Permitted Debt;

(v)	landlords’ liens or any other rights off distress reserved in or exercisable under any lease of real property for rent and for compliance with the terms of such lease; provided that such lien does not attach generally to all or substantially all of the undertaking, assets and property of the Borrower or any Subsidiary;

(w)	pledges or deposits to secure performance of (i) bids, tenders, contracts (other than contracts for the payment of money) or (ii) leases of real property, in each case, to which the Borrower or a Subsidiary is a party;

(x)	Security Interests resulting from the deposit of cash or Cash Equivalents as security when the Borrower or a Subsidiary is required to do so by a Governmental Authority or by normal business practice in connection with contracts, licenses or tenders or similar matters in the ordinary course of business and for the purpose of carrying on the same, or to secure workers’ compensation, surety or appeal bonds or to secure costs of litigation when required by Applicable Law;

(y)	Security Interests on cash or Cash Equivalents securing obligations under Permitted Hedging provided that: (i) the aggregate amount of such obligations secured by such Security Interests does not, at any time, exceed Cdn.$5,000,000; and (ii) the aggregate value of all such cash and Cash Equivalents does not, at any time, exceed Cdn.$5,000,000;

(z)	minor defects of title which, individually and in the aggregate, do not materially affect the right of ownership of the Borrower or its Subsidiary in the property involved or the right of the Borrower or its Subsidiary to utilize such property to conduct its business;

(aa)	Security Interests which are not otherwise Permitted Encumbrances; provided that (i) the aggregate amount of obligations secured thereby does not at any time exceed Cdn.$2,500,000 (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and (ii) such Security Interests do not attach generally to all or substantially all of the undertaking, assets and property of the Borrower or any Subsidiary (such as a Security Interest in the nature of a floating charge on all or substantially all of the undertaking, assets and property of a person); and

(bb)	any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Security Interest referred to in the preceding subparagraphs (a) to (aa) inclusive of this definition, so long as any such extension, renewal or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed or replaced (plus improvements on such property) and the indebtedness or obligation secured thereby is not increased, provided that nothing in this definition shall in and of itself cause the Obligations hereunder to be subordinated in priority of payment to any such Permitted Encumbrance or cause any Security Interests in favour of the Lenders or the Agent on behalf of the Lenders to rank subordinate to any such Permitted Encumbrance.
“Permitted Hedging” means Financial Instruments:
(a)	which are entered into in the ordinary course of business and for hedging purposes and not for speculative purposes (determined, where relevant, by reference to generally accepted accounting principles); for certainty, Interest Hedging Agreements having as a subject matter principal amounts (either individually or in the aggregate, but determined on a net basis taking into account transactions or agreements entered into to reverse the position or limit the exposure under an existing Interest Hedging Agreement) greater than the aggregate liability of the Borrower and its Subsidiaries for borrowed money shall be deemed to be for speculative purposes; and

(b)	which have a term of 2 years or less (for certainty, for all purposes relating hereto and to the other Documents, (i) the term of any Financial Instrument shall commence on the date that the Financial Instrument in question is entered into notwithstanding the fact that the effective date of such Financial Instrument, or other date front which payments or deliveries are to be made or determined thereunder, is subsequent to the date such Financial Instrument is entered into and (ii) without limiting the foregoing, and in addition thereto, the term of a swap transaction or other transaction entered into pursuant to or governed by a Master Agreement published by the International Swaps and Derivatives Association, Inc. (including by International Swap Dealers Association, Inc,) or any successor thereto shall commence on the trade date thereof); and

(c)	which, taken in the aggregate with other outstanding Financial Instruments and as determined at the time such Financial Instrument is entered into, shall not result in the Borrower and its Subsidiaries having entered into Financial Instruments in excess of:
(i)	with respect to Currency Hedging Agreements and Interest Hedging Agreements, 50% of the underlying exposure of the Borrower and its Subsidiaries to the risk hedged or sought to be hedged by such Financial Instruments; and

(ii)	with respect to Commodity Agreements:

(A)	70% of the estimated production by the Borrower and its Subsidiaries of Petroleum Substances during the immediately following 12 month period from the proved, producing reserves of the Borrower and its Subsidiaries as reflected in the most recent Engineering Report delivered pursuant to Section 10.1(e); and

(B)	50% of the estimated production by the Borrower and its Subsidiaries of Petroleum Substances during the period 13 to 24 months (inclusive) after the date the relevant Commodity Agreement is entered into from the proved, producing reserves of the Borrower and its Subsidiaries as reflected in the most recent Engineering Report delivered pursuant to Section 10.1(e).
“Petroleum Substances” means any one or more of crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.
“POA LC” means a Letter of Credit issued by the Lenders (each as to their Rateable Portion thereof) under the Credit Facility and executed by the Agent in the name and on behalf of, as attorney-in-fact for, the Lenders, with each such Letter of Credit, to include the provisions and to be substantially in the form annexed hereto as Schedule I.
“Positive Working Capital” means, as at any date of determination, that Current Assets exceeds Current Liabilities.

“Power of Attorney” means a power of attorney provided by the Borrower to a Lender with respect to Bankers’ Acceptances in accordance with and pursuant to Section 6.4 hereof.
“Prepaid Obligations” means “take-or-pay, forward sale, prepaid or similar liabilities of a person whereby such person is obligated to settle, at some future date, an obligation in respect of Petroleum Substances, whether by deliveries (accelerated or otherwise) of Petroleum Substances, the payment of money or otherwise however, including the transfer of any Petroleum Substances, whether in place or when produced, for a period of time until, or of an amount such that, the lender or purchaser will realize therefrom a specified amount of money (however determined, including by reference to interest rates or other factors which may not be fixed) or a specified amount of such products or any interest in property of the character commonly referred to as a “production payment” and all such obligations for which such person is liable without having received and retained a payment therefor or having assumed such obligation.
“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon and the proceeds thereof.
“Quarter End” means March 31, June 30, September 30 and December 31 in each year.
“Rateable” and “Rateably” means, at any date of determination, the proportion that the Equivalent Amount in Canadian Dollars of the amount of the Obligations and Financial Instrument Obligations under Lender Financial Instruments of any Lender or Hedging Affiliate thereof (as the case may be) bears to the aggregate of the Equivalent Amount in Canadian Dollars of the Obligations and Financial Instrument Obligations under Lender Financial Instruments of all Lenders and Hedging Affiliates, as determined at the Adjustment Time.
“Rateable Portion”, as regards any Lender, with regard to any amount of money, means (subject to Section 6.5 in respect of the rounding of allocations of Bankers’ Acceptances) in respect of the Credit Facility and Drawdowns, Conversion, Rollovers and Loans and other amounts payable thereunder, the product obtained by multiplying that amount by the quotient obtained by dividing (a) that Lender’s Commitment by (b) the aggregate of all of the Lenders’ Commitments.
“Realization Proceeds” has the meaning set out in Section 12.7.
“Rebalancing Notice” has the meaning set out in Section 2.23.
“Related Party” means any person which is any one or more of the following:
(a)	an Affiliate of the Borrower or any Subsidiary thereof;

(b)	a shareholder or partner of the Parent, the Borrower or any Subsidiary which, together with all Affiliates of such person, owns or controls, directly or indirectly, more than 10% of the shares, capital or other ownership interests (however designated) of any of the foregoing, or an Affiliate of any such shareholder or partner;

(c)	an officer or director of the Parent, the Borrower or any Subsidiary which, together with all Affiliates of such person, owns or controls, directly or indirectly, more than 10% of the Voting Interests of any of the foregoing; and

(d)	the Parent and its Affiliates.
“Related Party Payment” means any payment to any Related Party by the Borrower or any Subsidiary, other than payments to officers and directors of such Related Party as permitted hereunder.
“Release” means any release, spill, emission, leak, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or sub-surface strata.
“Repayment Notice” means a notice substantially in the Jinn annexed hereto as Schedule F to be given to the Agent by the Borrower pursuant hereto.
“Request for an Offer of Facility Extension” has the meaning set out in Section 2.20.
“Required Permits” means all Governmental Authorizations which are necessary at any given time for the Borrower and each of its Material Subsidiaries to own and operate its property, assets, rights and interests or to carry on its business and affairs.
“Rollover” means:
(a)	with respect to any Libor Loan, the continuation of all or a portion of such Loan (subject to the provisions hereof) for an additional Interest Period subsequent to the initial or any subsequent Interest Period applicable thereto;

(b)	with respect to Bankers’ Acceptances, the issuance of new Bankers’ Acceptances or the making of new BA Equivalent Advances (subject to the provisions hereof) in respect of all or any portion of Bankers’ Acceptances (or BA Equivalent Advances made in lieu thereof) maturing at the end of the Interest Period applicable thereto, all in accordance with Article 6 hereof; and

(c)	with respect to letters of Credit, the extension or replacement of an existing Letter of Credit, provided the beneficiary thereof (including any successors or permitted assigns thereof) remains the same, the maximum amount available to be drawn thereunder is not increased, the currency in which the same is denominated remains the same and the terms upon which the same may be drawn remain the same.
“Rollover Date” means the date of commencement of a new Interest Period applicable to a Loan and which shall be a Banking Day.

“Rollover Notice” means a notice substantially in the form annexed hereto as Schedule G to be given to the Agent by the Borrower pursuant hereto.
“S&P” means the Standard & Poor’s Rating Group (a division of The McGraw-Hill Companies, Inc.) and any successors thereto.
“Sale-Leaseback” means an arrangement, transaction or series of arrangements or transactions under which title to any real property, tangible personal property or fixture is transferred by the Borrower or a Subsidiary (a “transferor”) to another person which leases or otherwise grants the right to use such property to the transferor (or nominee of the transferor) and, whether or not in connection therewith, the transferor also acquires a right or is subject to an obligation to acquire such property or a material portion thereof, and regardless of the accounting treatment of such arrangement, transaction or series or arrangements or transactions.
“Schedule I Lender” means a Lender which is a Canadian chartered bank listed on Schedule I to the Bank Act (Canada).
“Schedule II Lender” means a Lender which is a Canadian chartered bank listed on Schedule II to the Bank Act (Canada).
“Schedule III Lender” means a Lender which is an authorized foreign bank listed on Schedule III to the Bank Act (Canada).
“Second Lien Credit Agreement” means the credit agreement dated as of April 26, 2005 among the Borrower, as borrower, the Subsidiaries of the Borrower party thereto, the lenders party thereto and Credit Suisse First Boston, Toronto Branch, as collateral agent and administrative agent of such lenders.
“Second Lien Debt” means the Debt and other obligations, liabilities and indebtedness outstanding under or pursuant to the Second Lien Loan Documentation.
“Second Lien Loan Documentation” means the Second Lien Credit Agreement and the other “Loan Documents” as therein defined on April 26, 2005.
“Security” means, collectively, the guarantees, debentures, debenture pledge agreements, pledge agreements, assignments and other security agreements executed and delivered, or required to be executed and delivered, by the Borrower and its Subsidiaries under and pursuant to this Agreement and shall include, in respect of the Borrower, the floating charge demand debenture, the debenture pledge agreement and the general security agreement substantially in the forms of Schedules H-1, H-2 and H-3, respectively, annexed hereto with such modifications and insertions as may be required by the Agent, acting reasonably, and, in respect of each Material Subsidiary, a guarantee, a floating charge demand debenture, a debenture pledge agreement and a general security agreement substantially in the forms of Schedules H-4, H-5, H-6 and H-7, respectively, annexed hereto with such modifications and insertions as may be required by the Agent, acting reasonably.
“Security Interest” means mortgages, charges, pledges, hypothees, assignments by way of security, conditional sales or other title retentions, security created under the Bank Act (Canada), liens, encumbrances, security interests or other interests in property, howsoever created or arising, whether fixed or floating, perfected or not, which secure payment or performance of an obligation and, including, in any event:
(a)	deposits or transfers of cash, marketable securities or other financial assets under any agreement or arrangement whereby such cash, securities or assets may be withdrawn, returned or transferred only upon fulfilment of any condition as to the discharge of any other indebtedness or other obligation to any creditor;

(b)	(i) rights of set-off or (ii) any other right of or arrangement of any kind with any creditor, which in any case are made, created or entered into, as the case may be, for the purpose of or having the effect (directly or indirectly) of (A) securing Debt, (B) preferring some holders of Debt over other holders of Debt or (C) having the claims of any creditor be satisfied prior to the claims of other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired (other than, with respect to (C) only, rights of set-off granted or arising in the ordinary course of business);

(c)	the rights of lessors under capital leases, operating leases and any other lease financing; and

(d)	absolute assignments of accounts receivable, except for absolute assignments of accounts receivable made in conjunction with a sale of related P&NG Rights which is permitted by the provisions hereof.
“Shareholders’ Equity” means, as at any date of determination, the consolidated shareholders’ equity of the Borrower as determined in accordance with generally accepted accounting principles.
“Subordinated Debt” means unsecured Debt which is on terms and conditions (including terms and conditions with respect to cross default, acceleration, events of default and maturity date) satisfactory to the Agent and the Lenders, in their respective sole discretions, and which is fully subordinated to the Obligations and Lender Financial Instrument Obligations by way of subordination and other agreements satisfactory to the Agent and the Lenders in their respective sole discretions.
“Subsidiary” means, with respect to any person (“X”):
(a)	any corporation of which at least a majority of the outstanding shares having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of any other class or classes of such corporation might have voting power by reason of the happening of any contingency, unless the contingency has occurred and then only fir as long as it continues) is at the time directly, indirectly or beneficially owned or controlled by X or one or more of its Subsidiaries, or X and one or more of its Subsidiaries;

(b)	any partnership of which, at the time, X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries: (i) directly, indirectly or beneficially own or control more than 50% of the income, capital, beneficial or ownership interests (however designated) thereof; and (ii) is a general partner, in the case of limited partnerships, or is a partner or has authority to bind the partnership, in all other cases; or

(c)	any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by X, or one or more of its Subsidiaries, or X and one or more of its Subsidiaries, provided that, unless otherwise expressly provided or the context otherwise requires, references herein to “Subsidiary” or “Subsidiaries” shall be and shall be deemed to be references to Subsidiaries of the Borrower.
“Successor Agent” has the meaning set out in Section 15.10.
“Syndicated Drawdown” means a Drawdown under the Credit Facility other than by way of Overdraft/Swingline Loan.
‘‘Syndicated Loans” means a Loan under the Credit Facility other than an Overdraft/Swingline Loan.
“Takeover” has the meaning set out in Section 2.21.
“Tangible Net Worth” means Shareholders’ Equity plus (a) the principal amount of Subordinated Debt advanced to the Borrower by Related Parties other than Subsidiaries, less (b) loans and other Financial Assistance by the Borrower and its Subsidiaries to Related Parties other than Wholly-Owned Subsidiaries, and less (c) intangible assets including goodwill, research and development, franchises, patents and trademarks.
“Target” has the meaning set out in Section 2.21.
“Taxes” means all taxes, levies, imposts, stamp taxes, duties, tees, deductions, withholdings, charges, compulsory loans or restrictions or conditions resulting in a charge which are imposed, levied, collected, withheld or assessed by any country or political subdivision or taxing authority thereof now or at any time in the future, together with interest thereon and penalties, charges or other amounts with respect thereto, if any, and “Tax” and “Taxation” shall he construed accordingly.
“TD Capital/Blackstone Put Rights” means the rights granted to the holders of the Warrants pursuant to Article 6 of the Warrant Agreement.
“Term Out Date” means July 6, 2006 or such later date to which the same may be extended in accordance with Section 2.20.
“Termination Event” means an automatic early termination of obligations relating to a Lender Financial Instrument under any agreement relating thereto without any notice being required from a Lender.

“Threshold Amount” means the greater of:
(a)	Cdn.$1,000,000; and

(b)	an amount equal to 5% of the Borrowing Base then in effect,
provided that, if such amounts are equal, then the Threshold Amount shall be Cdn.$1,000,000.
“TRC Subordinated Loan” means, collectively, loans by the Parent to the Borrower each of which: (a) is unsecured and is on such other terms and conditions as shall be acceptable to the Agent and the Lenders in their respective sole discretions (without limiting the foregoing and in addition thereto, it being specifically agreed that the terms and conditions of the TRC Subordinated Loan shall not include a cross-default or cross-acceleration to any other Debt and shall not contain any substantive covenants other than payment covenants); and (b) is fully subordinated to the Obligations and to the Lender Financial Instrument Obligations pursuant to the TRC Subordination Agreement.
“TRC Subordination Agreement” means the subordination agreement made as of February 14, 2005 among the Agent (in the capacities therein described), the Borrower and the Parent.
“Uniform Customs” has the meaning set out in Section 7.10.
“U.S. Base Rate” means, for any day, the greater of:
(a)	the rate of interest per annum established from time to time by the Agent as the reference rate of interest for the determination of interest rates that the Agent will charge to customers in Canada for United States Dollar demand loans in Canada; and

(b)	the rate of interest per annum for such day or, if such day is not a Banking Day, on the immediately preceding Banking Day, equal to the sum of the Federal Funds Rate (expressed for such purpose as a yearly rate per annum in accordance with Section 5.4), plus 1.00% per annum, provided that if both such rates are equal or if such Federal Funds Rate is unavailable for any reason on the (late of determination, then the “U.S. Base Rate” shall be the rate specified in (a) above.
“U.S. Base Rate Loan” means an Advance in, or Conversion into, United States Dollars made by the Lenders to the Borrower with respect to which the Borrower has specified or a provision hereof requires that interest is to be calculated by reference to the U.S. Base Rate.
“United States Dollars” and “U.S.$” means the lawful money of the United States of America.
“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to so vote has been suspended by the happening of such a contingency.

“Warrant Agreement” means the Warrant Agreement dated July 8, 2004 among the Parent, the Borrower, TD Capital Mezzanine Partners (QLP) L.P., The Toronto-Dominion Bank, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P.
“Warrants” has the meaning set out in the Warrant Agreement.
“Wholly-Owned Subsidiary” means:
(a)	a corporation, all of the issued and outstanding shares in the capital of which are beneficially held by:
(i)	the Borrower;

(ii)	the Borrower and one or more corporations, all of the issued and outstanding shares in the capital of which are held by the Borrower; or

(iii)	two or more corporations, all of the issued and outstanding shares in the capital of which are held by the Borrower;
(b)	a corporation which is a Wholly-Owned Subsidiary of a corporation that is a Wholly-Owned Subsidiary of the Borrower; or

(c)	a partnership, all of the partners of which are the Borrower and/or Wholly-Owned Subsidiaries of the Borrower.
1.2 Headlines; Articles and Sections
          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.
1.3 Number; persons; including
          Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa, words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.
1.4 Accounting Principles
          Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the recommendations at the relevant time of the Canadian Institute of Chartered Accountants, or any successor institute, applicable on a consolidated basis (unless otherwise specifically provided or contemplated herein to be applicable on an unconsolidated basis) as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles. Where the character or amount of any asset or liability or item of revenue or expense or amount of equity is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement or any other Document, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with generally accepted accounting principles applied on a consistent basis.
1.5 References to Agreements and Enactments
          Reference herein to any agreement, instrument, licence or other document shall be deemed to include reference to such agreement, instrument, licence or other document as the same may from time to time be amended, modified, supplemented or restated in accordance with the provisions of this Agreement if and to the extent such provisions are applicable; and reference herein to any enactment shall be deemed to include reference to such enactment as re-enacted, amended or extended from time to time and to any successor enactment.
1.6 Per Annum Calculations
          Unless otherwise stated, wherever in this Agreement reference is made to a rate “per annum” or a similar expression is used, such rate shall be calculated on the basis of calendar year of 365 days or 366 days, as the case may be.
1.7 Schedules
          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Lenders and Commitments
Schedule B	-	Assignment Agreement
Schedule C	-	Compliance Certificate
Schedule D	-	Conversion Notice
Schedule E	-	Drawdown Notice
Schedule F	-	Repayment Notice
Schedule H	-	Rollover Notice
Schedules H-1 to H-7	-	Security
Schedule I	-	Form of POA LC.
1.8 Amendment and Restatement
     (1) On the date on which all of the conditions set forth in Section 3.2 have been satisfied (or waived in writing by all of the Lenders in accordance with Section 3.3):
(a)	the Original Agreement shall be and is hereby amended and restated in the loan of this Agreement; and

(b)	all Loans (as that term is defined in the Original Agreement) and other amounts outstanding under the Original Agreement prior to the date hereof shall continue to be outstanding under this Agreement and shall be deemed to be Loans and other Obligations owing by the Borrower to the Lenders under this Agreement.
     (2) Notwithstanding the foregoing or any other term hereof, all of the covenants, representations and warranties on the part of the Borrower under the Original Agreement and all of the claims and causes of action arising against the Borrower in connection therewith, in respect of all matters, events, circumstances and obligations arising or existing prior to the date hereof shall continue, survive and shall not be merged in the execution of this Agreement or any other Documents or any advance or provision of any Loan hereunder.
     (3) References herein to the “date hereof” or similar expressions shall be and shall be deemed to be to the date of the execution and delivery hereof, being December 16, 2005.
ARTICLE 2 - THE CREDIT FACILITY
2.1 The Credit Facility
          Subject to the terms and conditions hereof, each of the Lenders shall make available to the Borrower such Lender’s Rateable Portion of the Credit Facility. Subject to Section 2.18, the Outstanding Principal under the Credit Facility shall not exceed the maximum principal amount of the Credit Facility.
2.2 Types of Availments
          The Borrower may, in Canadian Dollars, make Drawdowns, Conversions and Rollovers under the Credit Facility of Canadian Prime Rate Loans and Bankers’ Acceptances and may, in United States Dollars, make Drawdowns, Conversions and Rollovers under the Credit Facility of U.S. Base Rate Loans and Libor Loans. In addition, the Borrower may make Drawdowns and Rollovers under the Credit Facility of Letters of Credit denominated in Canadian Dollars or United States Dollars; provided that, the Outstanding Principal of Letters of Credit outstanding under the Credit Facility shall not exceed Cdn.$1,000,000. The Borrower shall have the option, subject to the terms and conditions hereof, to determine which types of Loans shall be drawn down and in which combinations or proportions.
2.3 Purpose
          The Credit Facility is being made available for the general corporate purposes of the Borrower, including (a) the acquisition of P&NG Rights, and (b) capital expenditures associated with the exploration and development of, and production from, P&NG Rights.
2.4 Availability and Nature if the Credit Facility
     (1) Subject to the terms and conditions hereof, the Borrower may make Drawdowns under the Credit Facility prior to the Term Out Date.

     (2) Prior to the Term Out Date, the Credit Facility shall be a revolving credit facility: that is, the Borrower may increase or decrease Loans under the Credit Facility by making Drawdowns, repayments and further Drawdowns. Subject to Section 2.20, on the Term Out Date, the unutilized portion of the Credit Facility shall be cancelled and the amount of any Loans under the Credit Facility which are thereafter repaid may not be re-borrowed or utilized again and the Borrower shall not be entitled to make further Drawdowns in respect of such amounts.
2.5 Minimum Drawdowns
     (1) Each Drawdown under the Credit Facility of the following types of Loans shall be in the following amounts indicated:
(a)	Bankers’ Acceptances in minimum aggregate amounts of Cdn.$1,000,000 at maturity and Drawdowns in excess thereof in integral multiples of Cdn.$100,000; and

(b)	Libor Loans in minimum principal amounts of U.S.$1,000,000 and Drawdowns in excess thereof in integral multiples of U.S.$100,000.
     (2) In addition, if there are 2 or more Lenders, then each Drawdown under the Credit Facility of the following types of Loans shall be in the following amounts indicated:
(a)	Canadian Prime Rate Loans in minimum principal amounts of Cdn.$500,000 and Drawdowns in excess thereof in integral multiples of Cdn.$100,000; and

(b)	U.S. Base Rate Loans in minimum principal amounts of U.S.$500,000 and Drawdowns in excess thereof in integral multiples of U.S.$100,000.
2.6 Libor- Loan Availability
          Drawdowns of, Conversions into and Rollovers of requested Libor Loans may only be made upon the Agent’s prior favourable determination with respect to the matters referred to in Section 13.1.
2.7 Notice Periods for Drawdowns, Conversions and Rollovers
          Subject to the provisions hereof, the Borrower may make a Drawdown, Conversion or Rollover under the Credit Facility by delivering a Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be (executed in accordance with the definition of Officer’s Certificate), with respect to a specified type of Loan to the Agent not later than:
(a)	10:00 a.m. (Calgary time) three Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or the Rollover of Libor Loans;

(b)	10:00 a.m. (Calgary time) two Banking Days prior to the proposed Drawdown Date, Conversion Date or Rollover Date, as the case may be, for the Drawdown of, Conversion into or Rollover of Bankers’ Acceptances;

(c)	if there are 2 or more Lenders, 10:00 a.m. (Calgary time) one Banking Day prior to the proposed Drawdown Date or Conversion Date, as the case may be, for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or U.S. Base Rate Loans;

(d)	if there is one Lender, 9:00 a.m. (Calgary time) on the proposed Drawdown Date or Conversion Date, as the case may be, for Drawdowns of or Conversions into Canadian Prime Rate Loans and/or U.S. Base Rate Loans; provided that, notwithstanding the foregoing, for any proposed Drawdown of or Conversion into Canadian Prime Rate Loans and/or U.S. Base Rate Loans where the amounts of the requested Loans are in excess of $20,000,000 (in the aggregate, in the currency thereof), the relevant Drawdown Notice or Conversion Notice, as the case may be, shall be delivered not later than 10:00 a.m. (Calgary time) one Banking Day prior to the proposed Drawdown Date or Conversion Date, as the case may be; and

(e)	10:00 a.m. (Calgary time) two Banking Days prior to the proposed Drawdown Date or Rollover Date, as the case may be, for the Drawdown or Rollover of Letters of Credit under the Credit Facility.
2.8 Conversion Option
          Subject to the provisions of this Agreement and except for Letters of Credit, the Borrower may convert the whole or any part of any type of Loan under the Credit Facility into any other type of permitted Loan under the Credit Facility by giving the Agent a Conversion Notice in accordance herewith; provided that:
(a)	Conversions of Libor Loans and Bankers’ Acceptances may only be made on the last day of the Interest Period applicable thereto;

(b)	the Borrower may not convert a portion only or the whole of an outstanding Loan unless both the unconverted portion and converted portion of such Loan are equal to or exceed, in the relevant currency of each such portion, the minimum amounts required for Drawdowns of Loans of the same type as that portion (as set forth in Section 2.5);

(c)	in respect of Conversions of a Loan denominated in one currency to a Loan denominated in another currency, the Borrower shall at the time of the Conversion repay the Loan or portion thereof being converted in the currency in which it was denominated; and

(d)	a Conversion shall not result in an increase in Outstanding Principal; increases in Outstanding Principal may only be effected by Drawdowns.
2.9 Libor Loan Rollovers; Selection of Libor Interest Periods
          At or before 10:00 a.m. (Calgary time) three Banking Days prior to the expiration of each Interest Period of each Libor Loan, the Borrower shall, unless it has delivered a Conversion Notice pursuant to Section 2.8 and/or a Repayment Notice pursuant to Section 2.15 (together with a

Rollover Notice if a portion only is to be converted or repaid; provided that a portion of a Libor Loan may be continued only if the portion which is to remain outstanding is equal to or exceeds the minimum amount required hereunder for Drawdowns of Libor Loans) with respect to the aggregate amount of such Loan, deliver a Rollover Notice to the Agent selecting the next Interest Period applicable to the Libor Loan, which new Interest Period shall commence on and include the last day of such prior Interest Period. If the Borrower fails to deliver a Rollover Notice to the Agent as provided in this Section, the Borrower shall be deemed to have given a Conversion Notice to the Agent electing to convert the entire amount of the maturing Libor Loan into a U.S. Base Rate Loan.
2.10	Rollovers and Conversions Not Repayments
          Any amount converted shall be a Loan of the type converted to upon such Conversion taking place, and any amount rolled over shall continue to be the same type of Loan under the Credit Facility as before the Rollover, but such Conversion or Rollover (to the extent of the amount converted or rolled over) shall not of itself constitute a repayment or a fresh utilization of any part of the amount available under the Credit Facility.
2.11	Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans
          Upon receipt of a Drawdown Notice, Rollover Notice or Conversion Notice with respect to a Canadian Prime Rate Loan, U.S. Base Rate Loan or Libor Loan, the Agent shall forthwith notify the relevant Lenders of the requested type of Loan, the proposed Drawdown Date, Rollover Date or Conversion Date, each Lender’s Rateable Portion of such Loan and, if applicable, the account of the Agent to which each Lender’s Rateable Portion is to be credited.
2.12	Lenders’ and Agent’s Obligations with Respect to Canadian Prime Rate Loans, U.S. Base Rate Loans and Libor Loans
          Each Lender shall, for same day value on the Drawdown Date specified by the Borrower in a Drawdown Notice with respect to a Canadian Prime Rate Loan, a U.S. Base Rate loan or a Libor Loan, credit the Agent’s account specified in the Agent’s notice given under Section 2.1 1 with such Lender’s Rateable Portion of each such requested Loan and for same day value on the same date the Agent shall pay to the Borrower the full amount of the amounts so credited in accordance with any payment instructions set forth in the applicable Drawdown Notice.
2.13	Irrevocability
          A Drawdown Notice, Rollover Notice, Conversion Notice or Repayment Notice given by the Borrower hereunder shall be irrevocable and, subject to any options the Lenders may have hereunder in regard thereto and the Borrower’s rights hereunder in regard thereto, shall oblige the Borrower to take the action contemplated on the date specified therein.
2.14	Optional Cancellation or Reduction of Credit Facility
          The Borrower may, at any time, upon giving at least 3 Banking Days’ prior written notice to the Agent, cancel in full or, from time to time, permanently reduce in part the unutilized portion of the Credit Facility; provided, however, that any such reduction shall be in a minimum amount of Cdn.$5,000,000 and reductions in excess thereof shall be in integral multiples of Cdn.$1,000,000. If the Credit Facility is so reduced, the Commitments of each of the Lenders under the Credit Facility shall be reduced pro rata in the same proportion that the amount of the reduction in the Credit Facility bears to the amount of the Credit Facility in effect immediately prior to such reduction.
2.15 Optional Repayment of Credit Facility
          The Borrower may at any time and from time to time repay, without penalty, to the Agent for the account of the Lenders or, in the case of Letters of Credit return the same to the Agent for cancellation or provide for the funding of, the whole or any part of any Loan owing by it together with accrued interest thereon to the date of such repayment provided that:
(a)	the Borrower shall give a Repayment Notice (executed in accordance with the definition of Officer’s Certificate) to the Agent not later than:
(i)	10:00 a.m. (Calgary time) three Banking days prior to the date of the proposed repayment, for Libor Loans;

(ii)	10:00 a.m. (Calgary time) two Banking days prior to the date of the proposed repayment, for Letters of Credit and Banker’s Acceptances;

(iii)	if there are 2 or more Lenders, 10:00 a.m. (Calgary time) one Banking Day prior to the date of the proposed repayment, for Canadian Prime Rate Loans and U.S. Base Rate Loans; and

(iv)	if there is one Lender, 9:00 a.m. (Calgary time) on the date of the proposed repayment, for Canadian Prime Rate Loans and U.S. Base Rate Loans;
(b)	repayments pursuant to this Section may only be made on a Banking Day;

(c)	subject to the following provisions and Section 2.17, each such repayment may only be made on the last day of the applicable Interest Period with regard to a Libor Loan that is being repaid;

(d)	a Bankers’ Acceptance may only be repaid on its maturity unless collateralized in accordance with Section 2.17(3);

(e)	unexpired Letters of Credit may only be prepaid by the return thereof to the Agent for cancellation or providing funding therefor in accordance with Section 2.17;

(f)	except in the case of Letters of Credit, each such repayment shall be in a minimum amount of the lesser of: (i) the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid and (ii) the Outstanding Principal of all Loans outstanding under the Credit Facility immediately prior to such repayment; any repayment in excess of such amount shall be in integral multiples of the amounts required pursuant to Section 2.5 for multiples in excess of the minimum amounts for Drawdowns; and

(g)	except in the case of Letters of Credit, the Borrower may not repay a portion only of an outstanding Loan unless the unpaid portion is equal to or exceeds, in the relevant currency, the minimum amount required pursuant to Section 2.5 for Drawdowns of the type of Loan proposed to be repaid.
2.16 Mandatory Repayment of Credit Facility
          Subject to Section 12.2 and Article 7, the Borrower shall repay or pay, as the case may be, to the Agent, on behalf of the Lenders, all Loans and other Obligations outstanding under the Credit Facility on or before the Maturity Date.
2.17 Additional Repayment Terms
     (1) If any Libor Loan is repaid on other than the last day of the applicable Interest Period, the Borrower shall, within three Banking Days after notice is given by the Agent, pay to the Agent for the account of the Lenders all costs, losses, premiums and expenses incurred by the Lenders by reason of the liquidation or re deployment of deposits or other funds, or for any other reason whatsoever, resulting in each case from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. Any Lender, upon becoming entitled to be paid such costs, losses, premiums and expenses, shall deliver to the Borrower and the Agent a certificate of the Lender certifying as to such amounts and, in the absence of manifest error, such certificate shall be conclusive and binding for all purposes.
     (2) With respect to the funding of the repayment of unexpired Letters of Credit pursuant to Section 2.15(e) or otherwise hereunder, it is agreed that the Borrower shall provide for the funding in full of the repayment of unexpired Letters of Credit by paying to and depositing with the Agent cash collateral for each such unexpired Letter of Credit equal to the maximum amount thereof; in each case, in the respective currency which the relevant Letter of Credit is denominated; such cash collateral deposited by the Borrower shall be held by the Agent in an interest bearing cash collateral account with interest to be credited to the Borrower at rates prevailing at the time of deposit for similar accounts with the Agent. Such cash collateral accounts shall be assigned to the Agent as security for the obligations of the Borrower in relation to such Letters of Credit and the Security Interest of the Agent thereby created in such cash collateral shall rank in priority to all other Security Interests and adverse claims against such cash collateral. Such cash collateral shall be applied to satisfy the obligations of the Borrower for such Letters of Credit as payments are made thereunder and the Agent is hereby irrevocably directed by the Borrower to so apply any such cash collateral. Amounts held in such cash collateral accounts may not be withdrawn by the Borrower without the consent of the Lenders; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the Borrower so long as no Default or Event of Default is then continuing. If after expiry of the Letters of Credit for which such funds are held and application by the Agent of the amounts in such cash collateral accounts to satisfy the obligations of the Borrower hereunder with respect to the Letters of Credit being repaid, any excess remains, such excess shall be promptly paid by the Agent to the Borrower so long as no Default or Event of Default is then continuing.
          In lieu of providing cash collateral as aforesaid, the Borrower may provide to the Agent irrevocable standby letter or letters of credit in an aggregate amount equal to the aggregate maximum amount of all unexpired Letters of Credit being repaid and for a term which expires not sooner than 10 Banking Days after the expiry of the Letters of Credit in respect of which such letter(s) of credit are provided; such letters of credit shall be denominated and payable in the currency of the relevant unexpired Letters of Credit and shall be issued by a financial institution and on terms and conditions acceptable to each of the Agent and the Fronting Lender, each in its sole discretion. The Agent is hereby irrevocably authorized and directed to draw upon such letters of credit and apply the proceeds of the same to satisfy the obligations of the Borrower for such unexpired Letters of Credit as payments are made by the Agent, the Fronting Lender and the Lenders thereunder.
     (3) With respect to the repayment of unmatured Bankers’ Acceptances pursuant to Section 2.15(d) or otherwise hereunder, it is agreed that the Borrower shall provide for the funding in full of the unmatured Bankers’ Acceptances to be repaid by paying to and depositing with the Agent cash collateral (the “Cash Collateral”) for each such unmatured Bankers’ Acceptances equal to the face amount payable at maturity thereof; such Cash Collateral deposited by the Borrower shall be invested by the Agent in Approved Securities as may be directed in writing by the Borrower from time to time (the “Collateral Investments”), provided that the Borrower shall direct said investments so that they mature in amounts sufficient to period payment of the Obligations for maturing Bankers’ Acceptances on the maturity dates thereof, with interest thereon to be credited to the Borrower. In the event that the Agent is not provided with instructions from the Borrower to make Collateral Investments as provided herein, the Agent shall hold such Cash Collateral in an interest bearing cash collateral account (the “Cash Collateral Account”) at rates prevailing at the time of deposit for similar accounts with the Agent. The (a) Cash Collateral, (b) Cash Collateral Accounts, (c) Collateral Investments, (d) any accounts receivable, claims, instruments or securities evidencing or relating to the foregoing, and (e) any proceeds of any of the foregoing (collectively, the “Outstanding BAs Collateral”) shall be assigned to the Agent as security for the obligations of the Borrower in relation to such Bankers’ Acceptances and the Security Interest of the Agent thereby created in such Outstanding BAs Collateral shall rank in priority to all other Security Interests and adverse claims against such Outstanding BAs Collateral. Such Outstanding BAs Collateral shall be applied to satisfy the obligations of the Borrower for such Bankers’ Acceptances as they mature and the Agent is hereby irrevocably directed by the Borrower to apply any such Outstanding BAs Collateral to such maturing Bankers’ Acceptances. The Outstanding BAs Collateral created herein shall not be released to the Borrower without the consent of the Lenders; however, interest on such deposited amounts shall be for the account of the Borrower and may be withdrawn by the Borrower so long as no Default or Event of Default is then continuing. If, after maturity of the Bankers’ Acceptances for which such Outstanding BAs Collateral is held and application by the Agent of the Outstanding BAs Collateral to satisfy the obligations of the Borrower hereunder with respect to the Bankers’ Acceptances being repaid, any interest or other proceeds of the Outstanding BAs Collateral remains, such interest or other proceeds shall be promptly paid and transferred by the Agent to the Borrower so long as no Default or Event of Default is then continuing.
2.18 Currency Excess
     (1) If the Agent shall determine that the aggregate Outstanding Principal of the outstanding Loans under the Credit Facility exceeds the maximum amount of the Credit Facility (the amount of such excess is herein called the “Currency Excess”), then, upon written request by the Agent (which request shall detail the applicable Currency Excess), the Borrower shall repay an amount of Canadian Prime Rate Loans or U.S. Base Rate Loans under the Credit Facility within (i) if the Currency Excess exceeds Cdn.$500,000, 5 Banking Days, and (ii) in all other cases, 20 Banking Days after receipt of such request, such that, except as otherwise contemplated in Section 2.18(2), the Equivalent Amount in Canadian Dollars of such repayments is, in the aggregate, at least equal to the Currency Excess.
     (2) If; in respect of any Currency Excess, the repayments made by the Borrower have not completely removed such Currency Excess (the remainder thereof being herein called the “Currency Excess Deficiency”), the Borrower shall within the aforementioned 5 or 20 Banking Days, as the case may be, after receipt of the aforementioned request of the Agent, place an amount equal to the Currency Excess Deficiency on deposit with the Agent in an interest bearing account with interest at rates prevailing at the time of deposit for the account of the Borrower, to be assigned to the Agent on behalf of the Lenders by instrument satisfactory to the Agent and to be applied to maturing Bankers’ Acceptances or Libor Loans (converted if necessary at the exchange rate for determining the Equivalent Amount on the date of such application) or held to provide for the funding of unexpired Letters of Credit in accordance with Section 2.17(2) which shall apply, mutatis mutandis. The Agent is hereby irrevocably directed by the Borrower to apply any such sums on deposit to maturing Loans or to satisfy obligations of the Borrower for such Letters off Credit as payments are made thereunder, as the case may be, as provided in the preceding sentence. In lieu of providing funds for the Currency Excess Deficiency, as provided in the preceding provisions of this Section, the Borrower may within the said period of 5 or 20 Banking Days, as the case may be, provide to the Agent an irrevocable standby letter of credit in an amount equal to the Currency Excess Deficiency and for a term which expires not sooner than 10 Banking Days after the date of maturity or expiry, as the case may be, of the relevant Bankers’ Acceptances, Libor Loans or Letters of Credit, as the case may be; such letter of credit shall be issued by a financial institution, and shall be on terms and conditions, acceptable to the Agent in its sole discretion. The Agent is hereby authorized and directed to draw upon such letter of credit and apply the proceeds of the same to Bankers’ Acceptances or Libor Loans as they mature or to satisfy obligations of the Borrower for Letters of Credit as payments are made thereunder. Upon the Currency Excess being eliminated as aforesaid or by virtue of subsequent changes in the exchange rate for determining the Equivalent Amount, then, provided no Default or Event of Default is then continuing, such funds on deposit, together with interest thereon, or such letters of credit shall be returned to the Borrower, in the case of funds on deposit, or shall be cancelled or reduced in amount, in the case of letters of credit.
2.19 Hedging with Lenders and Hedging Affiliates
          If a Lender or Hedging Affiliate enters into a Financial Instrument with the Borrower or a Subsidiary which such Lender or Hedging Affiliate (as the case may be) believes, acting reasonably, and without any actual notice or knowledge to the contrary, is Permitted Hedging, then each such Lender Financial Instrument and the Lender Financial Instrument Obligations under such Financial Instrument shall be secured by the Security equally and rateably with the Obligations, regardless of whether the Borrower has complied herewith (but, for certainty, without in any manner lessening or relieving the Borrower from its obligation to comply therewith).
2.20 Extension of Term Out Date
     (1) In this Section:

“Request for an Offer of Facility Extension” means a written request by the Borrower for the Lenders to issue an offer to the Borrower extending the Term Out Date to a date up to 364 days after acceptance of such offer; and
“Offer of Facility Extension” means a written offer by the Agent, on behalf of the Lenders, to the Borrower to extend the Term Out Date to a date up to 364 days alter acceptance of such offer, and setting forth the terms and conditions on which such extension is offered by the Lenders and may be accepted by the Borrower.
     (2) The Borrower may, at its option and from time to time, by delivering to the Agent an executed Request for an Offer of Facility Extension, request the Lenders to issue an Offer of Facility Extension; provided that such request may not be made more than 90 days or less than 60 days before the then current Term Out Date.
     (3) Upon receipt from the Borrower of an executed Request for an Offer of Facility Extension, the Agent shall forthwith deliver to each Lender a copy of such request, and each Lender shall, within 25 days after the date the Agent receives such request from the Borrower, advise the Agent in writing whether such Lender will offer to extend the Term Out Date and, if so, upon what terms and conditions; provided that, if any Lender shall fail to so advise the Agent within such period, then such Lender shall be deemed to have denied the request of the Borrower. The Agent shall only deliver an Offer of Facility Extension upon the agreement of all of the Lenders, including as to the new terms and conditions, if any, pertaining thereto. The determination of each Lender whether or not to extend the Term Out Date shall he made by each individual Lender in its sole discretion.
     (4) Within 5 days after the expiry of the aforementioned 25 day period, the Agent shall either:
(a)	deliver to the Borrower (with a copy to each Lender) an Offer of Facility Extension executed by the Agent on behalf of the Lenders and specifying the new terms and conditions, if any, upon which the extension of the Term Out Date is offered; or

(b)	notify the Borrower that the request for the issuance of an Offer of Facility Extension has been denied. If the request has been denied, but Lenders having Commitments which, in aggregate, represent more than 66 2/3% of all outstanding Commitments (each, an “Extending Lender”) are in agreement as to the terms and conditions (which may be the existing terms and conditions) upon which they would be prepared to issue an Offer of Facility Extension (the “Extension Terms”), then the Agent shall also advise the Borrower of (i) the Extension Terms, (ii) which Lenders are not in agreement as aforesaid (each, a “Non-Extending Lender”), and (iii) each Non-Extending Lender’s Rateable Portion of the Obligations outstanding under the Credit Facility as at such date.
The failure of the Agent within the aforementioned 5-day period to deliver an Offer of Facility Extension, as provided above, shall be deemed to be notification by the Agent to the Borrower that the Lenders have denied the Borrower’s request.

     (5) If the Agent has delivered to the Borrower an Offer of Facility Extension, such offer shall be open for acceptance by the Borrower until the Banking Day immediately preceding the current Term Out Date. Upon written notice by the Borrower to the Agent accepting an outstanding Offer of Facility Extension and agreeing to the terms and conditions specified therein: (a) the Term Out Date shall be extended to the date up to 364 days (as specified in the Offer of Facility Extension) after acceptance of such offer, and (b) the terms and conditions specified in such offer shall be immediately effective.
     (6) If a request from the Borrower for an Offer of Facility Extension has been denied pursuant to Section 2.20(4), but Lenders having Commitments which, in aggregate, represent 66 2/3 or more of all outstanding Commitments have indicated to the Agent their willingness to issue an Offer of Facility Extension on the Extension Terms, then, by no later than the Banking Day immediately preceding the current Term Out Date and provided that the Borrower has agreed with the Agent to accept an Offer of Facility Extension on the Extension Terms:
(a)	the Borrower may require any Non-Extending Lender to assign (for certainty, without releasing such Lender from its obligations under Section 7.8 to the Fronting Lender unless specifically agreed by the Fronting Lender in accordance herewith) its Commitment, its Rateable Portion of all Loans and other Obligations outstanding under the Credit Facility and all of its rights, benefits and interests under the Documents relating thereto (collectively, the “Assigned Interests”) to (i) any Extending Lenders which have agreed to increase their Commitments and purchase Assigned Interests, and (ii) to the extent the Assigned Interests are not transferred to Extending Lenders, financial institutions selected by the Borrower and acceptable to the Agent and Fronting Lender, each acting reasonably. Such assignments shall be effective upon execution of assignment documentation satisfactory to the relevant Non-Extending Lender, the assignee, the Borrower, Fronting Lender and the Agent (each acting reasonably), upon payment to the relevant Non-Extending Lender (in immediately available binds) by the relevant assignee of an amount equal to its Rateable Portion of all Obligations being assigned and all accrued but unpaid interest and fees hereunder in respect of those portions of the Loans and Commitments being assigned, upon payment by the relevant assignee to the Agent (for the Agent’s own account) of the recording fee contemplated in Section 16.6, and upon provision satisfactory to the Non-Extending Lender (acting reasonably) being made for (i) payment at maturity of outstanding Bankers’ Acceptances accepted by it, (ii) indemnity in respect of its share of outstanding Letters of Credit or release by the Fronting Lender of its obligations in respect thereof and (iii) any costs, losses, premiums or expenses incurred by such Non-Extending Lender by reason of the liquidation or re deployment of deposits or other funds in respect of Libor Loans outstanding hereunder. Upon such assignment and transfer, the Non-Extending Lender shall have no further right, interest, benefit or obligation in respect of the Credit Facility (except as provided in Section 7.8) and the assignee thereof shall succeed to the position of such Lender as if the same was an original party hereto in the place and stead of such Non-Extending Lender and shall be deemed to be an Extending Lender on the Extension Terms; for such purpose, to the extent that the assignee is not already a party hereto, the assignee shall execute and deliver an Assignment Agreement and such other documentation as may be reasonably required by the Agent and the Borrower to confirm its agreement to be bound by the provisions hereof and to give effect to the foregoing; and

(b)	to the extent that any Non-Extending Lender has not assigned its rights and interests to an Extending Lender or other financial institution as provided in subparagraph (a) above, the Borrower may, notwithstanding any other provision hereof, repay the Non-Extending Lender’s Rateable Portion of all Loans outstanding under the Credit Facility, together with all accrued but unpaid interest and fees thereon with respect to its Commitment, without making corresponding repayment to the Extending Lenders upon which the Borrower may cancel such Non-Extending Lender’s Commitment. Upon completion of the foregoing, such Non-Extending Lender shall have no further right, interest, benefit or obligation in respect of the Credit Facility (except as provided in Section 7.8) and the Credit Facility shall be reduced by the amount of such Lender’s cancelled Commitment.
     (7) If all of the Commitments of and all Obligations outstanding under the Credit Facility to each Non-Extending Lender have been assigned, fully paid or cancelled, as the case may be, in accordance with the foregoing provisions of Section 2.20(6) by no later than the Banking Day immediately preceding the then current Term Out Date, then the Agent shall be deemed to have issued an Offer of Facility Extension to the Borrower which the Borrower accepted upon completion of the foregoing in accordance with Section 2.20(6) and the Term Out Date shall be extended to the date up to 364 days (as specified in the Extension Terms) after the date of such completion on and subject to the Extension Terms; if not, then the current Term Out Date shall not be extended and the Extending Lenders and the Non-Extending Lenders shall remain as Lenders under the Credit Facility (subject to the other relevant provisions hereof).
     (8) This Section shall apply from time to time to facilitate successive extensions and requests for extension of the Term Out Date. The Borrower shall not be entitled to request any action or give any notice under this Section at any time when a Default or an Event of Default shall have occurred and be continuing.
2.21 Hostile Acquisitions
     (1) In the event the Borrower wishes to utilize proceeds of one or more Loans under the Credit Facility to, or to provide funds to any Subsidiary, Affiliate or other person to, finance an offer to acquire (which shall include an order to purchase securities, solicitation of an offer to sell securities, an acceptance of an offer to sell securities, whether or not the offer to sell was solicited, or any combination of the foregoing) outstanding securities of any person (the “Target”) which constitutes a “take-over bid” pursuant to applicable corporate or securities legislation (in any case, a “Takeover”), then either:
(a)	prior to or concurrently with delivery to the Agent of any Drawdown Notice pursuant to Section 2.7 requesting one or more Loans under the Credit Facility, the proceeds of which are to be used to finance such Takeover, the Borrower shall provide to the Agent evidence satisfactory to the Agent (acting reasonably) that the board of directors or like body of the Target, or the holders of all of the securities of the

Target, has or have approved, accepted, or recommended to security holders acceptance of, the Takeover; or

(b)	the following steps shall be followed:
(i)	at least five (5) Banking Days prior to the delivery to the Agent of any Drawdown Notice pursuant to Section 2.7 requesting one or more Loans intended to be used to finance such Takeover, the Borrower shall advise the Agent, who shall promptly advise an appropriate officer of each Lender of the particulars of such Takeover;

(ii)	within three (3) Banking Days of being so advised, each Lender shall notify the Agent of such Lender’s determination as to whether it is willing to finance such Takeover; provided that, in the event such Lender does not so notify the Agent within such three (3) Banking Day period, such Lender shall be deemed to have notified the Agent that it is not willing to finance such Takeover; and

(iii)	the Agent shall promptly notify the Borrower of each such Lender’s determination, and in the event that any Lender has notified or is deemed to have notified the Agent that it is not willing to finance such “Takeover (each, a “Declining Lender”), then the Declining Lenders shall have no obligation to provide Loans to finance such Takeover, notwithstanding any other provision of this Agreement to the contrary; provided, however, that each other Lender (each, a “Financing Lender”) which has advised the Agent it is willing to finance such Takeover shall have an obligation, up to the amount of its Commitment under the Credit Facility, to provide Loans to finance such Takeover, and the Loans to finance such Takeover shall be provided by each Financing Lender in accordance with the ratio, determined prior to the provision of any Loans to finance such Takeover, that the Commitment of such Financing Lender under the Credit Facility bears to the aggregate the Commitments of all the Financing Lenders under the Credit Facility.
     (2) If Loans are used to finance a Takeover and there are Declining Lenders, subsequent Loans under the Credit Facility shall be funded firstly by Declining Lenders and subsequent repayments under the Credit Facility shall be applied firstly to Financing Lenders, in each case, until such time as the proportion that the amount of each Lender’s Outstanding Principal under the Credit Facility bears to the total Outstanding Principal under the Credit Facility is equal to such proportion which would have been in effect but for the application of this Section 2.21.
2.22 Determinations of the Borrowing Base
     (1) The Lenders may from time to time determine the Borrowing Base and the Agent shall deliver to the Borrower a written notice specifying each such determination (each such notice, a “Borrowing Base Notice”). Each determination of the Borrowing Base by the Lenders shall be binding and conclusive for all purposes hereof and shall be effective (i) in the case of an increase in the Borrowing Base, immediately upon receipt by the Borrower of the Borrowing Base Notice specifying the same, (ii) in the case of a decrease in the Borrowing Base resulting from the sale, transfer, assignment or other disposition of P&NG Rights previously included by the Lenders in the determination of the Borrowing Base (including the disposition of a Subsidiary), immediately upon receipt by the Borrower of the Borrowing Base Notice specifying the same, and (iii) in the case of all other decreases in the Borrowing Base, 60 days after receipt by the Borrower of the Borrowing Base Notice specifying the same, in each case until the corning into effect of a subsequent determination of the Borrowing Base. As at the date hereof, the Borrowing Base has been determined by the Lenders to be Cdn.$10,000,000.
     (2) The Borrowing Base shall be determined and re-determined as follows:
(a)	within 60 days after receipt of an Engineering Report pursuant to Section 10.1(e)(vii) or Section 10.1 (e)(viii), as the case may be, the Lenders shall attempt to reach unanimous agreement on a new Borrowing Base;

(b)	if all of the Lenders agree to the amount of the, Borrowing Base within such 60-day period, then the Agent shall deliver a Borrowing Base Notice to the Borrower (with a copy thereof to each Lender) specifying such agreed upon Borrowing Base; and

(c)	if all of the Lenders cannot agree on the amount of the Borrowing Base within such 60-day period, then the Borrowing Base shall be deemed to have been determined by the Lenders as the lowest Borrowing Base amount proposed by a Lender (such Lender, the “Lowest Borrowing Base Lender”) to the Agent and other Lenders by written notice within such period, and promptly after the expiry of such 60-day period the Agent shall deliver a Borrowing Base Notice to the Borrower (with a copy thereof to each Lender) specifying such Borrowing Base.
In addition to and without limiting the foregoing, the Lenders may determine and re-determine the Borrowing Base at any time and from time to lime (in addition to the aforementioned determinations of the Borrowing Base after receipt of an Engineering Report) with the agreement of all Lenders. For certainty, the then current Borrowing Base shall remain in effect unless and until there has been an agreement of all of the Lenders or expiry of the aforementioned 60-day period and determination of the Borrowing Base pursuant to Section 2.22(2)(c).
     (3) If the Borrowing Base has been determined pursuant to Section 2.22(2)(e), the Borrower shall have the right to require the Lowest Borrowing Base Lender to assign its Commitment, its Rateable Portion of all Loans and other Obligations and all of its rights, benefits and interests under the Documents to other Lenders which have agreed to increase their Commitments or to other financial institutions acceptable to the Agent and Fronting Lender, each acting reasonably, and the provisions of Section 2.20(6)(a) shall apply thereto, mutatis mutandis.
2.23 Overdraft / Swingline Loans
     (1) Subject to the following provisions of this Section, overdrafts arising from clearance of cheques or drafts drawn on the Canadian Dollar accounts and United States Dollar accounts of the Borrower maintained with the Overdraft/Swingline Lender, and designated by the Overdraft/Swingline Lender for such purpose, shall be deemed to be outstanding as Canadian Prime Rate Loans and U.S. Base Rate Loans, respectively, under the Credit Facility (each, an “Overdraft/Swingline Loan”) provided solely by the Overdraft/Swingline Lender notwithstanding the definition of Canadian Prime Rate Loan or U.S. Base Rate Loan. For certainty, notwithstanding

Section 2.7 or 2.15, no Drawdown Notice or Repayment Notice need be delivered by the Borrower in respect of Overdraft/Swingline Loans nor shall the requirements of Section 2.5 and 2.15 with respect to the amounts of Drawdowns or repayments apply thereto.
     (2) Except as otherwise specifically provided herein, all references to Canadian Prime Rate Loans and U.S. Base Rate Loans shall include Overdraft/Swingline Loans of the same currency.
     (3) Overdraft/Swingline Loans shall be made by the Overdraft/Swingline Lender alone, without assignment to or participation by the other Lenders (except as provided in this Section). All interest payments and principal repayments of or in respect of Overdraft/Swingline Loans shall be solely for the account of the Overdraft/Swingline Lender and shall be paid by the Borrower directly to the Overdraft/Swingline Lender notwithstanding anything herein to the contrary. Subject to Section 2.23(7), and to Article 13 and Section 14.1, all costs and expenses relating to the Overdraft/Swingline Loans shall be solely for the account of the Overdraft/Swingline Lender.
     (4) The maximum aggregate Outstanding Principal of the Overdraft/Swingline Loans shall be the lesser of:
(a)	Cdn.$1,000,000; and

(b)	the Overdraft/Swingline Lender’s Commitment less the Overdraft/Swingline Lender’s Rateable Portion of all outstanding Syndicated Loans.
     (5) if the Borrower shall request a Syndicated Drawdown and the Overdraft/Swingline Lender’s Rateable Portion of such Drawdown would cause the Overdraft/Swingline Lender’s Rateable Portion of all Syndicated Loans together with the Overdraft/Swingline Loans then outstanding to exceed the Overdraft/Swingline Lender’s Commitment, then the Borrower shall be deemed to have given a Drawdown Notice in respect of the requested Syndicated Drawdown irrevocably directing the Agent to apply the proceeds of such Syndicated Drawdown to the repayment of Overdraft/Swingline Loans to the extent of such excess and the Agent shall make such repayments to the Overdraft/Swingline Lender on behalf of the Borrower on the requested date of such Syndicated Drawdown.
     (6) The Borrower may make repayments of Overdraft/Swingline Loans (together with accrued interest thereon which, if such repayment is not made on the Interest Payment Date, shall be paid on the next Interest Payment Date applicable to Canadian Prime Rate Loans and U.S. Base Rate Loans) from time to time without penalty.
     (7) Notwithstanding anything to the contrary herein contained or to the contrary provisions of Applicable Laws, (a) if an Event of Default occurs or (b) if the Overdraft/Swingline Lender so requires, and there are then outstanding any Overdraft/Swingline Loans, then, effective on the day of notice (each, a “Rebalancing Notice”) to that effect to the Agent and the other Lenders from the Overdraft/Swingline Lender, the Borrower shall be deemed to have requested, and hereby requests, a Drawdown of an amount of Syndicated Loans, by way of Canadian Prime Rate Loans and U.S. Base Rate Loans (as applicable), sufficient to repay the Overdraft/Swingline Loans and accrued and unpaid interest in respect thereof, and on the Banking day immediately following receipt of such notice, the other Lenders shall disburse to the Agent, who shall remit to the

Overdraft/Swingline Lender, their Rateable Portions of such amounts and such amounts shall thereupon be deemed to have been advanced by the Lenders to the Borrower and to constitute Syndicated Loans by way of Canadian Prime Rate Loans or U.S. Base Rate Loans, as the case may be. Such Syndicated Loans shall be deemed to be comprised of principal and accrued and unpaid interest in the same proportions as the corresponding Overdraft/Swingline Loans. If a Lender does not disburse to the Agent for the account of the Overdraft/Swingline Lender its Rateable Portion of any amount under this Section then: (i) such Lender shall purchase participations from the Overdraft/Swingline Lender in such Syndicated Loans (without recourse to the Overdraft/Swingline Lender) for an amount or otherwise effect transactions to achieve the financial results contemplated by this Section, and (ii) for the purpose only of any distributions or payments to the Lenders (and not, for greater certainty, for the purposes of any obligations of the Lenders), including any distribution or payment with respect to the Borrower in the event of any enforcement or realization proceedings or any bankruptcy, winding-up, liquidation, arrangement, compromise or composition, the Commitment of such Lender shall be deemed to be nil and the Commitment of the Overdraft/Swingline Lender shall be increased by the Commitment of such Lender until the amounts owed by the Borrower are outstanding to each Lender in accordance with its Rateable Portion determined without regard to this sentence. If any amount disbursed by a Lender under this Section and deemed to have been advanced to the Borrower must be repaid by the Overdraft/Swingline Lender or by the relevant Lender to the Borrower then no reduction of the Overdraft/Swingline Loans as contemplated above shall be deemed to have occurred, but the Lenders shall purchase participations in the Overdraft/Swingline Loans (without recourse to the Overdraft/Swingline Lender) for an amount or otherwise effect transactions to achieve the financial results contemplated by this Section. The Overdraft/Swingline Lender hereby covenants with the other Lenders that it shall give a Rebalancing Notice to the Agent and the other Lenders on the first Banking Day of each week if the aggregate Outstanding Principal of the Overdraft/Swingline Loans exceeds Cdn.$500,000 as at the close of business on the immediately preceding Banking Day.
     (8) For certainty, it is hereby acknowledged and agreed that the Lenders shall be obligated to advance their Rateable Portion of the Drawdown contemplated by Section 2.23(7), to disburse their Rateable Portion of the Syndicated Loans referenced therein and to purchase participations contemplated by such Section irrespective of:
(a)	whether a Default or Event of Default is then continuing or whether any other condition in Article 3 is met; and

(b)	whether or not the Borrower has, in fact, actually requested such Drawdown (by delivery of a Drawdown Notice or otherwise).
ARTICLE 3 - CONDITIONS PRECEDENT TO DRAWDOWNS
3.1 Conditions for Drawdowns
          On or before each Drawdown hereunder the following conditions shall be satisfied:
(a)	the Agent shall have received a proper and timely Drawdown Notice from the Borrower requesting the Drawdown;

(b)	the representations and warranties set forth in Section 9.1 shall be true and accurate in all respects on and as of the date of the requested Drawdown;

(c)	no Default or Event of Default shall have occurred and be continuing on and as of the date of the requested Drawdown nor shall the Drawdown result in the occurrence of a Default or Event of Default;

(d)	after giving effect to the proposed Drawdown, the Outstanding Principal of all Loans outstanding under the Credit Facility shall not exceed the maximum amount of the Credit Facility; and

(e)	after giving effect to the proposed Drawdown, the Outstanding Principal of all Loans shall not exceed the Borrowing Base then in effect.
3.2 Conditions Precedent to Amendment and Restatement
          This Agreement shall be effective upon, and the Original Agreement shall be amended and restated as herein provided upon, the following conditions being satisfied:
(a)	the Borrower and each of its Material Subsidiaries shall have delivered to the Agent a current certificate of status, compliance or good standing, as the case may be, in respect of its jurisdiction of incorporation, certified copies of its constating documents, by laws and the resolutions authorizing the Documents to which it is a party and the transactions thereunder and an officers’ certificate as to the incumbency of the officers thereof signing the Documents to which it is a party;

(b)	each Material Subsidiary shall have executed and delivered to the Agent a confirmation respecting the Security previously executed and delivered by it or its predecessors, each such Document to be in form and substance satisfactory to the Agent and Lenders’ Counsel;

(c)	the Agent and the Lenders shall have received legal opinions from each of legal counsel to the Borrower and its Subsidiaries and Lenders’ Counsel in form and substance as may be required by the Lenders in their sole discretion;

(d)	no Default or Event of Default shall have occurred and be continuing; the Borrower shall have delivered to the Agent and the Lenders an Officer’s Certificate and other evidence satisfactory to the Agent and the Lenders of the same; and

(e)	(i) the Borrower shall have provided to the Agent a certified copy of the first amending agreement to the Second Lien Credit Agreement (which, inter alia, provides for the issuance of additional Second Lien Debt), which amending agreement shall be in form and substance satisfactory to the Agent and Lenders, acting reasonably, and (ii) the Borrower, the Agent and Credit Suisse First Boston, Toronto Branch, in its capacity as administrative agent and collateral agent for the lenders under the Second Lien Credit Agreement, shall have executed and delivered a first amending agreement to the Intercreditor Agreement in form and substance satisfactory to the Agent and the Lenders.

3.3 Waiver
          The conditions set forth in Sections 3.1 and 3.2 are inserted for the sole benefit of the Lenders and the Agent and may be waived by the Lenders, in whole or in part (with or without terms or conditions) without prejudicing the right of the Lenders or Agent at any time to assert such waived conditions in respect of any subsequent Drawdown.
ARTICLE 4 - EVIDENCE OF DRAWDOWNS
4.1 Account of Record
          The Agent shall open and maintain books of account evidencing all Loans and all other amounts owing by the Borrower to the Lenders hereunder. The Agent shall enter in the foregoing accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the foregoing accounts shall, absent manifest error, constitute prima facie evidence of the obligations of the Borrower to the Lenders hereunder with respect to all Loans and all other amounts owing by the Borrower to the Lenders hereunder. After a request by the Borrower, the Agent shall promptly advise the Borrower of such entries made in the Agent’s books of account.
ARTICLE 5 - PAYMENTS OF INTEREST AND FEES
5.1 Interest on Canadian Prime Rate Loans
          The Borrower shall pay interest on each Canadian Prime Rate Loan owing by it during each Interest Period applicable thereto in Canadian Dollars at a rate per annum equal to the Canadian Prime Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the Agent of the Canadian Prime Rate applicable from time to time during an Interest Period shall, in the absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Canadian Prime Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the Canadian Prime Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.
5.2 Interest on U.S. Base Rate Loans
          The Borrower shall pay interest on each U.S. Base Rate Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum equal to the U.S. Base Rate in effect from time to time during such Interest Period plus the Applicable Pricing Rate. Each determination by the agent of the U.S. Base Rate applicable from time to time during an Interest Period shall, or the absence of manifest error, be prima facie evidence thereof. Such interest shall be payable in arrears on each interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Conversion Date or interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the U.S. Base Rate Loan outstanding during such period and on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. Changes in the U.S. Base Rate shall cause an immediate adjustment of the interest rate applicable to such Loans without the necessity of any notice to the Borrower.
5.3 Interest on Libor Loans
          The Borrower shall pay interest on each Libor Loan owing by it during each Interest Period applicable thereto in United States Dollars at a rate per annum, calculated on the basis of a 360-day year, equal to the Libor Rate with respect to such Interest Period plus the applicable Pricing Rate. Each determination by the agent of the Libor Rate applicable to an Interest Period shall, in true absence of manifest error, be prima facie evidence thereof. Such interest shall accrue daily and shall be payable in arrears on each interest Payment Date for such Loan for the period from and including the Drawdown Date or the preceding Rollover Date, Conversion Date or Interest Payment Date, as the case may be, for such Loan to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of the Libor Loan outstanding during such period and on the basis of the actual number of days elapsed divided by 360.
5.4 Interest Act (Canada)
          Whenever a rate of interest hereunder is calculated on the basis of a year (the “deemed year”) which contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest shall be expressed as a yearly rate for purposes of the Interest Act (Canada) by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.
5.5 Nominal Rates; No Deemed Reinvestment
          The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; all interest payments to be made hereunder shall be paid without allowance or deduction for deemed reinvestment or otherwise, before and after maturity, default and judgment. The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates. Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.
5.6 Standby Fees
     (1) The Borrower shall pay to the Agent for the account of the relevant Lenders a standby fee in Canadian Dollars in respect of the Credit Facility calculated at a rate per annum equal to the Applicable Pricing Rate on the amount, if any, by which the amount of the Outstanding Principal under the Credit Facility (excluding, for the purposes of determining such standby fees, any Overdraft/Swingline Loans) for each day in the period of determination is less than the maximum amount for each such day of the Credit Facility. Fees determined in accordance with this Section shall accrue daily from and after the date hereof and be payable by the Borrower quarterly in arrears and on cancellation in full of the Credit Facility and on the Maturity Date.
     (2) As of: (i) the first day of January, April, July and October in each year, (ii) the date of any cancellation in full of the Credit Facility, and (iii) the Maturity Date, the Agent shall determine the standby fees under this Section in respect of the Credit Facility for the period from and including the date hereof or the date of the immediately preceding determination, as the case may be, to but excluding that date of determination and shall deliver to the Borrower a written request for payment of the standby fees so determined, as detailed therein. The Borrower shall pay to the Agent for the account of the Lenders the standby fees referred to above within 2 Banking Days after receipt of each such written request.
     (3) For certainty, no standby fees shall be payable by the Borrower in respect of any period after the Term Out Date.
5.7 Agent’s Fees
          From and after the date hereof, the Borrower shall pay to the Agent, for its own account, until the Credit Facility has been fully cancelled and all Obligations hereunder have been paid in full, the non-refundable agency fees in the amounts specified in the Agency Fee Agreement.
5.8 Interest on Overdue Amounts
          Notwithstanding any other provision hereof, in the event that any amount due hereunder (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest), if and to the fullest extent permitted by applicable law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is received for value at the required place of payment on the date of such payment), and such interest shall accrue daily, be calculated and compounded monthly and be payable on demand, after as well as before maturity, default and judgment, at a rate per annum that is equal to (i) in respect of amounts due in Canadian Dollars, the rate of interest then payable on Canadian Prime Rate Loans plus 2.0% per annum or (ii) in respect of amounts due in United States Dollars, the rate of interest then payable on U.S. Base Rate Loans plus 2.0% per annum.
5.9 Waiver
          To the extent permitted by applicable law, the covenant of the Borrower to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrower to the Lenders or the Agent and any provision of the Interest Act (Canada) or Judgment Interest Act (Alberta) which restricts any rate of interest set forth herein shall be inapplicable to this Agreement and is hereby waived by the Borrower.
5.10 Maximum Rate Permitted by Law
          No interest or fee to be paid hereunder shall be paid at a rate exceeding the maximum rate permitted by applicable law. In the event that such interest or fee exceeds such maximum rate, such interest or fees shall be reduced or refunded, as the case may be, so as to be payable at the highest rate recoverable under applicable law.

ARTICLE 6 - BANKERS’ ACCEPTANCES
6.1 Bankers’ Acceptances
          The Borrower may give the Agent notice that Bankers’ Acceptances will be required under the Credit Facility pursuant to a Drawdown, Rollover or Conversion.
6.2 Fees
          Upon the acceptance by a Lender of a Bankers’ Acceptance, the Borrower shall pay to the Agent for the account of such Lender a fee in Canadian Dollars equal to the Applicable Pricing Rate calculated on the principal amount at maturity of such Bankers’ Acceptance and for the period of time from and including the date of acceptance to but excluding the maturity date of such Bankers’ Acceptance and calculated on the basis of the number of days elapsed in a year of 365 days.
6.3 Form and Execution of Bankers’ Acceptances
          The following provisions shall apply to each Bankers’ Acceptance hereunder:
(a)	the face amount at maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall be Cdn.$100,000 and integral multiples thereof;

(b)	the term to maturity of each draft drawn by the Borrower to be accepted as a Bankers’ Acceptance shall, subject to market availability as determined by the Lenders, be 1, 2, 3 or 6 months (or such other longer or shorter term as agreed by the Lenders), as selected by the Borrower in the relevant Drawdown, Rollover or Conversion Notice, and each Bankers’ Acceptance shall be payable and mature on the last day of the Interest Period selected by the Borrower for such Bankers’ Acceptance (which, for certainty, pursuant to the definition of “Interest Period” shall be on or prior to the Maturity Date;

(c)	each draft drawn by the Borrower and presented for acceptance by a Lender shall be drawn on the standard form of such Lender in effect at the time; provided, however, that the Agent may require the Lenders to use a generic form of Bankers’ Acceptance, in a form satisfactory to each Lender, acting reasonably, provided by the Agent for such purpose in place of the Lenders’ own forms;

(d)	subject to Section 6.3(e) below, Bankers’ Acceptances shall be signed by duly authorized officers of the Borrower or, in the alternative, the signatures of such officers may be mechanically reproduced in facsimile thereon and Bankers’ Acceptances bearing such facsimile signatures shall be binding on the Borrower as if they had been manually executed and delivered by such officers on behalf of the Borrower; notwithstanding that any person whose manual or facsimile signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Borrower on the date of issuance of a Bankers’ Acceptance, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such Bankers’ Acceptance shall be binding on the Borrower; and

(e)	in lieu of signing Bankers’ Acceptances in accordance with Section 6.3(d) above, the Borrower may provide a Power of Attorney to a Lender; for so long as a Power of Attorney is in force with respect to a given Lender, such Lender shall execute and deliver Bankers’ Acceptances on behalf of the Borrower in accordance with the provisions thereof and, for certainty, all references herein to drafts drawn by the Borrower, Bankers’ Acceptances executed by the Borrower or similar expressions shall be deemed to include Bankers’ Acceptances executed in accordance with a Power of Attorney, unless the context otherwise requires.
6.4 Power of Attorney; Provision of Bankers’ Acceptances to Lenders
     (1) Unless revoked with respect to a given Lender in accordance herewith, the Borrower hereby appoints each Lender, acting by any authorized signatory of the Lender in question, the attorney of the Borrower:
(a)	to sign for and on behalf and in the name of the Borrower as drawer, drafts in such Lender’s standard form which are depository bills as defined in the Depository Bills and Notes Act (Canada) (the “DBNA”), payable to a “clearing house” (as defined in the DBNA) including, without limitation, The Canadian Depository For Securities Limited or its nominee, CDS & Co. (the “clearing house”);

(b)	for drafts which are not depository bills, to sign for and on behalf and in the name of the Borrower as drawer and to endorse on its behalf, Bankers’ Acceptances drawn on the Lender payable to the order of the undersigned or payable to the order of such Lender;

(c)	to fill in the amount, date and maturity date of such Bankers’ Acceptances; and

(d)	to deposit and/or deliver such Banker’s’ Acceptances which have been accepted by such Lender, provided that such acts in each case are to be undertaken by the Lender in question strictly in accordance with instructions given to such Lender by the Borrower as provided in this Section. For certainty, signatures of any authorized signatory of a Lender may be mechanically reproduced in facsimile on Bankers’ Acceptances in accordance herewith and such facsimile signatures shall be binding and effective as if they had been manually executed by such authorized signatory of such Lender.
          Instructions from the Borrower to a Lender relating to the execution, completion, endorsement, deposit and/or delivery by that Lender on behalf of the Borrower of Bankers’ Acceptances which the Borrower wishes to submit to the Lender for acceptance by the Lender shall be communicated by the Borrower in writing to the Agent by delivery to the Agent of Drawdown Notices, Conversion Notices and Rollover Notices, as the case may be, in accordance with this Agreement which, in turn, shall be communicated by the Agent, on behalf of the Borrower, to the Lender.

          The communication in writing by the Borrower, or on behalf of the Borrower by the Agent, to the Lender of the instructions set out in the Drawdown Notices, Conversion Notices and Rollover Notices referred to above shall constitute (a) the authorization and instruction of the Borrower to the Lender to sign for and on behalf and in the name of the Borrower as drawer the requested Bankers’ Acceptances and to complete and/or endorse Bankers’ Acceptances in accordance with such information as set out above and (b) the request of the Borrower to the Lender to accept such Bankers’ Acceptances and deposit the same with the clearing house or deliver the same, as the case may be, in each case in accordance with this Agreement and such instructions. The Borrower acknowledges that a Lender shall not be obligated to accept any such Bankers’ Acceptances except in accordance with the provisions of this Agreement.
          A Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to that Lender as provided herein if the Lender reasonably believes such instructions to be genuine. If a Lender accepts Bankers’ Acceptances pursuant to any such instructions, that Lender shall confirm particulars of such instructions and advise the Agent that it has complied therewith by notice in writing addressed to the Agent and served personally or sent by telecopier in accordance with the provisions hereof. A Lender’s actions in compliance with such instructions, confirmed and advised to the Agent by such notice, shall be conclusively deemed to have been in accordance with the instructions of the Borrower.
          This power of attorney may be revoked by the Borrower with respect to any particular Lender at any time upon not less than 5 Banking Days’ prior written notice served upon the Lender in question and the Agent, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Bankers’ Acceptance executed, completed, endorsed, deposited and/or delivered in accordance herewith prior to the time at which such revocation becomes effective.
     (2) Unless the Borrower has provided Powers of Attorney to the Lenders, to facilitate Drawdowns, Rollovers or Conversions of Bankers’ Acceptances, the Borrower shall, upon execution of this Agreement and thereafter from time to time as required by the Lenders, provide to the Agent for delivery to each Lender drafts drawn in blank by the Borrower (pre-endorsed and otherwise in fully negotiable form, if applicable) in quantities sufficient for each Lender to fulfil its obligations hereunder. Any such pre signed drafts which are delivered by the Borrower to the Agent or a Lender shall be held in safekeeping by the Agent or such Lender, as the case may be, with the same degree of care as if they were the Agent’s or such Lender’s property, and shall only be dealt with by the Lenders and the Agent in accordance herewith. No Lender shall be responsible or liable for its failure to make its share of any Drawdown, Rollover or Conversion of Bankers’ Acceptances required hereunder if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide such pre-signed drafts to the Agent (for delivery to such Lender) on a timely basis.
     (3) By 10:00 a.m. (Calgary time) on the applicable Drawdown Date, Conversion Date or Rollover Date, the Borrower shall (a) either deliver to each Lender in Toronto, or, if previously delivered, be deemed to have authorized each Lender to complete and accept, or (b) where the Borrower has previously executed and delivered a Power of Attorney to the Lender, be deemed to have authorized each such Lender to sign on behalf of the Borrower, complete and accept, drafts drawn by the Borrower on such Lender in a principal amount at maturity equal to such Lender’s share of the Bankers’ Acceptances specified by the Borrower in the relevant Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, as notified to the Lenders by the Agent.
6.5 Mechanics of Issuance
     (1) Upon receipt by the Agent of a Drawdown Notice, Conversion Notice or Rollover Notice from the Borrower requesting the issuance of Bankers’ Acceptances, the Agent shall promptly notify the Lenders thereof and advise each Lender of the aggregate face amount of Bankers’ Acceptances to be accepted by such Lender, the date of issue, the Interest Period for such Loan and, whether such Bankers’ Acceptances are to be self marketed by the Borrower or purchased by such Lender for its own account; the apportionment among the Lenders of the face amounts of Bankers’ Acceptances to be accepted by each Lender shall be determined by the Agent by reference and in proportion to the respective Commitments of each Lender, provided that, when such apportionment cannot be evenly made, the Agent shall round allocations amongst such Lenders consistent with the Agent’s normal money market practices.
     (2) Unless the Borrower has elected pursuant to Section 6.5(3) to have each Lender purchase for its own account the Bankers’ Acceptances to be accepted by it in respect of any Drawdown, Rollover or Conversion, on each Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances:
(a)	the Borrower shall obtain quotations from prospective purchasers regarding the sale of the Bankers’ Acceptances and shall accept such offers in its sole discretion;

(b)	by no later than 9:00 a.m. (Calgary time) on such date, the Borrower shall provide the Agent with details regarding the sale of the Bankers’ Acceptances described in (a) above whereupon the Agent shall promptly notify the Lenders of the identity of the purchasers of such Bankers’ Acceptances, the amounts being purchased by such purchasers, the Discount Proceeds and the acceptance fees applicable to such issue of Bankers’ Acceptances (including each Lender’s share thereof);

(c)	each Lender shall complete and accept in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the Borrower and advised by the Agent in connection with such issue, its share of the Bankers’ Acceptances to be issued on such date; and

(d)	in the case of a Drawdown, each Lender shall, on receipt of the Discount Proceeds, remit the Discount Proceeds (net of the acceptance fee payable to such Lender pursuant to Section 6.2) to the Agent for the account of the Borrower; the Agent shall make such funds available to the Borrower for same day value on such date.
     (3) The Borrower may, with respect to the issuance of Bankers’ Acceptances hereunder from time to time, elect in the Drawdown Notice, Conversion Notice or Rollover Notice, as the case may be, delivered in respect of such issuance to have the Lenders purchase such Bankers’ Acceptances for their own account. On each such Drawdown Date, Rollover Date or Conversion Date involving the issuance of Bankers’ Acceptances being so purchased by the Lenders:

(a)	before 9:00 a.m. (Calgary time) on such date, the Agent shall determine the CDOR Rate and shall obtain quotations from each Schedule II Lender or Schedule III Lender of the Discount Rate then applicable to bankers’ acceptances accepted by such Schedule II Lender or Schedule III Lender in respect of an issue of bankers’ acceptances in a comparable amount and with comparable maturity to the Bankers’ Acceptances proposed to be issued on such date;

(b)	on or about 9:00 a.m. (Calgary time) on such date, the Agent shall determine the BA Discount Rate applicable to each Lender and shall advise each Lender of the BA Discount Rate applicable to it;

(c)	each Lender shall complete and accept, in accordance with the Drawdown Notice, Conversion Notice or Rollover Notice delivered by the Borrower and advised by the Agent in connection with such issue, its share of the Bankers’ Acceptances to be issued on such date and shall purchase such Bankers’ Acceptances for its own account at a purchase price which reflects the BA Discount Rate applicable to such issue; and

(d)	in the case of a Drawdown, each Lender shall, for same day value on the Drawdown Date, remit the Discount Proceeds or advance the BA Equivalent Advance, as the case may be, payable by such Lender (net of the acceptance fee payable to such Lender pursuant to Section 6.2) to the Agent for the account of the Borrower; the Agent shall make such funds available to the Borrower for same day value on such date.
     (4) Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it for its own account.
6.6 Rollover, Conversion or Payment on Maturity
     In anticipation of the maturity of Bankers’ Acceptances, the Borrower shall, subject to and in accordance with the requirements hereof, do one or a combination of the following with respect to the aggregate face amount at maturity of all such Bankers’ Acceptances:
(a)	(i) deliver to the Agent a Rollover Notice that the Borrower intends to draw and present for acceptance on the maturity date new Bankers’ Acceptances in an aggregate face amount up to the aggregate amount of the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Agent for the account of the Lenders an additional amount equal to the difference between the aggregate face amount of the maturing Bankers’ Acceptances and the Discount Proceeds of such new Bankers’ Acceptances;

(b)	(i) deliver to the Agent a Conversion Notice requesting a Conversion of the maturing Bankers’ Acceptances to another type of loan under the Credit Facility as the maturing Bankers’ Acceptances and (ii) on the maturity date pay to the Agent for the account of the Lenders an amount equal to the difference, if any, between the aggregate face amount of the maturing Bankers’ Acceptances and the amount of the Loans into which Conversion is requested; or

(c)	on the maturity date of the maturing Bankers’ Acceptances, pay to the Agent for the account of the Lenders an amount equal to the aggregate face amount of such Bankers’ Acceptances.
          If the Borrower fails to so notify the Agent or make such payments on maturity, the Agent shall effect a Conversion into a Canadian Prime Rate Loan of the entire amount of such maturing Bankers’ Acceptances as if a Conversion Notice had been given by the Borrower to the Agent to that effect.
6.7 Restriction on Rollovers and Conversions
          Subject to the other provisions hereof, Conversions and Rollovers of Bankers’ Acceptances may only occur on the maturity date thereof.
6.8 Rollovers
          In order to satisfy the continuing liability of the Borrower to a Lender for the face amount of maturing Bankers’ Acceptances accepted by such Lender, the Lender shall receive and retain for its own account the Discount Proceeds of new Bankers’ Acceptances issued on a Rollover, and the Borrower shall on the maturity date of the Bankers’ Acceptances being rolled over pay to the Agent for the account of the Lenders an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the Discount Proceeds from the new Bankers’ Acceptances, together with the acceptance fees to which the Lenders are entitled pursuant to Section 6.2.
6.9 Conversion into Bankers’ Acceptances
          In respect of Conversions into Bankers’ Acceptances, in order to satisfy the continuing liability of the Borrower to the Lenders for the amount of the converted Loan, each lender shall receive and retain for its own account the Discount Proceeds of the Bankers’ Acceptances issued upon such Conversion, and the Borrower shall on the Conversion Date pay to the Agent for the account of the Lenders an amount equal to the difference between the principal amount of the converted Loan and the aggregate Discount Proceeds from the Bankers’ Acceptances issued on such Conversion, together with the acceptance fees to which the Tenders are entitled pursuant to Section 6.2.
6.10 Conversion from Bankers’ Acceptances
          In order to satisfy the continuing liability of the Borrower to the lenders for an amount equal to the aggregate face amount of the maturing Bankers’ Acceptances converted to another type of Loan, the Agent shall record the obligation of the Borrower to the Lenders as a Loan of the type into which such continuing liability has been converted.
6.11 BA Equivalent Advances
          Notwithstanding the foregoing provisions of this Article, a Non-Acceptance Lender shall, in lieu of accepting Bankers’ Acceptances, make a BA Equivalent Advance. The amount of each BA Equivalent Advance shall be equal to the Discount Proceeds which would be realized from a hypothetical sale of those Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances. To determine the amount of such Discount Proceeds, the hypothetical sale shall be deemed to take place at the BA Discount Rate for such Loan. Any BA Equivalent Advance shall be made on the relevant Drawdown Date, Rollover Date or Conversion Date as the case may be and shall remain outstanding for the term of the relevant Bankers’ Acceptances. Concurrent with the making of a BA Equivalent Advance, a Non-Acceptance Lender shall be entitled to deduct therefrom an amount equal to the acceptance fee which, but for this Section, such Lender would otherwise be entitled to receive as part of such Loan. Subject to Section 6.6, upon the maturity date for such Bankers’ Acceptances, the Borrower shall pay to each Non-Acceptance Lender an amount equal to the face amount at maturity of the Bankers’ Acceptances which, but for this Section, such Lender would otherwise be required to accept as part of such a Drawdown, Conversion or Rollover of Bankers’ Acceptances as repayment of the amount of its BA Equivalent Advance plus payment of the interest accrued and payable thereon to such maturity date.
          All references herein to “Loans” and “Bankers’ Acceptances” shall, unless otherwise expressly provided herein or unless the context otherwise requires, be deemed to include BA Equivalent Advances made by a Non-Acceptance Lender as part of a Drawdown, Conversion or Rollover of Bankers’ Acceptances.
6.12 Termination of Bankers’ Acceptances
          If at any time a Lender ceases to accept bankers’ acceptances in the ordinary course of its business, such Lender shall be deemed to be a Non-Acceptance Lender and shall make BA Equivalent Advances in lieu of accepting Bankers’ Acceptances under this Agreement.
6.13 Borrower Acknowledgements
          In the event that the Borrower is marketing its own Bankers’ Acceptances in accordance with Section 6.5(2), the Borrower hereby agrees that it shall make its own arrangements for the marketing and sale of the Bankers’ Acceptances to be issued hereunder and that the Lender shall have no obligation nor be responsible in that regard. The Borrower further acknowledges and agrees that the availability of purchasers for Bankers’ Acceptances requested to be issued hereunder, as well as all risks relating to the purchasers thereof, are its own risk.
ARTICLE 7 - LETTERS OF CREDIT
7.1 Availability
          Subject to the provisions hereof, the Borrower may require that Letters of Credit be issued under the Credit Facility in accordance with the Drawdown Notices and Rollover Notices of the Borrower; provided that the aggregate Outstanding Principal represented by all outstanding Letters of Credit shall not exceed Cdn. $5,000,000. The issuance of letters of Credit shall constitute Drawdowns or Rollovers (as applicable) hereunder and shall reduce the availability of the Credit Facility by the aggregate Outstanding Principal of Letters of Credit under the Credit Facility.

7.2 Currency, Type, Form and Expiry
          Letters of Credit issued pursuant hereto shall be denominated in Canadian Dollars or United States Dollars and amounts payable thereunder shall be paid in the currency in which the Letter of Credit is denominated. A Letter of Credit issued hereunder shall, at the option of the Borrower (as specified in the relevant Drawdown Notice or Rollover Notice), be issued (a) by the Fronting Lender as a Fronted LC or (b) by the Agent on behalf of the Lenders (each as to their Rateable Portion thereof) as a POA LC. Letters of Credit shall be in a form satisfactory to the Fronting Lender or Agent (as applicable), acting reasonably, and shall have an expiration date not in excess of one year from the date of issue and, in any event, not later than the Maturity Date.
7.3 No Conversion
          Except as provided in Section 7.7, the Borrower may not effect a Conversion of a Letter of Credit.
7.4 POA LC Provisions
     (1) Each POA LC shall be issued by all Lenders as a single multi-Lender letter of credit, but the obligation of each Lender thereunder shall be several, and not joint, based upon its Rateable Portion in effect on the date of issuance of such POA LC. Each POA LC shall include the provisions contained in and shall be substantially in the form of Schedule J annexed hereto; provided that, without the prior written consent of each Lender, no POA LC shall be issued which varies the several and not joint nature of the liability of each Lender thereunder.
     (2) Each POA LC shall be executed and delivered by the Agent in the name and on behalf of, and as attorney-in-fact for, each Lender party to such Letter of Credit. The Agent shall act under each POA LC as the agent of each Lender to:
(a)	receive Drafts and other documents presented by the beneficiary under such POA LC;

(b)	determine whether such Drafts and documents are in compliance with the terms and conditions of such POA LC; and

(c)	notify such Lender and the Borrower that a valid drawing has been made and the date that the related payment under such POA LC is to be made; provided that the Agent (in such capacity) shall have no obligation or liability for any payment to be made under any POA LC, and each POA LC shall expressly so provide.
          Each Lender hereby irrevocably appoints and designates the Agent as its attorney-in-fact, acting through any duly authorized officer of the Agent, to execute and deliver in the name and on behalf of such Lender each POA LC to be issued by such Lender hereunder. Promptly upon the request of the Agent, each Lender will furnish to the Agent such powers of attorney or other evidence as any beneficiary of any POA LC may reasonably request in order to demonstrate that the Agent has the power to act as attorney-in-fact for such Lender to execute and deliver such POA LC. The Borrower and the Lenders agree that each POA LC shall provide that all Drafts and other documents presented thereunder shall be delivered to the Agent and that all payments thereunder shall be made by the Lenders obligated thereon through the Agent at the Agent’s Branch. Each Lender shall be severally liable under each POA LC in proportion to its Rateable Portion on the date of issuance of such POA LC and each POA LC shall specify each Lender’s share of the amount payable thereunder.
     (3) The Borrower and each Lender hereby authorize the Agent to review on behalf of each Lender each Draft and other document presented under each POA LC. The determination of the Agent as to the conformity of any documents presented under a POA LC to the requirements of such POA LC shall, in the absence of the Agent’s gross negligence or wilful misconduct, be conclusive and binding on the Borrower and each Lender. The Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any POA LC. The Agent shall promptly after such examination:
(a)	notify each of the Lenders obligated under such POA LC and the Borrower by telephone (confirmed in writing) of such demand for payment and of each Lender’s share of such payment;

(b)	deliver to each such Lender a copy of each document purporting to represent a demand for payment under such POA LC; and

(c)	notify each lender and the Borrower whether said demand for payment was properly made under such POA LC.
          With respect to any drawing determined by the Agent to have been properly made under a POA LC, each Lender will make a payment under such POA LC in accordance with its liability under such POA LC and this Agreement, such payment to be made to the Agent’s Branch or such other account of the Agent as shall have been most recently designated by it for such purpose by notice to the Lenders. The Agent will make any such payment available to the beneficiary of such POA LC by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any payment by any Lender in respect of any POA LC, the Agent will notify the Borrower of such payment; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lenders with respect to any such payment. The responsibility of the Agent and the Lenders in connection with any Draft presented for payment under any POA LC shall, in addition to any payment obligation expressly provided for in such POA LC, be limited to determining that the documents (including each Draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such POA LC. The Agent shall not be required to make any payment under a POA LC in excess of the amount received by it from the Lenders for such payment.
7.5 Fronted LC Provisions
     (1) The Fronting Lender will exercise and give the same care and attention to each Fronted LC issued by it hereunder as it gives to its other letters of credit and similar obligations, and the Fronting Lender’s sole liability to each Lender shall be to promptly return to the Agent for the account of the Lenders, each Lender’s Rateable Portion of any payments made to the Fronting Lender by the Borrower hereunder (other than the fees and amounts payable to the Fronting Lender for its own account) if the Borrower has made a payment to the Fronting Lender hereunder. Each Lender agrees that, in paying any drawing under a Fronted LC, the Fronting Lender shall not have any responsibility to obtain any document (other than as expressly required by such Fronted LC) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of any person delivering any such document. Neither the Fronting Lender nor any of its representatives, officers, employees or agents shall be liable to any Lender for:
(a)	any action taken or omitted to be taken in connection herewith at the request or with the approval of the Lenders;

(b)	any action taken or omitted to be taken in connection with any fronted LC in the absence of gross negligence or wilful misconduct; or

(c)	the execution, effectiveness, genuineness, validity, or enforceability of any Fronted LC, or any other document contemplated thereby.
          The Fronting Lender shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper person or persons.
     (2) The Borrower and each Lender hereby authorize the Fronting Lender to review on behalf of each Lender each draft and other document presented under each Fronted LC. The determination of the Fronting Lender as to the conformity of any documents presented under a Fronted LC to the requirements of such Fronted LC shall, in the absence of such Fronting Lender’s gross negligence or wilful misconduct, be conclusive and binding on the Borrower and each Lender. The Fronting Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Fronted LC. The Fronting Lender shall promptly after such examination:
(a)	notify the Agent and the Borrower by telephone (confirmed in writing) of such demand for payment;

(b)	deliver to the Agent a copy of each document purporting to represent a demand for payment under such Fronted LC; and

(c)	notify the Agent and the Borrower whether said demand for payment was properly made under such Fronted LC.
7.6 Records
          The Agent and, if applicable, the Fronting Lender in the case of a Fronted LC, shall maintain records showing the undrawn and unexpired amount of each Letter of Credit outstanding hereunder and each Lender’s share of such amount and showing for each Letter of Credit issued hereunder:
(a)	the dates of issuance and expiration thereof;

(b)	the amount thereof; and

(c)	the date and amount of all payments made thereunder.
          The Agent and, if applicable, the Fronting Lender, shall make copies of such records available to the Borrower or any Lender upon its request.
7.7 Reimbursement or Conversion on Presentation
          On presentation of a Letter of Credit and payment thereunder by the Lenders, in the case of a POA LC, or by the Fronting Lender, in the case of a Fronted LC, the Borrower shall (at its option) either forthwith pay to and reimburse the Agent for the account of the Lenders or the Fronting Lender (as applicable) for all amounts paid pursuant to such Letter of Credit or, failing such payment, the Borrower shall be deemed to have effected a Conversion of such Letter of Credit into: (a) a Canadian Prime Rate Loan, in the case of a Letter of Credit denominated in Canadian Dollars, and (b) a U.S. Base Rate Loan, in the case of a Letter of Credit denominated in United States Dollars, in each case, to the extent of the payment by the Lenders or the Fronting Lender (as applicable) thereunder.
7.8 Fronting Lender Indemnity
     (1) If the Fronting Lender makes payment under any fronted LC and the Borrower does not fully reimburse the Fronting Lender on or before the dale of payment, then Section 7.7 shall apply to deem a Loan to be outstanding to the Borrower under this Agreement in the manner herein set out. Each Lender shall, on request by the Fronting Lender, immediately pay to the Fronting Lender an amount equal to such Lender’s Rateable Portion of the amount paid by the Fronting Lender such that each Lender is participating in the deemed Loan in accordance with its Rateable Portion and, for certainty, regardless of whether any Default or Event of Default is then outstanding or whether any other condition to the making of a Loan has been satisfied or not.
     (2) Each Lender shall immediately on demand indemnify the Fronting Lender to the extent of such Lender’s Rateable Portion of any amount paid or liability incurred by the Fronting Lender under each Fronted LC issued by it to the extent that the Borrower does not fully reimburse the Fronting Lender therefor.
     (3) For certainty, the obligations in this Section 7.8 shall continue as obligations of those Lenders who were Lenders at the time when each such Letter of Credit was issued notwithstanding that such Lender may assign its rights and obligations hereunder, unless the Fronting Lender specifically releases such Lender from such obligations in writing.
7.9 Fees and Expenses
     (1) The Borrower shall pay to the Agent, for the account of all Lenders in respect of Letters of Credit issued hereunder, an issuance fee, payable quarterly in arrears on the first Banking Day of each calendar quarter and payable on the Maturity Date or (if applicable) any earlier date on which the Credit Facility is fully cancelled, calculated at a rate per annum equal to the Applicable Pricing Rate and on the average daily amount of each such Letter of Credit for the number of days such Letter of Credit was outstanding for the period from and including the date of issuance or the date of the immediately preceding determination of issuance fees (as the case may be) to but excluding that date of determination, in each ease, in a year of 365 or 366 days, as the case may be;

provided that the minimum issuance fee for each such letter of Credit shall be Cdn.$350 for Letter of Credit denominated in Canadian Dollars and U.S.$350 for Letter of Credit denominated in United States Dollars.
     (2) The Borrower shall pay to the Agent for the account of the Fronting Lender, as a condition precedent to the issuance of any Fronted LC, a fee in advance on the date each Fronted LC is issued calculated at a rate of 0.15% per annum on the amount of each such Fronted LC for the number of days which such Fronted LC will be outstanding in the year of 365 or 366 days, as the case may be, in which the Fronted LC is issued.
     (3) In addition, with respect to all Letters of Credit, the Borrower shall from time to time pay to the Agent or the Fronting Lender, as the case may be, its usual and customary fees and charges (at the then prevailing rates) for the amendment, delivery and administration of letters of credit such as the Letters of Credit and shall pay and reimburse the Agent, the Fronting Lender and the Lenders for any reasonable out-of-pocket costs and expenses incurred in connection with any Letter of Credit, including in connection with any payment thereunder.
7.10 Additional Provisions
     (1) Indemnity and No Lender Liability
          The Borrower shall indemnify and save harmless the Lenders, the Fronting Lender and the Agent against all claims, losses, costs, expenses or damages to the Lenders, the Fronting Lender and the Agent arising out of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder or any action taken by the Lenders, the Fronting Lender or the Agent or any other person in connection therewith, including all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain the issuer of a Letter of Credit or the Agent from accepting or paying any Draft or any amount under any such Letter of Credit, except as a result of the Agent’s, Lenders’ or Fronting Lender’s (as applicable) gross negligence or wilful misconduct. The Borrower also agrees that the Lenders, the Fronting Lender and the Agent shall have no liability to it for any reason in respect of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder or any other action taken by the Lenders, the Fronting Lender or the Agent or any other person in connection therewith, except as a result of the Agent’s, Lenders’ or Fronting Lender’s (as applicable) gross negligence or wilful misconduct.
     (2) No Obligation to Inquire
          The Borrower hereby acknowledges and confirms to each of the Fronting Lender, the Agent and the Lenders that the Fronting Lender, the Agent and the Lenders shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft or request any payment under a Letter of Credit and payment pursuant to a Letter of Credit shall not be withheld by reason of any matters in dispute between the beneficiary thereof and the Borrower. The sole obligation of the Fronting Lender and the Agent and the Lenders with respect to Letters of Credit is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter of Credit and for such purpose the Fronting Lender or Agent, as the case may be, is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Letter of Credit.

          The Fronting Lender, the Agent and the Lenders shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the last sentence of the immediately preceding paragraph and except with respect to their gross negligence or wilful misconduct or payment under a Letter of Credit other than in substantial compliance herewith), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the last sentence of the immediately preceding paragraph and except with respect to their gross negligence or willful misconduct or payment under a Letter of Credit other than in substantial compliance herewith), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a letter of Credit and the Borrower unconditionally assumes all risks with respect to the same. The Borrower agrees that it assumes all risks of the acts or omissions of the beneficiary of any Letter of Credit with respect to the use by such beneficiary of the relevant Letter of Credit. The Borrower further agrees (other than to the extent provided in the last sentence of the immediately preceding paragraph and except with respect to their gross negligence or wilful misconduct or payment under a Letter of Credit other than in substantial compliance herewith) that neither the Agent nor any Lender, including the Fronting Lender, nor any of their respective officers, directors or correspondents will assume liability for, or be responsible for:
(a)	the validity, correctness, genuineness or legal effect of any document or instrument relating to any Letter of Credit, even if such document or instrument should in fact prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged;

(b)	the failure of any document or instrument to bear any reference or adequate reference to any Letter of Credit;

(c)	any failure to note the amount of any Draft on any Letter of Credit or on any related document or instrument; any failure of the beneficiary of any Letter of Credit to meet the obligations of such beneficiary to the Borrower or any other person;

(d)	any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence by mail, facsimile or otherwise, whether or not they are in cipher;

(e)	any inaccuracies in the translation of any messages, directions or correspondence or for errors in the interpretation of any technical terms; or

(f)	any failure by the Agent or any Lender, including the Fronting Lender, to make payment under any Letter of Credit as a result of any law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign court or government or Governmental Authority or as a result of any other cause beyond the control of the Agent or any Lender, including the Fronting Lender, or their respective officers, directors or correspondents.
     (3) Obligations Unconditional
          The obligations of the Borrower hereunder with respect to all Letters of Credit shall be absolute, unconditional and irrevocable and shall not be reduced by any event, circumstance or occurrence, including any lack of validity or enforceability of a Letter of Credit, or any Draft paid or acted upon by the Fronting Lender, the Agent, the Lenders or any of their respective correspondents being fraudulent, forged, invalid or insufficient in any respect (except with respect to their gross negligence or wilful misconduct or payment under a Letter of Credit other than in substantial compliance herewith), or any set-off, defenses, rights or claims which the Borrower may have against any beneficiary or transferee of any Letter of Credit. The obligations of the Borrower hereunder shall remain in full force and effect and shall apply to any alteration to or extension of the expiration date of any Letter of Credit or any Letter of Credit issued to replace, extend or alter any Letter of Credit.
     (4) Other Actions
          Any action, inaction or omission taken or suffered by the Fronting Lender, the Agent or any Lender or by any of their respective correspondents under or in connection with a Letter of Credit or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulation or customs applicable thereto shall be binding upon the Borrower and shall not place the Fronting Lender, the Agent, any Lender or any of their respective correspondents under any resulting liability to the Borrower. Without limiting the generality of the foregoing, the Fronting Lender, the Agent, any Lender and their respective correspondents may receive, accept or pay as complying with the terms of a Letter of Credit, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of or any person or entity acting as a representative or in the place of, such beneficiary or its successors and assigns. The Borrower covenants that it will not take any steps, issue any instructions to the Fronting Lender, the Agent, any Lender or any of their respective correspondents or institute any proceedings intended to derogate from the right or ability of the Fronting Lender, the Agent, any Lender or their respective correspondents to honour and pay any Letter of Credit or any Drafts.
     (5) Payment of Contingent Liabilities
          The Borrower shall pay to the Agent an amount equal to the maximum amount available to be drawn under any unexpired Letter of Credit which becomes the subject of any order, judgment, injunction or other such determination (an “Order”), or any petition, proceeding or other application for any Order by the Borrower or any other party, restricting payment under and in accordance with such Letter of Credit or extending the Fronting Lender’s or Lenders’ liability, as the case may be, under such Letter of Credit beyond the expiration date stated therein; payment in respect of each such Letter of Credit shall be due forthwith upon demand in the currency in which such Letter of Credit is denominated.
          Any amount paid to the Agent pursuant to the preceding paragraph shall be held by the Agent in interest bearing cash collateral accounts (with interest payable for the account of the Borrower at the rates and in accordance with the then prevailing practices of the Agent for accounts of such type) as continuing security for the Obligations and shall, prior to an Event of Default be applied by the Agent against the Obligations for, or (at the option of the Agent) be applied in payment of, such Letter of Credit if payment is required thereunder; after an Event of Default the Agent may apply such amounts, firstly, against any Obligations in respect of the relevant Letter of Credit, and, after satisfaction of such Obligations or expiry of such Letter of Credit, against any other Obligations as it sees fit or as is directed by the Lenders.

          The Agent shall release to the Borrower any amount remaining in the cash collateral accounts after applying the amounts necessary to discharge the Obligations relating to such Letter of Credit, upon the later of:
(a)	the date on which any final and non-appealable order, judgment or other determination has been rendered or issued either terminating any applicable Order or permanently enjoining the Fronting Lender or Lenders, as the case may be, from paying under such Letter of Credit;

(b)	the earlier of:
(i)	the date on which either the original counterpart of such Letter of Credit is returned to the Fronting Lender or Agent, as the case may be, for cancellation or the Fronting Lender or Lenders, as the case may be, is or are released by the beneficiary thereof from any other obligation in respect of such Letter of Credit; and

(ii)	the expiry of such Letter of Credit; and
(c)	if an Event of Default has occurred, the payment and satisfaction of all Obligations and the cancellation or termination of the Credit Facility.
     (6) No Consequential Damages
          Notwithstanding any other provision of the Documents to the contrary, the Fronting Lender, the Agent and the Lenders shall not be liable to the Borrower for any consequential, indirect, punitive or exemplary damages with respect to action taken or omitted to be taken by any of them under or in respect of any Letter of Credit.
     (7) Uniform Customs and Practice
          The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce (the “Uniform Customs”) shall in all respects apply to each Letter of Credit unless expressly provided to the contrary therein and shall be deemed for such purpose to be a part of this Agreement as if fully incorporated herein. In the event of any conflict or inconsistency between the Uniform Customs and the governing law of this Agreement, the Uniform Customs shall, to the extent permitted by applicable law, prevail to the extent necessary to remove the conflict or inconsistency.
7.11 Certain Notices to the Agent with Respect to Letters of Credit
     (1) The Fronting Lender (if other than the Agent) shall forthwith advise the Agent of any payment under, or cancellation of (whether full or partial), any Letter of Credit issued by such Fronting Lender pursuant hereto.
     (2) For certainty, all Rollover Notices requesting a Rollover of a Letter of Credit shall be delivered to the Agent (rather than directly to the Fronting Lender) and, in addition to the other provisions hereof applicable to such a Rollover, no Rollover of a Letter of Credit shall be made unless a Rollover Notice is given to the Agent in accordance with Section 2.7(e).
7.12 Certain LC Provisions If One Lender
          Notwithstanding any other provision hereof to the contrary, if there is only one Lender, then (a) no fees shall be payable to the Fronting Lender pursuant to Section 7.9(2) and (b) no POA LCs shall be used hereunder.
ARTICLE 8 - PLACE AND APPLICATION OF PAYMENTS
8.1 Piece of Payment of Principal, Interest and Fees; Payments to Agent
          All payments of principal, interest, fees and other amounts to be made by the Borrower to the Agent and the Lenders pursuant to this Agreement shall be made to the Agent (for, as applicable, the account of the Lenders or its own account) in the currency in which the Loan is outstanding for value on the day such amount is due, and if such day is not a Banking Day on the Banking Day next following, by deposit or transfer thereof to the accounts of the Agent maintained at the Agent’s Branch and designated by the Agent for such purpose or at such other place as the Borrower and the Agent may from time to time agree. Notwithstanding anything to the contrary expressed or implied in this Agreement, the receipt by the Agent in accordance with this Agreement of any payment made by the Borrower for the account of any of the Lenders shall, insofar as the Borrower’s obligations to the relevant Lenders are concerned, be deemed also to be receipt by such Lenders and the Borrower shall have no liability in respect of any failure or delay on the part of the Agent in disbursing and/or accounting to the relevant Lenders in regard thereto.
8.2 Designated Accounts of the Lenders
          All payments of principal, interest, fees or other amounts to be made by the Agent to the Lenders pursuant to this Agreement shall be made for value on the day required hereunder, provided the Agent receives funds from the Borrower for value on such day, and if such funds are not so received from the Borrower or if such day is not a Banking Day, on the Banking Day next following, by deposit or transfer thereof at the time specified herein to the account of each Lender designated by such Lender to the Agent for such purpose or to such other place or account as the Lenders may from time to time notify the Agent.
8.3 Funds
          Each amount advanced, disbursed or paid hereunder shall be advanced, disbursed or paid, as the case may be, in such form of funds as may from time to time be customarily used in Calgary, Alberta and Toronto, Ontario in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

8.4 Application of Payments
          Except as otherwise agreed in writing by the Lenders, if any Event of Default shall occur and be continuing, all payments made by the Borrower to the Agent and the Lenders shall be applied in the following order:
(a)	to amounts due hereunder as fees other than acceptance fees for Bankers’ Acceptances;

(b)	to amounts due hereunder as costs and expenses;

(c)	to amounts due hereunder as default interest;

(d)	to amounts due hereunder as interest or acceptance fees for Bankers’ Acceptances; and

(e)	to amounts due hereunder as principal (including reimbursement obligations in respect of Bankers’ Acceptances and Letters of Credit).
8.5 Payments Clear of Taxes
     (1) Any and all payments by the Borrower to the Agent or the Lenders hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future Taxes and all liabilities with respect thereto imposed, levied, collected, withheld or assessed by any Governmental Authority or under the laws of any international tax authority imposed on the Agent or the Lenders, or by or on behalf of the foregoing (and, for greater certainty, nothing in this Section 8.5(l) shall make the Borrower liable for any taxes imposed on or measured by the recipient’s overall net income or franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its applicable lending office is maintained or in which its principal office is located). In addition, the Borrower agrees to pay any present or future stamp, transfer, registration, excise, issues, documentary or other taxes, charges or similar levies which arise from any payment made under this Agreement or the Loans or in respect of the execution, delivery or registration or the compliance with this Agreement or the other Documents contemplated hereunder other than taxes imposed on or measured by the recipient’s overall net income and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its applicable lending office is maintained or in which its principal office is located. The Borrower shall indemnify and hold harmless the Agent and the Lenders for the full amount of any Taxes or other amounts paid or payable by the Agent or the Lenders and any liability (including penalties, interest, additions to tax and reasonable out-of-pocket expenses) resulting therefrom or with respect thereto which arise from any payment made under or pursuant to this Agreement or the Loans or in respect of the execution, delivery or registration of, or compliance with, this Agreement or the other Documents other than taxes imposed on or measured by the recipient’s overall net income and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its applicable lending office is maintained or in which its principal office is located.

     (2) If the Borrower shall be required by law to deduct or withhold any amount from any payment or other amount required lo be paid to the Agent or the Lenders hereunder, or if any liability therefor shall be imposed or shall arise from or in respect of any sum payable hereunder, then the sum payable to the Agent or the Lenders hereunder shall be increased as may be necessary so that after making all required deductions, withholdings, and additional income tax payments attributable thereto (including deductions, withholdings or income tax payable for additional sums payable under this provision) the Agent or the Lenders, as the case may be, receive an amount equal to the amount they would have received had no such deductions or withholdings been made or if such additional taxes had not been imposed; in addition, the Borrower shall pay the full amount deducted or withheld for such liabilities to the relevant taxation authority or other authority in accordance with applicable law, such payment to be made (if the liability is imposed on the Borrower) for its own account or (if the liability is imposed on the Agent or the Lenders) on behalf of and in the name of the Agent or the Lenders, as the case may be. If the liability is imposed on the Agent or the Lenders, the Borrower shall deliver to the Agent or the Lenders evidence satisfactory to the Agent or the Lenders, acting reasonably, of the payment to the relevant taxation authority or other authority of the full amount deducted or withheld.
     (3) Each Lender shall use reasonable efforts to contest (to the extent contestation is reasonable) such imposition or assertion of such Taxes and shall reimburse to the Borrower the amount of any reduction of Taxes, to the extent of amounts that have been paid by the Borrower in respect of such Taxes in accordance with this Agreement, as a result of such contestation and, provided that, no Lender shall have any obligation to expend its own funds, suffer any economic hardship or take any action detrimental to its interests (as determined by the relevant Lender in its sole discretion, acting reasonably) in connection therewith unless it shall have received from the Borrower payment therefor or an indemnity with respect thereto, satisfactory to it.
     (4) Each Lender:
(a)	that is not an authorized foreign bank as defined in section 2 of the Bank Act (Canada) represents, warrants and covenants to the Borrower that such Lender is, and shall at all times during the term of this Agreement remain, a resident of Canada for the purposes of the Income Tax Act (Canada);

(b)	that is an authorized foreign bank as defined in section 2 of the Bank Act (Canada) represents, warrants and covenants to the Borrower that such Lender will receive all amounts paid or credited to such Lender under this Agreement in respect of its “Canadian banking business” for purposes of paragraph 212(13.3)(a) of the Income Tax Act (Canada) and, accordingly, such Lender is deemed, and shall at all times during the term of the Agreement remain to be deemed to be, a resident of Canada for purposes of the Income Tax Act (Canada), unless, in either the case of (a) or (b) above, such Lender either: (i) became a Lender as a result of a sale, assignment, transfer or grant made in compliance with Section 16.6 during the continuance of an Event of Default; or (ii) agrees in writing in favour of the Borrower that such Lender shall not be entitled to receive any additional amount under Section 8.5 in respect of, and the Borrower shall be entitled to make withholdings in respect of, withholding tax pursuant to Part XIII of the Income Tax Act (Canada) relating to amounts payable by the Borrower to such Lender hereunder.

8.6 Set Off
     (1) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Loans have been accelerated hereunder), the Agent and each Lender shall have the right (and are hereby authorized by the Borrower) at any time and from time to time to combine all or any of the Borrower’s accounts with the Agent or the Lender, as the case may be, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit whether matured or unmatured, and any other indebtedness at any time held by the Borrower or owing by such Lender or the Agent, as the case may be, to or for the credit or account of the Borrower against and towards the satisfaction of any Obligations owing by the Borrower, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and the Agent and each Lender are hereby authorized to effect any necessary currency conversions at the noon spot rate of exchange announced by the Bank of Canada on the Banking Day before the day of conversion.
     (2) The Agent or the applicable Lender, as the case may be, shall notify the Borrower of any such set off from the Borrower’s accounts within a reasonable period of time thereafter, although the Agent or the Lender, as the case may be, shall not be liable to the Borrower for its failure to so notify.
ARTICLE 9 - REPRESENTATIONS AND WARRANTIES
9.1 Representations and Warranties
          The Borrower represents and warrants as follows to the Agent and to each of the Lenders and acknowledges and confirms that the Agent and each of the Lenders is relying upon such representations and warranties:
(a)	Existence and Good Standing

The Borrower and each Subsidiary is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation or is a partnership or trust validly existing under the laws of the Province of Alberta; each is duly registered in all other jurisdictions where the nature of its property or character of its business requires registration, except for jurisdictions where the failure to be so registered or qualified would not have a Material Adverse Effect, and has all necessary power and authority to own its properties and carry on its business as presently carried on or as contemplated by the Documents.

(b)	Authority

The Borrower and each Subsidiary has full power, legal right and authority to enter into the Documents to which it is a party and do all such acts and things as are required by such Documents to be done, observed or performed, in accordance with the terms thereof.

(c)	Valid Authorization and Execution

The Borrower and each Subsidiary has taken all necessary corporate, partnership and other action (as applicable) of its directors, shareholders, partners, trustees and other persons (as applicable) to authorize the execution, delivery and performance of the Documents to which it is a party and to observe and perform the provisions thereof in accordance with the terms therein contained.

(d)	Validity of Agreement Non-Conflict

None of the authorization, execution or delivery of this Agreement or performance of any obligation pursuant thereto requires or will require, pursuant to applicable law now in effect, any approval or consent of any Governmental Authority having jurisdiction (except such as has already been obtained and are in full force and effect) nor is in conflict with or contravention of (i) the Borrower’s or any Subsidiary’s articles, by laws or other constating documents or any resolutions of directors or shareholders or the provisions of its partnership agreement or declaration of trust or trust indenture (as applicable) or (ii) the provisions of any other indenture, instrument, undertaking or other agreement to which the Borrower or any of its Subsidiaries is a party or by which they or their properties or assets are bound, the contravention of which would have or would reasonably be expected to have a Material Adverse Effect. The Documents when executed and delivered will constitute valid and legally binding obligations of each of the Borrower and each Subsidiary which is a party thereto enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that equitable remedies are only available in the discretion of the court.

(e)	Ownership of Property

The Borrower and each Subsidiary has good and marketable title to its P&NG Rights and P&NG Leases and to its other material property, including the right to extract, produce, take and retain therefrom all Petroleum Substances associated therewith or related thereto, subject to Permitted Encumbrances and to minor defects of title which, individually and in the aggregate, do not materially affect their respective rights of ownership therein, the value thereof or their right or ability to extract, produce, take and retain therefrom all Petroleum Substances associated therewith or related thereto.

(f)	Debt

Neither the Borrower nor any Subsidiary has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which, the Borrower or any Subsidiary is now or may hereafter become liable for any Debt other than Permitted Debt.

(g)	Encumbrances

Neither the Borrower nor any Subsidiary has created, incurred, assumed, suffered to exist, or entered into any contract, instrument or undertaking pursuant to which, any person may have or be entitled to any Security Interest on or in respect of its property and assets or any part thereof except for Permitted Encumbrances.

(h)	No Material Adverse Effect

No event or circumstance has occurred or is continuing which has had or would reasonably be expected to have a Material Adverse Effect.

(i)	No Omissions

The Borrower has made available to the Agent all material information necessary to make any representations, warranties and statements contained in this Agreement not misleading in any material respect, in light of the circumstances in which they are given.

(j)	Non-Default

No Default or Event of Default has occurred or is continuing or would occur following any Drawdown hereunder.

(k)	Financial Condition

The audited and unaudited consolidated financial statements of the Borrower delivered to the Lenders and the Agent pursuant hereto present fairly, in all material respects, the consolidated financial condition of the Borrower as at the date thereof and the results of the consolidated operations thereof for the fiscal year or fiscal quarter (as applicable) then ending, all in accordance with generally accepted accounting principles consistently applied.

(l)	Information Provided

All information, materials and documents, including all throughput and cash flow projections, economic models, engineering data, capital and operating budgets and other information and data:
(i)	prepared and provided to the Agent by the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, in the case of financial projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof; and

(ii)	prepared by persons other than the Borrower or a Subsidiary and provided to the Agent by or on behalf of the Borrower or any Subsidiary in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, to the best of the knowledge of the Borrower after due inquiry, in the case of financial projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof.
(m)	Absence of Litigation

There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries, their property or any of their undertakings and assets, at law, in equity or before any arbitrator or before or by any Governmental Authority having jurisdiction in the premises in respect of which there is a reasonable possibility of a determination adverse to the Borrower or any Subsidiary and which, if determined adversely, would have or would reasonably be expected to have a Material Adverse Effect.

(n)	Compliance with Applicable Laws, Court Orders and Agreements

The Borrower and each of its Subsidiaries and their respective property, businesses and operations are in compliance with all Applicable Laws (including, without limitation, all applicable Environmental haws), all applicable directives, judgments, decrees, injunctions and orders rendered by any Governmental Authority or court of competent jurisdiction, its articles, by laws and other constating documents, all agreements or instruments to which it is a party or by which its property or assets are bound, and any employee benefit plans, except to the extent that failure to so comply would not have and would not reasonably be expected to have a Material Adverse Effect.

(o)	Required Permits in Effect

All Required Permits are in full force and effect, except to the extent that the failure to have or maintain the same in full force and effect would not, when taken in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(p)	Remittances Up to Date

All of the material remittances required to be made by the Borrower and its Subsidiaries to Governmental Authorities have been made, are currently up to date and there are no outstanding arrears, other than those which are being contested by Permitted Contest.

(q)	Environmental
(i)	To the best of the knowledge and belief of the Borrower, after due inquiry, the Borrower, its Subsidiaries and their respective properties, assets and undertakings taken as a whole comply in all respects and the businesses, activities and operations of same and the use of such properties, assets and undertakings and the processes and undertakings performed thereon comply in all respects with all Environmental Laws except to the extent that failure to so comply would not have and would not reasonably be expected to have a Material Adverse Effect; further, the Borrower does not know, and has no reasonable grounds to know, of any facts which result in or constitute or are likely to give rise to non-compliance with any Environmental Laws, which facts or non-compliance have or would reasonably be expected to have a Material Adverse Effect.

(ii)	The Borrower has not received written notice and, except as previously disclosed to the Agent in writing, has no knowledge after due inquiry, of any facts which could give rise to any notice of non-compliance with any Environmental Laws, which non-compliance has or would reasonably be expected to have a Material Adverse Effect and has not received any notice that the Borrower or any of its Subsidiaries is a potentially responsible party for a federal, provincial, regional, municipal or local clean up or corrective action in connection with their respective properties, assets and undertakings where such clean up or corrective action has or would reasonably be expected to have a Material Adverse Effect.
(r)	Taxes

The Borrower and each of its Subsidiaries has duly filed on a timely basis all tax returns required to be filed and have paid all material Taxes which are due and payable, and have paid all material assessments and reassessments, and all other material Taxes, governmental charges, governmental royalties, penalties, interest and fines claimed against them, other than those which are being contested by them by Permitted Contest; they have made adequate provision for, and all required instalment payments have been made in respect of, Taxes payable for the current period for which returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by them or the payment of any Taxes; there are no actions or proceedings being taken by any taxation authority in any jurisdictions where the Borrower or any Subsidiary carries on business to enforce the payment of any Taxes by them other than those which are being contested by them by Permitted Contest.

(s)	Material Subsidiaries

The only Material Subsidiaries of the Borrower are Fort Energy Corp., Fenergy Corp., 981384 Alberta Ltd., 981405 Alberta Ltd. and other Wholly-Owned Subsidiaries of the Borrower which have provided Security in accordance with the Documents.
9.2 Deemed Repetition
          On the date of delivery by the Borrower of a Drawdown Notice to the Agent, and again on the date of any Drawdown made by the Borrower pursuant thereto:

(a)	except those representations and warranties which the Borrower has notified the Agent in writing cannot be repeated for such Drawdown and in respect of which the Lenders have waived in writing (with or without terms or conditions) the application of the condition precedent in Section 3.1(b) for such Drawdown, each of the representations and warranties contained in Section 9.1 shall be deemed to be repeated; and

(b)	the Borrower shall be deemed to have represented to the Agent and the Lenders that, except as has otherwise been notified to the Agent in writing and has been waived in accordance herewith, no event has occurred and remains outstanding which would constitute a Default or an Event of Default nor will any such event occur as a result of the aforementioned Drawdown.
9.3 Other Documents
          All representations, warranties, certifications and statements of the Borrower or any Subsidiary contained in any other Document delivered pursuant hereto or thereto shall be deemed to constitute representations and warranties made by the Borrower to the Agent and the Lenders under Section 9.1 of this Agreement.
9.4 Effective Time of Repetition
          All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof.
9.5 Nature of Representations and Warranties
          The representations and warranties set out in this Agreement or deemed to be made pursuant hereto shall survive the execution and delivery of this Agreement and the making of each Drawdown, notwithstanding any investigations or examinations which may be made by the Agent, the Lenders or Lenders’ Counsel. Such representations and warranties shall survive until this Agreement has been terminated, provided that the representations and warranties relating to environmental matters shall survive the termination of this Agreement.
ARTICLE 10 - GENERAL COVENANTS
10.1 Affirmative Covenants of the Borrower
          So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 16.10) a Majority of the Lenders otherwise consent in writing:
(a)	Punctual Payment and Performance

It shall duly and punctually pay the principal of all Loans, all interest thereon and all fees and other amounts required to be paid by the Borrower hereunder in the manner specified hereunder and the Borrower shall perform and observe all of its obligations under this Agreement and under any other Document to which it is a party.

(b)	Books and Records

It shall keep proper books of record and account in which complete and correct entries will be made of its transactions in accordance with generally accepted accounting principles.

(c)	Maintenance and Operation

It shall do or cause to be done, and will cause each Subsidiary to do or cause to be done, all things necessary or required to have all its properties, assets and operations owned, operated and maintained in accordance with diligent and prudent industry practice and Applicable Laws except to the extent that the failure to do or cause to be done the same would not have and would not reasonably be expected to have a Material Adverse Effect, and at all times cause the same to be owned, operated, maintained and used in compliance with all terms of any applicable insurance policy to the extent necessary to ensure that coverage under any such policy cannot be denied by the insurers thereunder.

(d)	Maintain Existence; Compliance with Legislation Generally; Required Permits

Except as otherwise permitted by Sections 10.2(e) and 10.2(f), the Borrower shall, and shall cause each of its Subsidiaries, to preserve and maintain its corporate, partnership or trust existence (as the case may be) as a corporation, partnership or trust existing under the laws of Canada or any province thereof. The Borrower shall do or cause to be done, and shall cause its Subsidiaries to do or cause to be done, all acts necessary or desirable to comply with all Applicable Laws, except where such failure to comply does not and would not reasonably be expected to have a Material Adverse Effect, and to preserve and keep in full force and effect all Required Permits and all other franchises, licences, rights, privileges, permits and Governmental Authorizations necessary to enable the Borrower and each of its Subsidiaries to operate and conduct their respective businesses in accordance with prudent industry practice, except to the extent that the failure to have any of the same does not and would not reasonably be expected to have a Material Adverse Effect.

(e)	Budgets, Financial Statements, Engineering Reports and Other Information

The Borrower shall deliver to the Agent with sufficient copies for each of the Lenders:
(i)	Annual Capital and Operating Budgets — as soon as available and, in any event, within 120 days after the beginning of each of its fiscal years, a copy of its annual consolidated capital budget and operating budget for the current year (approved by the board of directors of the Borrower).

(ii)	Quarterly Capital and Operating Budgets — as soon as available and, in any event, within 60 days after the beginning of each of its first, second and third fiscal quarters, a copy of its quarterly consolidated capital budget and operating budget for the current fiscal quarter.

(iii)	Annual Financials — as soon as available and, in any event, within 120 days after the end of each of its fiscal years, copies of the Borrower’s audited annual financial statements on a consolidated basis, and, if requested, copies of the unaudited annual financial statements on an unconsolidated basis of each Material Subsidiary, each consisting of a balance sheet, statement of income, statement of cash flows and statement of shareholders’ equity for each such year, together with the notes thereto in the case of the audited annual financial statements, all prepared in accordance with generally accepted accounting principles consistently applied, together with a report and unqualified opinion of the Borrower’s auditors thereon in the case of audited annual financial statements of the Borrower and including any management letters provided by the auditors in connection with such audit;

(iv)	Quarterly Financials — as soon as available and, in any event within 60 days after the end of each of its first, second and third fiscal quarters, copies of each of the Borrower’s unaudited quarterly financial statements on a consolidated basis, in each case consisting of a balance sheet, statement of income, statement of cash flows and statement of shareholders’ equity for each such period all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, all prepared in accordance with generally accepted accounting principles consistently applied;

(v)	Compliance Certificate — concurrently with furnishing the financial statements pursuant to Sections 10.1(e)(iii) and (iv), a Compliance Certificate signed by any one of the president, chief financial officer, vice president — finance or treasurer of the Borrower and stating that, inter alia, the representations and warranties in Section 9.1 are true and accurate in all respects (or, if applicable, specifying those representations and warranties that are not) and that no Default or Event of Default has occurred and is continuing (or, if applicable, specifying those defaults or events notified in accordance with Section 10.1(h) below);

(vi)	Financial Instruments — concurrently with furnishing the financial statements pursuant to Sections 10.1(e)(iii) and (iv), a report on the status of all outstanding Financial Instruments, such report to be in a form and containing such information as may be required by the Lenders, acting reasonably;

(vii)	Dispositions of P&NG Rights — concurrently with furnishing the financial statements pursuant to Sections 10.1(e)(iii) and (iv), a report detailing sales, transfers, assignments or other dispositions of P&NG Rights by the Borrower and its Subsidiaries in the immediately preceding fiscal quarter or fiscal year

(as the case may be), such report to be in a form and containing such information as may be required by the Lenders, acting reasonably;

(viii)	Annual Independent Engineering Report — within 90 days after the end of each of its fiscal years, an Engineering Report, effective as of the immediately preceding December 31, prepared by an Independent Engineer;

(ix)	Semi-Annual Engineering Report — on or prior to September 30 in each year, an Engineering Report, effective as of the end of the immediately proceeding fiscal quarter, in each case prepared by an Independent Engineer; and

(x)	Other — at the request of the Agent, such other information, reports, engineering data, certificates, projections of income and cash flow or other matters affecting the business, affairs, financial condition, property or assets of the Borrower or the business, affairs, financial condition, property or assets of any of its Subsidiaries as the Agent may reasonably request.
(f)	Rights of Inspection

At any reasonable time and from time to time upon reasonable prior notice, the Borrower shall permit the Agent and any Lender or any representative thereof (at the expense of the Borrower during the continuance of a Default or Event of Default and, otherwise, at the expense of the Agent or such Lender, as applicable) to (i) examine and make copies of and abstracts from the records and books of account of the Borrower or any of its Subsidiaries, (ii) visit and inspect the premises and properties of the Borrower or any of its Subsidiaries (in each case at the risk of the Borrower, except for the gross negligence or wilful misconduct of the inspecting party or the failure of any such inspecting party to comply with the Borrower’s or any such Subsidiary’s health and safety requirements, as advised to such inspecting party), and (iii) discuss the affairs, operations, finances and accounts of the Borrower, the Parent or any of the Subsidiaries with any of the officers or directors of the Borrower, the Parent or any of their Subsidiaries or their respective accountants, consultants, engineers or other third parties.

(g)	Notice of Material Litigation

The Borrower shall promptly give written notice to the Agent of any litigation, proceeding or dispute affecting the Borrower or any of its Subsidiaries in respect of a demand or claim in respect of which there is a reasonable possibility of an adverse determination and which if adversely determined would reasonably be expected to result in a liability, obligation or judgment in excess of Cdn.$10,000,000 or to have a Material Adverse Effect, and shall from time to time furnish to the Agent all reasonable information requested by the Agent concerning the status of any such litigation, proceeding or dispute.

(h)	Notice of Default or Event of Default

The Borrower shall deliver to the Agent, as soon as reasonably practicable and in any event no later than 3 Banking Days after becoming aware of (i) a Default or an Event of Default, (ii) a “Default” or “Event of Default” as defined in the Second Lien Credit Agreement or (iii) the occurrence of a similar event or circumstance under any other Debt, an Officer’s Certificate describing in detail such default or such event of default and specifying the steps, if any, being taken to cure or remedy the same.

(i)	Notice of Material Adverse Effect

The Borrower shall, as soon as reasonably practicable, promptly notify the Agent of any event, circumstance or condition that has had or is reasonably likely to have a Material Adverse Effect.

(j)	Notice of Intended Dispositions of Borrowing Base Properties

The Borrower shall provide prior written notice to the Agent of any intended sale, transfer, assignment or other disposition by the Borrower or any Subsidiary of (i) P&NG Rights included by the Lenders in the most recent determination of the Borrowing Base or (ii) any of the assets for which the Independent Engineer has assigned proved developed producing reserves (including the disposition of a Subsidiary holding such P&NG Rights), such notice to be provided by the Borrower to the Agent not less than 10 Banking Days prior to the closing of any such sale, transfer, assignment or other disposition.

(k)	Notice of New Material Subsidiaries

The Borrower shall promptly give written notice to the Agent of the acquisition, creation or existence of each new Material Subsidiary after the date hereof.

(l)	Payment of Royalties, Taxes, Withholdings, etc.

The Borrower shall, and shall cause its Subsidiaries to, from time to time pay or cause to be paid all material royalties, rents, Taxes, rates, levies or assessments, ordinary or extraordinary, governmental fees or dues, and to make and remit all withholdings, lawfully levied, assessed or imposed upon the Borrower or its Subsidiaries or any of the assets of the Borrower or its Subsidiaries, as and when the same become due and payable, except when and so long as the validity of any such material royalties, rents, faxes, rates, levies, assessments, fees, dues or withholdings is being contested by the Borrower or its Subsidiaries by a Permitted Contest.

(m)	Payment of Preferred Claims

The Borrower shall, and shall cause its Subsidiaries to, from time to time pay when due or cause to be paid when due all material amounts related to wages, workers’ compensation obligations, government royalties or pension fund obligations and any other amount which may result in a lien, charge, Security interest or similar encumbrance against the assets of the Borrower or such Subsidiary arising under statute or regulation, except when and so long as the validity of any such material amounts or other obligations is being contested by the Borrower or its Subsidiaries by a Permitted Contest.

(n)	Environmental Covenants
(i)	Without limiting the generality of Section 10.1(d) above, the Borrower shall, and shall cause its Subsidiaries and any other party acting under their direction to, conduct their business and operations so as to comply at all times with all Environmental Laws if the consequence of a failure to comply, either alone or in conjunction with any other such non-compliances, would have or would reasonably be expected to have a Material Adverse Effect.

(ii)	If the Borrower or its Subsidiaries shall:
(A)	receive or give any notice that a violation of any Environmental Law has or may have been committed or is about to be committed by the same, and if such violation has or would reasonably be expected to have a Material Adverse Effect;

(B)	receive any notice that a complaint, proceeding or order has been filed or is about to be filed against the same alleging a violation of any Environmental Law, and if such violation would reasonably be expected to have a Material Adverse Effect; or

(C)	receive any notice requiring the Borrower or a Subsidiary, as the case may be, to take any action in connection with the Release of Hazardous Materials into the environment or alleging that the Borrower or the Subsidiary may be liable or responsible for costs associated with a response to or to clean up a Release of Hazardous Materials into the environment or any damages caused thereby, and if such action or liability has or would reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly provide the Agent with a copy of such notice and shall, or shall cause its Subsidiary to, furnish to the Agent from time to time all reasonable information requested by the Agent relating to the same.
(o)	Use of Loans

The Borrower shall use all Loans and the proceeds thereof solely for the purposes set forth in Section 2.3 hereof.

(p)	Required Insurance

The Borrower shall, and shall cause each of its Subsidiaries to, maintain, with responsible and reputable insurers, insurance with respect to their respective properties and business and against such casualties and contingencies and in such types and such amounts as shall be in accordance with prudent business practices for corporations of the size and type of business and operations as the Borrower and its Subsidiaries.

(q)	Compliance With P&NG Leases

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the P&NG Leases relating to P&NG Rights, except where failure to so comply does not have and would not reasonably be expected to have a Material Adverse Effect.

(r)	Notice of Exercise of Put Right

The Borrower shall provide to the Agent promptly, but in any event within 2 Banking Days, after the giving or receipt by the Borrower of the same, a copy of any notice given or received by the Borrower in connection with the exercise of the TD Capital/Blackstone Put Rights.

(s)	Certain Notices in Respect of the Second Lien Debt:

The Borrower shall provide to the Agent:
(i)	Prepayment of the Second Lien Debt — promptly, but in any event within 2 Banking Days, after the giving or receipt by the Borrower of the same, a copy of any notice given or received by the Borrower pursuant to Section 2.04 of the Second Lien Credit Agreement; and

(ii)	Notice of Proposed Amendments — not less than 10 Banking Days prior written notice of any proposed alteration, amendment, modification or supplement to, or restatement of, the Second Lien Credit Agreement or the other Second Lien Loan Documentation (or any waiver or consent to like effect), which notice shall include a copy of such proposed alteration, amendment, modification, supplement, restatement, waiver or consent.
10.2 Negative Covenants of the Borrower
          So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and the Agent that, unless (subject to Section 16.10) a Majority of the Lenders otherwise consent in writing:
(a)	Change of Business

The Borrower shall not, and shall not permit any Subsidiary to, change in any material respect the nature of its business or operations from the types of businesses and operations carried on by the Borrower and its Subsidiaries on the date hereof.

(b)	Negative Pledge

The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, issue, incur, assume or permit to exist any Security Interests on any of their property, undertakings or assets other than Permitted Encumbrances.

(c)	No Dissolution

The Borrower shall not, nor shall it permit any of its Subsidiaries to, liquidate, dissolve or wind up or take any steps or proceedings in connection therewith except, in the case of Subsidiaries, where the successor thereto or transferee thereof is the Borrower or another Wholly-Owned Subsidiary of the Borrower.

(d)	Limit on Sale of Assets

Except far Permitted Dispositions, the Borrower shall not, and shall not permit its Subsidiaries to:
(i)	sell, transfer or otherwise dispose of any of their respective property or assets during the continuance of a Default or Event of Default; or

(ii)	have Net Dispositions in any period of twelve consecutive months, whether in one or a series of transactions, which, are in excess of the Threshold Amount, unless the proceeds in excess of such limit shall either be:
(A)	applied to permanently repay and reduce the Obligations and the Credit Facility shall be permanently reduced by the principal amount of the Obligations so repaid; or

(B)	deposited into a Cash Collateral Account with the Agent until all monies therein are thereafter applied on account of Eligible Reinvestments;
or any combination of the foregoing with respect to all such excess proceeds.
(e)	Limitation on Debt

The Borrower shall not have or incur, or permit any Subsidiary to have or incur, any Debt other than Permitted Debt.

(f)	Limitation on Investment

The Borrower shall not, nor shall it permit any Subsidiary to, make Investments other than:
(i)	Investments in P&NG Rights located in the Western Canadian sedimentary basin;

(ii)	Investments in persons which are, or immediately after the making of such Investment would be, Subsidiaries and (A) whose property, assets or undertakings are principally located in the Provinces of Alberta, British Columbia, Saskatchewan or Manitoba or the Yukon Territory or the Northwest Territories and (B) whose property, assets or undertakings are principally in the Oil & Gas Business;

(iii)	acquisitions of property, assets or undertakings (A) principally located in the Provinces of Alberta, British Columbia, Saskatchewan or Manitoba or the Yukon Territory or the Northwest Territories and (B) which are principally in the Oil & Gas Business;

(iv)	Investments by the Borrower of up to Cdn.$3,000,000, in the aggregate, in Ammonite Assets Inc.;

(v)	Investments consisting of Financial Assistance permitted under Section 10.2(h);

(vi)	Investments in Cash Equivalents;

(vii)	subject to Section 10.2(m)(ii), Investments made in connection with any exercise of the TD Capital/Blackstone Put Rights; and

(viii)	other Investments not to exceed, in the aggregate in any calendar year, Cdn.$5,000,000.
(g)	Limits on Distributions

Except for Excluded Distributions (but subject to Section 10.2(m)(ii)), the Borrower shall not make or permit any Subsidiary to make any Distributions:
(i)	in excess, in the aggregate, of Cdn.$3,000,000 in any fiscal year of the Borrower for general corporate expenses of the Parent incurred in the normal course of its business and for certainty, not for dividends or for payments or other distributions to Related Parties other than as permitted hereunder;

(ii)	which would have or would reasonably be expected to have a Material Adverse Effect or would adversely affect or impair the ability or capacity of the Borrower or a Subsidiary to pay or fulfill any of the Obligations or Financial Instrument Obligations under any Lender Financial Instruments; or

(iii)	at any time after receipt of a Borrowing Base Notice which indicates a Borrowing Base Shortfall unless and until the Borrower has repaid Loans to the extent necessary to completely eliminate the Borrowing Base Shortfall indicated in such notice.
Notwithstanding the foregoing or any other provision of the Documents to the contrary and in addition thereto, the Borrower shall not make or permit any

Subsidiary to make any Distributions during the continuance of a Default or Event of Default or if a Default or Event of Default would result therefrom.

In addition to the foregoing, the Borrower shall not make any Drawdown under the Credit Facility to fund (in whole or in part) any Distributions if, after giving effect to any such Drawdown, the Outstanding Principal would exceed the Borrowing Base set forth in the most recently delivered Borrowing Base Notice (for certainty, whether the determination of the Borrowing Base set forth in such Borrowing Base Notice is yet in effect pursuant to Section 2.22 or not).

(h)	Limit on Financial Assistance

The Borrower and its Subsidiaries shall not provide any Financial Assistance to or in favour of any person except:
(i)	in favour of the Agent, the Lenders and their respective Hedging Affiliates for or in respect of the Obligations or Lender Financial Instrument Obligations;

(ii)	in favour of the holders of the Second Lien Debt;

(iii)	for the benefit of the Borrower, a Guarantor or a Wholly-Owned Subsidiary in connection with Permitted Debt other than Subordinated Debt;

(iv)	in favour of the Borrower or a Wholly-Owned Subsidiary;

(v)	for Investments permitted pursuant to Section 10.2(f); and

(vi)	to a maximum, in the aggregate at any time, of Cdn.$5,000,000 (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency).
(i)	No Financial Instruments Other Than Permitted Hedging

The Borrower and its Subsidiaries shall not enter into, transact or have outstanding any Financial Instruments or Financial Instrument Obligations other than Permitted Hedging.

(j)	Non-Arm’s Length Transaction

Except in respect of transactions between or among the Borrower and/or one or more of its Wholly-Owned Subsidiaries, the Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or transaction whatsoever, including for the sale, purchase, lease or other dealing in any property or the provision of any services (other than office and administration services provided in the ordinary course of business), with any Related Party except upon fair and reasonable terms, which terms are not less favourable to the Borrower or a Subsidiary than it would obtain in an arm’s length transaction and, if applicable, for consideration which equals the fair market value of such property or other than at a fair market rental as regards leased property; provided that, with respect to an agreement relating to the executive compensation of an officer of the Borrower, such agreement shall be deemed to be on such fair, reasonable and arm’s length terms if such agreement was approved by the Independent Directors at the time such agreement was entered into.

(k)	No Merger, Amalgamation, etc.

The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any transaction whereby all or substantially all or its undertaking, property and assets would become the property of any other person whether by way of reconstruction, reorganization, recapitalization, consolidation, amalgamation, merger, transfer, sale or otherwise except, in the case of Subsidiaries, where the successor thereto or transferee thereof is the Borrower or another Wholly-Owned Subsidiary of the Borrower.

(l)	Second Lien Debt

The Borrower shall not, and shall not permit its Subsidiaries to:
(i)	repay the principal of the Second Lien Debt or any portion thereof: (A) during the continuance of a Default or Event of Default, or (B) during the continuance of a Borrowing Base Shortfall; or

(ii)	alter, amend supplement or modify any or the provisions of the Second Lien Loan Documentation (or provide any waiver or consent to like effect) except in accordance and in a manner consistent with the terms and conditions of the Intercreditor Agreement and Section 10.1(s);
(m)	Put Rights

The Borrower shall not, and shall not permit its Subsidiaries to:
(i)	alter, amend, supplement or modify any of the provisions of the TD Capital/Blackstone Put Rights (or provide any waiver or consent to like effect); or

(ii)	make any payment for, in respect of or owing upon the redemption or other acquisition of shares in the capital of, or warrants to acquire shares in the capital of, the Parent pursuant to the exercise of the TD Capital/Blackstone Put Rights: (A) during the continuance of a Default or Event of Default, (B) during the continuance or a Borrowing Base Shortfall, or (C) if, after giving effect to any such payment, the Outstanding Principal exceeds 60.0% of the Borrowing Base then in effect hereunder; provided that, the Borrower shall be entitled to issue unsecured and unsubordinated promissory notes, with no payments to be made thereunder for one year alter the issuance thereof, in accordance with the provisions of the Warrant Agreement (as in effect on July 8, 2004) in payment of amounts owing upon exercise of the TD Capital/Blackstone Put Rights.
(n)	Borrowing Base

The Borrower shall not permit, at any time, Outstanding Principal to exceed the Borrowing Base then applicable hereunder and the Borrower shall repay Loans from time to time in accordance with Sections 2.15 and 2.17 to the extent required to comply with this Section.
10.3 Financial Covenants
          So long as any Obligation is outstanding or the Credit Facility is available hereunder, the Borrower covenants and agrees with each of the Lenders and Agent that, unless (subject to Section 16.10) a Majority of the Lenders otherwise consent in writing:
(a)	Positive Working Capital

The Borrower shall, at all times, have Positive Working Capital.

(b)	Minimum TNW

The Borrower shall, at all times, have Tangible Net Worth which is greater than or equal to the Minimum TNW.
10.4 Agent May Perform Covenants
          If the Borrower tails to perform any covenants on its part herein contained, subject to any consents or notice or cure periods required by Section 12.1, the Agent may give notice to the Borrower of such failure and if such covenant remains unperformed, the Agent may, in its discretion but need not, perform any such covenant capable of being performed by the Agent and if the covenant requires the payment or expenditure of money, the Agent may, upon having received approval of all Lenders, make such payments or expenditure and all sums so expended shall be forthwith payable by the Borrower to the Agent on behalf of the Lenders and shall bear interest at the applicable interest rate provided in Section 5.8 for amounts due in Canadian Dollars or United States Dollars, as the case may be. No such performance, payment or expenditure by the Agent shall be deemed to relieve the Borrower of any default hereunder or under the other Documents.
ARTICLE 11 - SECURITY
11.1 Security on all Assets
     (1) The Obligations and Lender Financial Instrument Obligations shall be secured, equally and rateably, by first priority, perfected Security Interests on, to and against all present and future property, assets and undertaking of the Borrower and each of its Material Subsidiaries.
     (2) The Borrower shall execute and deliver Security in the forms of Schedules H-1, H-2 and H-3 annexed hereto and shall cause each of its Material Subsidiaries to execute and deliver

Security in the forms of Schedules H-4, H-5, H-6 and H-7 annexed hereto, in each case with such modifications and insertions as may be required by the Agent, acting reasonably.
     (3) The Borrower (i) shall, as soon as reasonably practicable, give written notice to the Agent of the acquisition, creation or existence of each Material Subsidiary created or acquired after the date hereof, together with such other information as the Agent may reasonably require, and (ii) shall promptly, and in any event within 10 Banking Days of such acquisition, creation or existence, cause each new Material Subsidiary to promptly execute and deliver to the Agent the Security contemplated hereby (together with a certified copy of its constating documents and a legal opinion in form and substance satisfactory to the Agent, acting reasonably).
     (4) The Borrower shall ensure that at all times, at least 95%, of the consolidated assets of the Borrower shall be legally, beneficially and directly owned by the Borrower and Material Subsidiaries which have provided Security hereunder; and if at any time less than 95% of the consolidated assets of the Borrower shall be legally, beneficially and directly owned by the Borrower and Material Subsidiaries which have provided Security hereunder, the Borrower shall promptly, and in any event within 10 Banking Days after any such occurrence, designate another Subsidiary which is not then a Material Subsidiary to be a Designated Material Subsidiary pursuant hereto to the extent required to ensure that after such designation, 95%, or more of the consolidated assets of the Borrower shall be legally, beneficially and directly owned by the Borrower and Material Subsidiaries which have provided Security hereunder.
          The Borrower shall from time to time, by notice in writing to the Agent (together with reasonable particulars which demonstrate compliance with the foregoing covenant), be entitled to designate that either:
(a)	a Subsidiary which is not a Material Subsidiary shall become a Designated Material Subsidiary; or

(b)	a Designated Material Subsidiary shall cease to be a Material Subsidiary, provided that the Borrower shall not be entitled to designate that a Designated Material Subsidiary shall cease to be a Material Subsidiary if:
(c)	a Default or an Event of Default has occurred and is continuing;

(d)	a Default or an Event of Default would result from or exist immediately after such a designation; or

(e)	such Designated Material Subsidiary falls within part (a), (b), (c) or (d) of the definition of Material Subsidiary”.
In order to give effect to the foregoing provisions of Section 11.1(3) and this Section 11.1(4), the Borrower shall cause any Material Subsidiary that becomes a Designated Material Subsidiary to promptly execute and deliver Security to the Agent (together with a certified copy of its constating documents and a legal opinion in form and substance satisfactory to the Agent, acting reasonably).

     (5) In addition to the Security described in subsections (1) and (2) of this Section 11.1, the Borrower shall execute and deliver, or shall cause to be executed and delivered, all such guarantees and mortgages, debentures, pledge agreements, assignments and other security agreements as may be required by the Majority of the Lenders, acting reasonably (each in form and substance satisfactory to the Majority of the Lenders) in order to, or to more effectively, charge in favour of the Agent or grant Security Interests in favour of the Agent on and against all of the undertaking, assets and property (real or personal, tangible or intangible, present or future and of whatsoever nature and kind) of the Borrower and its Material Subsidiaries as continuing collateral security for the payment and performance by the Borrower of all Obligations and Lender Financial Instrument Obligations. Notwithstanding the foregoing, and for greater certainty, the Borrower and its Subsidiaries shall not be obligated by this Section 11.1(5) to provide fixed charges on or against their P&NG Rights (but this sentence shall not restrict the registration, recording or filing of any other Security otherwise provided by the Borrower and its Subsidiaries).
11.2 Registration
          The Borrower shall, at its expense, register, file or record the Security in all offices where such registration, filing or recording is necessary or of advantage to the creation, perfection and preserving of the security applicable to it; provided that the Borrower (as opposed to the Agent and the Lenders or Lenders’ Counsel or another agent thereof on their behalf, in such case at the expense of the Agent and the Lenders except during the continuance of a Default or Event of Default and except where requested by the Agent, acting reasonably) shall not be obligated to register the Security at any land registry offices unless and until the Agent (acting reasonably) requests such registration in writing. The Borrower shall amend and renew such registrations, filings and recordings from time to time as and when required to keep them in full force and effect or to preserve the priority established by any prior registration, filing or recording thereof.
11.3 Forms
          The forms of Security shall have been or be prepared based upon the laws of Canada and Alberta applicable thereto in effect at the date hereof. The Agent shall have the right to require that:
(a)	any such Security be amended to reflect any changes in such laws, whether arising as a result of statutory amendments, court decisions or otherwise, in order to confer upon the Agent the Security Interests intended to be created thereby, and

(b)	the Borrower and its Subsidiaries execute and deliver to the Agent such other and further debentures, mortgages, trust deeds, assignments and security agreements as may be reasonably required to ensure the Agent holds, subject to Permitted Encumbrances, first priority, perfected Security Interests on and against all of the property and assets of the Borrower and its Material Subsidiaries;
except that in no event shall the Agent require that the foregoing be effected if the result thereof would be to grant the Agent or the Lenders greater rights than is otherwise contemplated herein or therein.

11.4 Continuing Security
          Each item or part of the Security shall for all purposes be treated as a separate and continuing collateral security and shall be deemed to have been given in addition to and not in place of any other item or part of the Security or any other security now held or hereafter acquired by the Agent or the Lenders. No item or part of the Security shall be merged or be deemed to have been merged in or by this Agreement or any documents, instruments or acknowledgements delivered hereunder, or any simple contract debt or any judgment, and any realization of or steps taken under or pursuant to any security, instrument or agreement shall be independent of and not create a merger with any other right available to the Lenders or the Agent under any security, instruments or agreements held by it or at law or in equity.
11.5 Dealing with Security
          The Agent, with the consent of all of the Lenders, may grant extensions of time or other indulgences, take and give up securities (including the Security or any part or parts thereof), accept compositions, grant releases and discharges and otherwise deal with the Borrower and other parties and with security (including without limitation, the Security and each part thereof) as the Agent may see fit, without prejudice to or in any way limiting the liability of the Borrower under this Agreement or the other Documents or under any of the Security or any other collateral security.
11.6 Effectiveness
          The Security and the security created by any other Document constituted or required to be created shall be effective, and the undertakings as to the Security herein or in any other Document shall be continuing, whether any Loans are then outstanding or any amounts thereby secured or any part thereof shall be owing before or after, or at the same time as, the creation of such Security Interests or before or after or upon the date of execution of any amendments to this Agreement.
11.7 Release and Discharge of Security
     (1) The Borrower and its Subsidiaries shall not be discharged from the Security or any part thereof, other than to the extent that such Security applies to a Permitted Disposition (in which case the Security shall cease to apply to the subject matter thereof for the benefit of the Agent and the Lenders) except by a written release and discharge signed by the Agent with the prior written consent of the Lenders. If all of the Obligations have been unconditionally and indefeasibly repaid, paid, satisfied and discharged, as the case may be, in full and the Credit Facility has been fully cancelled, then the Agent shall cause it and the Lenders’ interest in the Security to be released and discharged at the expense of the Borrower.
     (2) The Lenders hereby authorize the Agent, upon the written request of the Borrower, to subordinate the Security Interests created by the Security with respect to any property or assets subject to a Permitted Encumbrance described in subparagraph (q) of the definition thereof or release such Security Interests from any property or assets subject to a Permitted Encumbrance described in subparagraph (q) of the definition thereof; provided that, notwithstanding the foregoing, no Security Interests created by the Security shall be subordinated or released by the Agent on, to or with respect to any P&NG Rights or P&NG Leases.

11.8 Transfer of Security
          If The Toronto-Dominion Bonk, in its capacity as Agent, or any successor thereto, in its capacity as Agent ceases to be the Agent (the “Departing Agent”), the Departing Agent shall transfer and assign all of its right, title and interest in its capacity as Agent in and to the Security to the Successor Agent and the provisions of Section 11.2 shall apply, mutatis mutandis, with respect to such assignment and transfer.
11.9 Hedging Affiliates
          Each Lender hereby confirms to and agrees with the Agent and the other Lenders as follows:
(a)	such Lender is, for the purpose of securing the Lender Financial Instrument Obligations owing to or in favour of its Hedging Affiliates pursuant to the Security, executing and delivering this Agreement both on its own behalf and as agent for and on behalf of such Hedging Affiliates;

(b)	the Agent shall be and is hereby authorized by each such Hedging Affiliate (i) to hold the Security on behalf of such Hedging Affiliate as security for the Lender Financial Instrument Obligations owing to or in favour of it in accordance with the provisions of the Documents and (ii) to act in accordance with the provisions of the Documents (including on the instructions or at the direction of the Majority of the Lenders) in all respects with respect to the Security; and

(c)	the Lender Financial Instruments of any such Hedging Affiliate or the Lender Financial Instrument Obligations owing to or in favour of any such Hedging Affiliate shall not be included or taken into account for the purposes of Section 16.10 or (for certainty) in any determination of the Majority of the Lenders or the Lenders which shall be determined solely based upon the Commitments of the Lenders hereunder or the Outstanding Principal owing to the Lenders.
11.10 Security for Hedging with Former Lenders
          If a Lender ceases to be a Lender under this Agreement (a “Former Lender”), all Lender Financial Instrument Obligations owing to such Former Lender and its Hedging Affiliates under Lender Financial Instruments entered into while such Former Lender was a Lender shall remain secured by the Security (equally and rateably) to the extent that such Lender Financial Instrument Obligations were secured by the Security prior to such Lender becoming a Former Lender and, subject to the following provisions of this Section 11.10 and unless the context otherwise requires, all references herein to “Lender Financial Instrument Obligations” shall include such obligations to a Former Lender and its Hedging Affiliates and all references herein to “Lender Financial Instruments” shall include such Financial Instruments with a Former Lender and its Hedging Affiliates. For certainty, any Financial Instrument Obligations under Financial Instruments entered into with a Former Lender or an Affiliate thereof after the Former Lender has ceased to be a Lender shall not be secured by the Security. Notwithstanding the foregoing, no Former Lender or any Affiliate thereof shall have any right to cause or require the enforcement of the Security or any right to participate in any decisions relating to the Security, including any decisions relating to the enforcement or manner of enforcement of the Security or decisions relating to any amendment to, waiver under, release of or other dealing with all or any part of the Security; for certainty, the sole right of a Former Lender and its Affiliates with respect to the Security is to share, on pari passu a basis, in any proceeds of realization and enforcement of the Security.
ARTICLE 12 - EVENTS OF DEFAULT AND ACCELERATION
12.1 Events of Default
          The occurrence of any one or more of the following events (each such event being herein referred to as an “Event of Default”) shall constitute a default under this Agreement:
(a)	Principal Default: if the Borrower fails to pay the principal of any Loan hereunder when due and payable;

(b)	Other Payment Default: if the Borrower flails to pay:
(i)	any interest (including, if applicable, default interest) accrued on any Loan;

(ii)	any acceptance fee with respect to a Bankers’ Acceptance or issuance fee with respect to a Letter of Credit; or

(iii)	any other amount not specifically referred to in paragraph (a) above or in this paragraph (b) payable by the Borrower hereunder;
in each case when due and payable, and such default is not remedied within 3 Banking Days after written notice thereof is given by the Agent to the Borrower specifying such default and requiring the Borrower to remedy or cure the same;

(c)	Certain Covenant Defaults: if the Borrower fails to observe or perform any covenant in Sections 10.2(b) to (f), inclusive, Sections 10.2(1) to (n), inclusive, or Section 10.3;

(d)	Breach of Other Covenants: if the Borrower or a Subsidiary bails to observe or perform any covenant or obligation herein or in any other Document required on its part to be observed or performed (other than a covenant or condition whose breach or default in performance is specifically dealt with elsewhere in this Section) and, after notice has been given by the Agent to the Borrower or Subsidiary specifying such default and requiring the Borrower or Subsidiary to remedy or cure the same, the Borrower or Subsidiary shall fail to remedy such default within a period of 20 Banking Days after the giving of such notice;

(e)	Incorrect Representations: if any representation or warranty made by the Borrower or any Subsidiary herein or in any other Document shall prove to have been incorrect or misleading in any respect on and as of the date made and the facts or circumstances which make such representation or warranty incorrect or misleading are not remedied and the representation or warranty in question remains incorrect or misleading more than 20 Banking Days after the Agent notifies the Borrower of the same;

(f)	Involuntary Insolvency: if a decree or order of a court of competent jurisdiction is entered adjudging the Borrower or a Material Subsidiary a bankrupt or insolvent under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous laws or ordering the winding up or liquidation of its affairs;

(g)	Idem: if any case, proceeding or other action shall be instituted in any court of competent jurisdiction against the Borrower or any Material Subsidiary, seeking in respect of it an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition, proposal or arrangement with creditors, a readjustment of debts, the appointment of trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers with respect to the Borrower or any Material Subsidiary or of all or any substantial part of its assets, or any other like relief in respect of the Borrower or any Material Subsidiary under any bankruptcy or insolvency law and:
(i)	such case, proceeding or other action results in an entry of an order for such relief or any such adjudication or appointment, or

(ii)	such case, proceeding or other action shall continue undismissed, or unstayed and in effect, for any period of 10 consecutive Banking Days;
(h)	Voluntary Insolvency: if the Borrower or any Material Subsidiary makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under the Bankruptcy and Insolvency Act (Canada) or any comparable law, seeks relief under the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) or any other bankruptcy, insolvency or analogous law, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee in bankruptcy, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers of itself or of all or any substantial portion of its assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition, administration or readjustment under any applicable bankruptcy, insolvency, moratorium, reorganization or other similar law affecting creditors’ rights or consents to, or acquiesces in, the filing of such assignment, proposal, relief, petition, proposal, appointment or proceeding;

(i)	Dissolution: except as permitted by Sections 10.2(c) or 10.2(1), if proceedings are commenced for the dissolution, liquidation or winding up of the Borrower or any Material Subsidiary unless such proceedings are being actively and diligently contested in good faith to the satisfaction of the Majority of the Lenders;

(j)	Security Realization: if creditors of the Borrower or any Material Subsidiaries having a Security Interest against or in respect of the property and assets thereof, or any part thereof, realize upon or enforce any such security against such property and assets or any part thereof having an aggregate fair market value in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and such realization or enforcement shall continue in effect and not be released, discharged or stayed within the lesser of 20 Banking Days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

(k)	Seizure: if property and assets of the Borrower and its Material Subsidiaries or any part thereof having an aggregate fair market value in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) are seized or otherwise attached by anyone pursuant to any legal process or other means, including, without limitation, distress, execution or any other step or proceeding with similar effect and such attachment, step or other proceeding shall continue in effect and not be released, discharged or stayed within the lesser of 20 Banking Days and the period of time prescribed under Applicable Laws for the completion of the sale of or realization against the assets subject to such seizure or attachment;

(l)	Judgment: if one or more final judgments, decrees or orders, after available appeals have been exhausted, shall be awarded against the Borrower or any Material Subsidiary for an aggregate amount in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency) and the Borrower has not provided security for any of such judgments, decrees or orders within 20 Banking Days of such judgment, decree or order being awarded;

(m)	Payment Cross-Default: if the Borrower or any of its Material Subsidiaries (or any combination thereof) defaults in the payment when due (whether at maturity, upon acceleration, or otherwise) of Debt or Financial Instrument Obligations thereof in aggregate in excess of the Threshold Amount (or the Equivalent Amount thereof in United States Dollars or the equivalent thereof in any other currency);

(n)	Event Cross-Default: if a default, event of default or other similar condition or event (however described) in respect of the Borrower or any of its Material Subsidiaries (or any combination thereof) occurs or exists under any indentures, credit agreements, agreements or other instruments evidencing or relating to Debt or Financial Instrument Obligations thereof (individually or collectively) in an aggregate amount in excess of the Threshold Amount (or the Equivalent Amount thereof in United Stales Dollars or the equivalent thereof in any other currency) and such default, event or condition has resulted in such Debt or Financial Instrument Obligations becoming, or becoming capable at such time of being declared, due and payable thereunder before it would otherwise have been due and payable (whether or not it is so declared), unless the default, event or condition has been remedied or waived in accordance with the provisions of the relevant indentures, credit agreements, agreements or other instruments;

(o)	Cease to Carry on Business: if the Borrower or any Material Subsidiary ceases to carry on business, except in the case of Material Subsidiaries, in compliance with the Documents;

(p)	Change of Control: if there is a Change of Control;

(q)	Lender Financial Instruments: if a Financial Instrument Demand for Payment has been delivered to the Borrower or any Material Subsidiary and such person fails to make payment thereunder within the time otherwise required for payment thereunder, or if a Termination Event occurs;

(r)	Loss and Priority of Security: except for Permitted Encumbrances, if any of the Security shall cease to be a valid first priority Security Interest against the property, assets and undertaking of the Borrower or any Material Subsidiary as against third parties (and the same is not forthwith effectively rectified or replaced by the Borrower upon becoming aware thereof);

(s)	Invalidity: if any of this Agreement, any Security, the Intercreditor Agreement, the TRC Subordination Agreement or any material provision of any of the foregoing shall at any time for any reason cease to be in lull force and effect, be declared to be void or voidable (and the same is not forthwith effectively rectified or replaced by the Borrower upon becoming aware thereof) or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or any Material Subsidiary or the Borrower, any Material Subsidiary shall deny that it has any or any further liability or obligation thereunder, or at any time it shall be unlawful or impossible for them to perform any of their respective Obligations;

(t)	TRC Subordinated Loan: if: (i) the TRC Subordinated Loan shall cease to be subject to the TRC Subordination Agreement, (ii) the Parent or any Subsidiary thereof fails to observe or perform any covenant or obligation in the TRC Subordination Agreement required on its part to be observed or performed, or (iii) any representation or warranty made by the Parent in the TRC Subordination Agreement shall be proved to have been incorrect or misleading in any respect on and as of the date made;

(u)	Default Under Second Lien Debt: if an “Event of Default” under and as defined in the Second Lien Credit Agreement or any other Second Lien Loan Documentation shall occur or exist and be continuing;

(v)	Second Lien Security Ceases to be Subject to the Intercreditor Agreement: if the Security Interests constituted by any of the Second Lien Loan Documentation shall cease to be subject to the Intercreditor Agreement; or

(w)	Default under Subordinated Debt: if a default, event of default or similar condition or event (however described) shall occur or exist and be continuing under any indenture, credit agreement, agreement, promissory note or other instrument evidencing or relating to any Subordinated Debt.
12.2 Acceleration
          If any Event of Default shall occur and for so long as it is continuing:
(a)	the entire principal amount of all Loans then outstanding from the Borrower and all accrued and unpaid interest thereon,

(b)	an amount equal to the face amount at maturity of all Bankers’ Acceptances issued by the Borrower which are unmatured,

(c)	an amount equal to the maximum amount then available to be drawn under all unexpired Letters of Credit, and

(d)	all other Obligations outstanding hereunder,
shall, at the option of the Agent in accordance with Section 15.11 or upon the request of a Majority of the Lenders, become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are hereby expressly waived by the Borrower). In such event and if the Borrower does not immediately pay all such amounts upon receipt of such notice, either the Lenders (in accordance with the proviso in Section 15.11(i)) or the Agent on their behalf may, in their discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Borrower authorized or permitted by law for the recovery of all the indebtedness and liabilities of the Borrower to the Lenders and proceed to exercise any and all rights hereunder and under the other Documents and no such remedy for the enforcement of the rights of the Lenders shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.
12.3 Conversion on Default
          Upon the occurrence of an Event of Default in respect of the Borrower, the Agent on behalf of the Lenders may convert a Libor Loan owing by the Borrower, to a U.S. Base Rate Loan. Interest shall accrue on each such U.S. Base Rate Loan at the rate specified in Section 5.2 with interest on all overdue interest at the same rate, such interest to be calculated daily and payable on demand.
12.4 Remedies Cumulative and Waivers
          For greater certainty, it is expressly understood and agreed that the rights and remedies of the Lenders and the Agent hereunder or under any other Document are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or by the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which any one or more of-the Lenders and the Agent may be lawfully entitled for such default or breach. Any waiver by, as applicable, the Majority of the Lenders, the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by, as applicable, the Majority of the Lenders, the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Document as a result of any other default or breach hereunder or thereunder.
12.5 Termination of Lenders’ Obligations
          The occurrence of a Default or Event of Default shall relieve the Lenders of all obligations to provide any further Drawdowns, Rollovers or Conversions to the Borrower hereunder; provided that the foregoing shall not prevent the Lenders or the Agent from disbursing money or effecting any Conversion which, by the terms hereof; they are entitled to effect, or any Conversion or Rollover requested by the Borrower and acceptable to the Lenders and the Agent.
12.6 Acceleration of All Lender Obligations
     (1) If a Lender is actually aware of a Termination Event under Lender Financial Instruments to which it is a party or if a Lender has delivered a Financial Instrument Demand for Payment to the Borrower or a Subsidiary, then it shall promptly notify the Agent and other Lenders thereof.
     (2) If:
(a)	a Termination Event has occurred;

(b)	a Financial Instrument Demand for Payment has been delivered to the Borrower or a Subsidiary by any Lender or Hedging Affiliate and the cure period provided in Section 12.1(q) has expired; or

(c)	an Acceleration Notice has been delivered to the Borrower,
then, to the extent that it is not already the case, all Obligations and all Financial Instrument Obligations under Lender Financial Instruments shall be immediately due and payable and each Lender and the Agent shall (and shall be entitled to) promptly, and in any event within 3 Banking Days of receipt of notice of the foregoing, deliver such other Demands for Payment and notices as may be necessary to ensure that all Obligations and Financial Instrument Obligations under Lender Financial Instruments are thereafter due and payable under this Agreement and the Lender Financial Instruments, as applicable.
     (3) Each agreement, indenture, instrument or other document evidencing or relating to a Lender Financial Instrument shall, notwithstanding any provision thereof to the contrary, be deemed to be hereby amended to allow and permit the Lender which is a party thereto to comply with the provisions of this Section 12.6.

12.7 Application and Sharing of Payments Following Acceleration
          Except as otherwise agreed to by all of the Lenders in their sole discretion, all monies and property received by the Lenders for application in respect of the Obligations and the Financial Instrument Obligations under Lender Financial Instruments subsequent to the Adjustment Time and all monies received as a result of a realization upon the Security (collectively, the “Realization Proceeds”) shall be applied and distributed to the Lenders and the Agent in the order and manner set forth below:
(a)	firstly, distributed proportionately to the Lenders and the Agent in accordance with amounts owing to each Lender and the Agent on account of the costs and expenses of enforcement and realization upon the Security; and

(b)	secondly, distributed Rateably to the Lenders and Hedging Affiliates on account of the Obligations and the Financial Instrument. Obligations under Lender Financial Instruments;
and the balance of the Realization Proceeds (if any) shall be paid to the Borrower or otherwise as may be required by the Intercreditor Agreement or applicable law.
12.8 Calculations as at the Adjustment Time
          For the purposes of this Agreement, if:
(a)	a Financial instrument Demand for Repayment has been delivered; or

(b)	a Termination Event has occurred under any agreement evidencing a Permitted Lender Financial Instrument;
then any amount which is payable by the Borrower or a Subsidiary under such Lender Financial Instrument in settlement of obligations arising thereunder as a result of the early termination of the Lender Financial Instrument shall be deemed to have become payable at the time of delivery of such Financial Instrument Demand for Repayment or the time of occurrence of such Termination Event, as the case may be, notwithstanding that the amount payable by the Borrower or a Subsidiary is to be subsequently calculated and notice thereof given to the Borrower or such Subsidiary in accordance with such Lender Financial Instrument.
12.9 Sharing Repayments
          Each Lender agrees that, subsequent to the Adjustment Time, it will at any time and from time to time upon the request of the Agent purchase undivided participations in the Obligations and Financial Instrument Obligations under Lender Financial Instruments and make any other adjustments which may be necessary or appropriate, in order that Obligations and Financial Instrument Obligations under Lender Financial Instruments which remain outstanding to each Lender are thereafter outstanding, as adjusted pursuant to this Section, in accordance with the provisions of Section 12.7. The Borrower agrees to do, or cause to be done (whether by it or its Subsidiaries), all things reasonably necessary or appropriate to give effect to any and all purchases and other adjustments by and between the Lenders pursuant to this Section.

ARTICLE 13 - CHANGE OF CIRCUMSTANCES
13.1 Market Disruption Respecting Libor Loans
          In the event that at any time subsequent to the giving of a Drawdown Notice, Rollover Notice or Conversion Notice to the Agent by the Borrower with regard to any requested Libor Loan, but before the date of the Drawdown, Rollover or Conversion, as the case may be, the Agent (acting reasonably) makes a determination, which shall he conclusive and binding upon the Borrower, that:
(a)	by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest with respect to, or deposits are not available in sufficient amounts in the ordinary course of business at the rate determined hereunder to fund, a requested Libor Loan during the ensuing Interest Period selected;

(b)	the making or continuing of the requested Libor Loan by the Lenders has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally; or

(c)	Libor Rate shall no longer represent the effective cost to any Lender of United States Dollar deposits in such market for the relevant Interest Period, then the Agent shall give notice thereof to the Borrower as soon as possible after such determination and the Borrower shall, within one Banking Day after receipt of such notice and in replacement of the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, previously given by the Borrower, give the Agent a Drawdown Notice or a Conversion Notice, as the case may be, which specifies the Drawdown of any other Loan or the Conversion of the relevant Libor Loan on the last day of the applicable Interest Period into any other Loan which would not be affected by the notice from the Agent pursuant to this Section 13.1. In the event the Borrower fails to give, if applicable, a valid replacement Conversion Notice with respect to the maturing Libor Loans which were the subject of a Rollover Notice, such maturing Libor loans shall be converted on the last day of the applicable Interest Period into U.S. Base Rate Loans as if a Conversion Notice had been given to the Agent by the Borrower pursuant to the provisions hereof. In the event the Borrower fails to give, if applicable, a valid replacement Drawdown Notice with respect to a Drawdown originally requested by way of a Libor Loan, then the Borrower shall be deemed to have requested a Drawdown by way of a U.S. Base Rate Loan in the amount specified in the original Drawdown Notice and, on the originally requested Drawdown Date, the Lenders (subject to the other provisions hereof) shall make available the requested amount by way of a U.S. Base Rate Loan.
13.2 Market Disruption Respecting Bankers’ Acceptances
          If the Agent (acting reasonably) makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that:
(a)	there no longer exists an active market for bankers’ acceptances accepted by the Lenders; or

(b)	the Discount Rate does not accurately reflect the discount rate which would be applicable to a sale of Bankers’ Acceptances in the market;
then:
(c)	the right of the Borrower to request Bankers’ Acceptances or BA Equivalent Advances from any Lender shall be suspended until the Agent determines that the circumstances causing such suspension no longer exist, and so notifies the Borrower;

(d)	any outstanding Drawdown Notice requesting a Loan by way of Bankers’ Acceptances or BA Equivalent Advances shall be deemed to be a Drawdown Notice requesting a Loan by way of Canadian Prime Rate Loans in the amount specified in the original Drawdown Notice;

(e)	any outstanding Conversion Notice requesting a Conversion of a Borrowing by way of U.S. Base Rate Loans or Libor Loans into a loan by way of Bankers’ Acceptances of BA Equivalent Advances shall be deemed to be a Conversion Notice requesting a Conversion of such Borrowing into a Loan by way of Canadian Prime Rate Loans; and

(f)	any outstanding Rollover Notice requesting a Rollover of a Loan by way of Bankers’ Acceptances or BA Equivalent Advances, shall be deemed to be a Conversion Notice requesting a Conversion of such Loans into a Loan by way of Canadian Prime Rate loans.
The Agent shall promptly notify the Borrower and the Lenders of any suspension of the Borrower’s right to request the Bankers’ Acceptances or BA Equivalent Advances and of any termination of any such suspension.
13.3 Change in Law
     (1) If the adoption of any applicable law, regulation, treaty or official directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity in each case after the date hereof:
(a)	subjects such Lender to, or causes the withdrawal or termination of a previously granted exemption with respect to, any Taxes (other than Taxes on such Lender’s overall income), or changes the basis of taxation of payments due to such Lender, or increases any existing Taxes (other than Taxes on such Lender’s overall income) on payments of principal, interest or other amounts payable by the Borrower to such Lender under this Agreement;

(b)	imposes, modifies or deems applicable any reserve, liquidity, special deposit, regulatory or similar requirement against assets or liabilities held by, or deposits in or for the account of, or loans by such Lender, or any acquisition of funds for loans or commitments to fund loans or obligations in respect of undrawn, committed lines of credit or in respect of Bankers’ Acceptances accepted by such Lender;

(c)	imposes on such Lender or requires there to be maintained by such Lender any capital adequacy or additional capital requirements (including, without limitation, a requirement which affects such Lender’s allocation of capital resources to its obligations) in respect of any Loan or obligation of such Lender hereunder, or any other condition with respect to this Agreement; or

(d)	directly or indirectly affects the cost to such lender of making available, funding or maintaining any Loan or otherwise imposes on such Lender any other condition or requirement affecting this Agreement or any Loan or any obligation of such Lender hereunder;
and the result of (a), (b), (c) or (d) above, in the sole determination of such Lender acting in good faith, is:
(e)	to increase the cost to such Lender of performing its obligations hereunder with respect to any Loan;

(f)	to reduce any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital in respect of any Loan or the Credit Facility; or

(g)	to cause such Lender to make any payment with respect to or to forego any return on or calculated by reference to, any amount received or receivable by such Lender hereunder with respect to any Loan or the Credit Facility;
such Lender shall determine that amount of money which shall compensate the Lender for such increase in cost, payments to be made or reduction in income or return or interest foregone (herein referred to as “Additional Compensation”). Upon a Lender having determined that it is entitled to Additional Compensation in accordance with the provisions of this Section, such Lender shall promptly so notify the Borrower and the Agent. The relevant Lender shall provide the Borrower and the Agent with a photocopy of the relevant law, rule, guideline, regulation, treaty or official directive (or, if it is impracticable to provide a photocopy, a written summary of the same) and a certificate of a duly authorized officer of such Lender setting forth the Additional Compensation and the basis of calculation therefor, which shall be conclusive evidence of such Additional Compensation in the absence of manifest error. The Borrower shall pay to such Lender within 10 Banking Days of the giving of such notice such Lender’s Additional Compensation. Each of the Lenders shall be entitled to be paid such Additional Compensation from time to time to the extent that the provisions of this Section are then applicable notwithstanding that any Lender has previously been paid any Additional Compensation.
     (2) Each Lender agrees that it will not claim Additional Compensation from the Borrower under Section 13.3(1) if it is not generally claiming similar compensation from its other customers in similar circumstances or in respect of any period greater than 90 days prior to the delivery of notice in respect thereof by such Lender, unless, in the latter case, the adoption, change or other event or circumstance giving rise to the claim for Additional Compensation is retroactive or is retroactive in effect.
13.4 Prepayment of Portion
          In addition to the other rights and options of the Borrower hereunder and notwithstanding any contrary provisions hereof if a Lender gives the notice provided for in Section 13.3 with respect to any Loan (an “Affected Loan”), the Borrower may, upon 2 Banking Days’ notice to that effect given to such Lender and the Agent (which notice shall be irrevocable), prepay in full without penalty such Lender’s Rateable Portion of the Affected Loan outstanding together with accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment, such Additional Compensation as may be applicable to the date of such payment and all costs, losses and expenses incurred by such Lender by reason of the liquidation or re deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Affected Loan or any part thereof on other than the last day of the applicable Interest Period, and upon such payment being made that Lender’s obligations to make such Affected Loans to the Borrower under this Agreement shall terminate.
13.5 Illegality
          If a Lender determines, in good faith, that the adoption of any applicable law, regulation, treaty or official directive (whether or not having the three of law) or any change therein or in the interpretation or application thereof by any court or by any Governmental Authority or any other entity charged with the interpretation or administration thereof or compliance by a Lender with any request or direction (whether or not having the force of law) of any such authority or entity, now or hereafter makes it unlawful or impossible for any Lender to make, fund or maintain a Loan under the Credit Facility or to give effect to its obligations in respect of such a Loan, such Lender may, by written notice thereof to the Borrower and to the Agent declare its obligations under this Agreement in respect of such Loan to be terminated whereupon the same shall forthwith terminate, and the Borrower shall, within the time required by such law (or at the end of such longer period as such Lender at its discretion has agreed), either effect a Conversion of` such Loan in accordance with the provisions hereof (if such Conversion would resolve the unlawfulness or impossibility) or prepay the principal of such Loan together with accrued interest, such Additional Compensation as may be applicable with respect to such Loan to the date of such payment and all costs, losses and expenses incurred by the Lenders by reason of the liquidation or re deployment of deposits or other funds or for any other reason whatsoever resulting from the repayment of such Loan or any part thereof on other than the last day of the applicable Interest Period. If any such change shall only affect a portion of such Lender’s obligations under this Agreement which is, in the opinion of such Lender and the Agent, severable from the remainder of this Agreement so that the remainder of this Agreement may be continued in full force and effect without otherwise affecting any of the obligations of the Agent, the other Lenders or the Borrower hereunder, such Lender shall only declare its obligations under that portion so terminated.

ARTICLE 14 - COSTS, EXPENSES AND INDEMNIFICATION
14.1 Costs and Expenses
          The Borrower shall pay promptly upon notice from the Agent all reasonable out-of-pocket costs and expenses of the Lenders and the Agent, including travel expenses of The Toronto-Dominion Bank, in connection with the Documents and the establishment and initial syndication of the Credit Facility, including in connection with preparation, printing, execution and delivery of this Agreement and the other Documents whether or not any Drawdown has been made hereunder, and also including, without limitation, the reasonable fees and out-of-pocket costs and expenses of Lenders’ Counsel with respect thereto and with respect to advising the Agent and the Lenders as to their rights and responsibilities under this Agreement and the other Documents. Except for ordinary expenses of the Lenders and the Agent relating to the day to day administration of this Agreement, the Borrower further agrees to pay within 30 days of demand by the Agent all reasonable out-of-pocket costs and expenses in connection with the preparation or review of waivers, consents and amendments pertaining to this Agreement, and in connection with the establishment of the validity and enforceability of this Agreement and the preservation or enforcement of rights of the Lenders and the Agent under this Agreement and other Documents, including, without limitation, all reasonable out-of-pocket costs and expenses sustained by the Lenders and the Agent as a result of any failure by the Borrower to perform or observe any of its obligations hereunder or in connection with any action, suit or proceeding (whether or not an Indemnified Party is a party or subject thereto), together with interest thereon from and after such 30th day if such payment is not made by such time.
14.2 General Indemnity
          In addition to any liability of the Borrower to any Lender or the Agent under any other provision hereof, the Borrower shall indemnify each Indemnified Party and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including, without limitation, any expense or cost incurred in the liquidation and re deployment of funds acquired to fund or maintain any portion of a Loan and reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client basis) incurred by the same as a result of or in connection with the Credit Facility or the Documents, including, without limitation, as a result of or in connection with:
(a)	any cost or expense incurred by reason of the liquidation or the deployment in whole or in part of deposits or other funds required by any Lender to fund any Bankers’ Acceptance or to fund or maintain any Loan as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(b)	subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date;

(c)	the Borrower’s failure to pay any other amount, including without limitation any interest or fee, due hereunder on its due date after the expiration of any applicable grace or notice periods (subject, however, to the interest obligations of the Borrower hereunder for overdue amounts);

(d)	the Borrower’s repayment or prepayment of a Libor Loan otherwise than on the last day of its Interest Period;

(e)	the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance;

(f)	the Borrower’s failure to give any notice required to be given by it to the Agent or the Lenders hereunder;

(g)	the failure of the Borrower to make any other payment due hereunder;

(h)	any inaccuracy or incompleteness of the Borrower’s representations and warranties contained in Article 9;

(i)	any failure of the Borrower to observe or fulfil its obligations under Article 10;

(j)	any failure of the Borrower to observe or fulfil any other Obligation not specifically referred to above; or

(k)	the occurrence of any Default or Event of Default in respect of the Borrower, provided that this Section shall not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or wilful misconduct of the Indemnified Party claiming indemnity hereunder. The provisions of this Section shall survive repayment of the Obligations.
14.3 Environmental Indemnity
          The Borrower shall indemnify and hold harmless the Indemnified Parties forthwith on demand by the Agent from and against any and all claims, suits, actions, debts, damages, costs, losses, liabilities, penalties, obligations, judgments, charges, expenses and disbursements (including without limitation, all reasonable legal fees and disbursements on a solicitor and his own client basis) of any nature whatsoever, suffered or incurred by the Indemnified Parties or any of them in connection with the Credit Facility, whether as beneficiaries under the Documents, as successors in interest of the Borrower or any of its Subsidiaries, or voluntary transfer in lieu of foreclosure, or otherwise howsoever, with respect to any Environmental Claims relating to the property of the Borrower or any of its Subsidiaries arising under any Environmental Laws as a result of the past, present or future operations of the Borrower or any of its Subsidiaries (or any predecessor in interest to the Borrower or its Subsidiaries) relating to the property of the Borrower or its Subsidiaries, or the past, present or future condition of any part of the property of the Borrower or its Subsidiaries owned, operated or leased by the Borrower or its Subsidiaries (or any such predecessor in interest), including any liabilities arising as a result of any indemnity covering Environmental Claims given to any person by the Lenders or the Agent or a receiver, receiver manager or similar person appointed hereunder or under applicable law (collectively, the “Indemnified Third Party”); but excluding any Environmental Claims or liabilities relating thereto to the extent that such Environmental Claims or liabilities arise by reason of the gross negligence or wilful misconduct of the Indemnified Party or the Indemnified Third Party claiming indemnity hereunder. The provisions of this Section shall survive the repayment of the Obligations.
14.4 Judgement Currency
     (1) If for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section referred to as the “Judgment Currency”) an amount due in Canadian Dollars or United States Dollars under this Agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:
(a)	the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date; or

(b)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section being hereinafter in this Section referred to as the “Judgment Conversion Date”).
     (2) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.4(1)(b), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay such additional amount (if any) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Canadian Dollars or United States Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.
     (3) Any amount due from the Borrower under the provisions of Section 14.4(2) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement.
     (4) The term “rate of exchange” in this Section 14.4 means the noon rate of exchange for Canadian interbank transactions in Canadian Dollars or United States Dollars, as the case may be, in the Judgment Currency published by the Bank of Canada for the day in question, or if such rate is not so published by the Bank of Canada, such term shall mean the Equivalent Amount of the Judgment Currency.
ARTICLE 15 - THE AGENT AND ADMINISTRATION OF CREDIT FACILITY
15.1 Authorization and Action
     (1) Each Lender hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf to exercise such rights or powers granted to the Agent on behalf of the Lenders under this Agreement to the extent specifically provided herein and on the terms hereof, together with such powers as are reasonably incidental thereto and the Agent hereby accepts such appointment and authorization, As to any matters not expressly provided for by this Agreement, the

Agent shall not be required to exercise any discretion or take any action, but, subject to Section 16.10, shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority of the Lenders and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability in such capacity or which could result in the Agent’s incurring any costs and expenses, without provision being made for indemnity of the Agent by the Lenders against any loss, liability, cost or expense incurred, or to be incurred or which is contrary to this Agreement or applicable law.
     (2) The Lenders agree that all decisions as to actions to be or not to be taken, as to consents or waivers to be given or not to be given, as to determinations to be made and otherwise in connection with this Agreement and the Documents, shall be made upon the decision of the Majority of the Lenders except in respect of a decision or determination where it is specifically provided in this Agreement that “all of the Lenders” or “the Lenders” or words to similar effect, or the Agent alone, is to be responsible for same. Each of the Lenders shall be bound by and agrees to abide by and adopt all decisions made as aforesaid and covenants in all communications with the Borrower to act in concert and to join in the action, consent, waiver, determination or other matter decided as aforesaid.
     (3) For certainty, the Agent is authorized to execute and deliver the Security, Intercreditor Agreement and the TRC Subordination Agreement.
15.2 Procedure for Making Loans
     (1) The Agent shall make Loans available to the Borrower as required hereunder by debiting the account of the Agent to which the Lenders’ Rateable Portions of such Loans have been credited in accordance with Section 2.12 (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by crediting the account of the Borrower or, at the expense of the Borrower, transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Drawdown Notice, Rollover Notice or Conversion Notice, as the case may be, in respect of each Loan; provided that the obligation of the Agent hereunder to effect such a transfer shall be limited to taking such steps as are commercially reasonable to implement such instructions, which steps once taken shall constitute conclusive and binding evidence that such funds were advanced hereunder in accordance with the provisions relating thereto and the Agent shall not be liable for any damages, claims or costs which may be suffered by the Borrower and occasioned by the failure of such Loan to reach the designated destination.
     (2) Unless the Agent has been notified by a Lender at least one Banking Day prior to the Drawdown Date, Rollover Date or Conversion Date, as the case may be, requested by the Borrower that such Lender will not make available to the Agent its Rateable Portion of such Loan, the Agent may assume that such Lender has made or will make such portion of the Loan available to the Agent on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, in accordance with the provisions hereof and the Agent may, but shall be in no way obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender shall not have so made its Rateable Portion of a Loan available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such Lender’s Rateable Portion of the

Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable hereunder by the Borrower in respect of such Loan or, in the case of funds made available in anticipation of a Lender remitting proceeds of a Bankers’ Acceptance, at the rate of interest per annum applicable to Canadian Prime Rate Loans) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent; provided, however, that notwithstanding such obligation if such Lender fails to so pay, the Borrower covenants and agrees that, without prejudice to any rights the Borrower may have against such Lender, it shall repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrower (which certificate shall contain reasonable details of how the amount payable is calculated) and shall be prima facie evidence thereof, in the absence of manifest error. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Rateable Portion of the Loan for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of any Loan shall not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of such Loan on the Drawdown Date, Rollover Date or Conversion Date, as the case may be, but no Lender shall be responsible for the failure of any other Lender to make the Rateable Portion of any Loan to be made by such other Lender on the date of any Drawdown, Rollover or Conversion, as the case may be.
15.3 Remittance of Payments
          Except for amounts payable to the Agent for its own account, forthwith after receipt of any repayment pursuant hereto or payment of interest or fees pursuant to Article 5 or payment pursuant to Article 8, the Agent shall remit to each Lender its Rateable Portion of such payment; provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Rateable Portion of such payment and the Borrower fails to make such payment, each of the Lenders on receipt of such remittance from the Agent agrees to repay to the Agent forthwith on demand an amount equal to the remittance together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner applicable to the Loan in respect of which such payment is made, or, in the case of a remittance in respect of Bankers’ Acceptances, at the rate of interest applicable to Canadian Prime Rate loans for each day from the date such amount is remitted to the Lenders without prejudice to any right such Lender may have against the Borrower. The exact amount of the repayment required to be made by the Lenders pursuant hereto shall be as set forth in a certificate delivered by the Agent to each Lender, which certificate shall be conclusive and binding for all purposes in the absence of manifest error.
15.4 Redistribution of Payment
          Each Lender agrees that:
(a)	if the Lender exercises any security against or right of counter claim, set off or banker’s lien or similar right with respect to the property of the Borrower or if under any applicable bankruptcy, insolvency or other similar law it receives a secured claim and collateral for which it is, or is entitled to exercise any set off against, a debt owed by it to the Borrower, the Lender shall apportion the amount thereof proportionately between:

(i)	such Lender’s Rateable Portion of all outstanding Obligations owing by the Borrower (including the face amounts at maturity of Bankers’ Acceptances accepted by the Lenders), which amounts shall be applied in accordance with Section 15.4(b); and

(ii)	amounts otherwise owed to such lender by the Borrower,
provided that (i) any cash collateral account held by such Lender as collateral for a letter of credit or bankers’ acceptance (other than a Bankers’ Acceptance) issued or accepted by such Lender on behalf of the Borrower may be applied by such Lender to such amounts owed by the Borrower to such Lender pursuant to such letter of credit or in respect of any such bankers’ acceptance without apportionment and (ii) these provisions do not apply to a right or claim which arises or exists in respect of a loan or other debt in respect of which the relevant Lender holds a Security Interest which is a Permitted Encumbrance;

(b)	if, in the aforementioned circumstances, the Lender, through the exercise of a right, or the receipt of a secured claim described in Section 15.4(a) above or otherwise, receives payment of a proportion of the aggregate amount of Obligations due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate Obligations due to the Lenders (having regard to the respective Rateable Portions of the Lenders), the Lender receiving such proportionately greater payment shall purchase, on a non-recourse basis at par, and make payment for a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in the outstanding Loans of the other Lender or Lenders so that their respective receipts shall be pro rata to their respective Rateable Portions; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered by or on behalf of the Borrower or any trustee, liquidator, receiver or receiver manager or person with analogous powers from the purchasing Lender, such purchase shall be rescinded and the purchase price paid for such participation shall be returned to the extent of such recovery, but without interest unless the purchasing Lender is required to pay interest on such amount, in which case each selling Lender shall reimburse the purchasing Lender pro rata in relation to the amounts received by it. Such Lender shall exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claims; and

(c)	if the Lender does, or is required to do, any act or thing permitted by Section 15.4(a) or (b) above, it shall promptly provide full particulars thereof to the Agent.
15.5 Duties and Obligations
          Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof; the Agent shall be deemed to be contracting as agent and trustee for and on behalf of such persons) shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent:
(a)	may assume that there has been no assignment or transfer by any means by the Lenders of their rights hereunder, unless and until the Agent receives written notice of the assignment thereof from such Lender and the Agent receives from the assignee an executed Assignment Agreement providing, inter alia, that such assignee is bound hereby as it would have been if it had been an original Lender party hereto;

(b)	may consult with legal counsel (including receiving the opinions of Borrower’ counsel and Lenders’ Counsel required hereunder), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good frith by it in accordance with the advice of such counsel, accountants or experts;

(c)	shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e)	may rely as to any matters of fact which might reasonably be expected to be within the knowledge of any person upon a certificate signed by or on behalf of such person;

(f)	shall not be bound to disclose to any other person any information relating to the Borrower, any of its Subsidiaries or any other person if such disclosure would or might in its opinion constitute a breach of any applicable law, be in default of the provisions hereof or be otherwise actionable at the suit of any other person; and

(g)	may refrain from exercising any right, power or discretion vested in it which would or might in its reasonable opinion be contrary to any applicable law or any directive or otherwise render it liable to any person, and may do anything which is in its reasonable opinion necessary to comply with such applicable law.
Further, the Agent (i) does not make any warranty or representation to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the representations and warranties of the Borrower herein or the data made available to any of the lenders in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto.

15.6 Prompt Notice to the Lenders
          Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of Agent hereunder.
15.7 Agent’s and Lenders’ Authorities
          With respect to its Commitments and the Drawdowns, Rollovers, Conversions and Loans made by it as a Lender, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent. Subject to the express provisions hereof relating to the rights and obligations of the Agent and the Lenders in such capacities, the Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower and its Subsidiaries or any corporation or other entity owned or controlled by any of them and any person which may do business with any of them without any duties to account therefor to the Agent or the other Lenders and, in the case of the Agent, all as if it was not the Agent hereunder.
15.8 Lender Credit Decision
          It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries. Each Lender represents to the Agent that it is engaged in the business of making and evaluating the risks associated with commercial revolving loans or term loans, or both, to corporations similar to the Borrower, that it can bear the economic risks related to the transaction contemplated hereby, that it has had access to all information deemed necessary by it in making such decision (provided that this representation shall not impair its rights against the Borrower) and that it is entering into this Agreement in the ordinary course of its commercial lending business. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (i) to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other person under or in connection with this Agreement or the transactions herein contemplated (whether or not such information has been or is hereafter distributed to such Lender by the Agent), or (ii) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Subsidiaries. Each Lender acknowledges that a copy of this Agreement has been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of this Agreement. Each Lender hereby covenants and agrees that, subject to Section 15.4, it will not make any arrangements with the Borrower for the satisfaction of any Loans or other Obligations without the consent of all the other Lenders.
15.9 Indemnification of Agent
          The Lenders hereby agree to indemnify the Agent (to the extent not reimbursed by the Borrower), on a pro rata basis in accordance with their respective Commitments as a proportion of the aggregate of all outstanding Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under or in respect of this Agreement in its capacity as Agent; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs expenses or disbursements resulting from the Agent’s gross negligence or wilful misconduct. If the Borrower subsequently repays all or a portion of such amounts to the Agent, the Agent shall reimburse the Lenders their pro rata shares (according to the amounts paid by them in respect thereof) of the amounts received from the Borrower. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its portion (determined as above) of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.
15.10 Successor Agent
          The Agent may, as hereinafter provided, resign at any time by giving 45 days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the lenders shall, after soliciting the views of the Borrower, have the right to appoint another Lender as a successor agent (the “Successor Agent”) who shall be acceptable to the Borrower, acting reasonably. If no Successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent shall, on behalf of the Lenders, appoint a Successor Agent who shall be a Lender acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Agent hereunder by a Successor Agent, such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall thereupon be discharged from its further duties and obligations as Agent under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall continue to enure to its benefit as to any actions taken or omitted to be taken by it as Agent or in its capacity as Agent while it was Agent hereunder.
15.11 Taking and Enforcement of Remedies
          Each of the Lenders hereby acknowledges that, to the extent permitted by applicable law, the remedies provided hereunder to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but collectively by the Agent upon the decision of the Majority of the Lenders regardless of whether acceleration was made pursuant to Section 12.2. Notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to individually take any action with respect to the Credit Facility, including, without limitation, any acceleration under Section 12.2, but that any such action shall be taken only by the Agent with the prior written agreement or instructions of the Majority of the Lenders; provided that, notwithstanding the foregoing, if (i) the Agent, having been adequately indemnified against costs and expenses of so doing by the Lenders, shall fail to carry out any such instructions of a Majority of the Lenders, any Lender may do so on behalf of all Lenders and shall, in so doing, be entitled to the benefit of all protections given the Agent hereunder or elsewhere, and (ii) in the absence of instructions from the Majority of the Lenders and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders or any of them take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. Each of the Lenders hereby further covenants and agrees that upon any such written consent being given by the Majority of the Lenders, or upon a Lender or the Agent taking action as aforesaid, it shall cooperate fully with the Lender or the Agent to the extent requested by the Lender or the Agent in the collective realization including, without limitation, and, if applicable, the appointment of a receiver, or receiver and manager to act for their collective benefit. Each Lender covenants and agrees to do all acts and things and to make, execute and deliver all agreements and other instruments, including, without limitation, any instruments necessary to effect any registrations, so as to fully carry out the intent and purpose of this Section; and each of the Lenders hereby covenants and agrees that, subject to Section 5.7, Section 15.4 and Section 10.2(b) it has not heretofore and shall not seek, take, accept or receive any security for any of the obligations and liabilities of the Borrower hereunder or under any other document, instrument, writing or agreement ancillary hereto and shall not enter into any agreement with any of the parties hereto or thereto relating in any manner whatsoever to the Credit Facility, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement.
          With respect to any enforcement, realization or the taking of any rights or remedies to enforce the rights of the Lenders hereunder, the Agent shall be a trustee for each Lender, and all monies received from time to time by the Agent in respect of the foregoing shall be held in trust and shall be trust assets within the meaning of applicable bankruptcy or insolvency legislation and shall be considered for the purposes of such legislation to be held separate and apart from the other assets of the Agent, and each Lender shall be entitled to their Rateable Portion of such monies. In its capacity as trustee, the Agent shall be obliged to exercise only the degree of care it would exercise in the conduct and management of its own business and in accordance with its usual practice concurrently employed or hereafter instituted for other substantial commercial loans.
15.12 Reliance Upon Agent
          The Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to this Agreement, and the Borrower shall generally be entitled to deal with the Agent with respect to matters under this Agreement which the Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent, notwithstanding any lack of authority of the Agent to provide the same.
15.13 No Liability of Agent
          The Agent shall have no responsibility or liability to the Borrower on account of the failure of any Lender to perform its obligations hereunder (unless such failure was caused, in whole or in part, by the Agent’s failure to observe or perform its obligations hereunder), or to any Lender on account of the failure of the Borrower or any Lender to perform its obligations hereunder.

15.14 Article for Benefit of Agent and Lenders
          The provisions of this Article 15 which relate to the rights and obligations of the Lenders to each other or to the rights and obligations between the Agent and the Lenders shall be for the exclusive benefit of the Agent and the Lenders, and, except to the extent provided in Sections 15.1, 15.2, 15.6, 15.10, 15.11, 15.12, 15.13 and this Section 15.14, the Borrower shall not have any rights or obligations thereunder or be entitled to rely for any purpose upon such provisions. Any Lender may waive in writing any right or rights which it may have against the Agent or the other Lenders hereunder without the consent of or notice to the Borrower.
ARTICLE 16 - GENERAL
16.1 Exchange and Confidentiality of Information
     (1) The Borrower agrees that the Agent and each Lender may provide any assignee or participant or any bona fide prospective assignee or participant pursuant to Sections 16.6 or 16.7 with any information concerning the financial condition of the Borrower and its Subsidiaries provided such party agrees in writing with the Agent or such Lender for the benefit of the Borrower to be bound by a like duty of confidentiality to that contained in this Section.
     (2) Each of the Agent and the Lenders acknowledges the confidential nature of the financial, operational and other information and data provided and to be provided to them by the Borrower pursuant hereto (the “Information”) and agrees to use all reasonable efforts to prevent the disclosure thereof provided, however, that:
(a)	the Agent and each of the Lenders may disclose all or any part of the Information if, in their reasonable opinion, such disclosure is required in connection with any actual or threatened judicial, administrative or governmental proceedings including, without limitation, proceedings initiated under or in respect of this Agreement;

(b)	the Agent and each of the Lenders shall incur no liability in respect of any Information required to be disclosed by any applicable law or regulation, or by applicable order, policy or directive having the force of law, to the extent of such requirement;

(c)	the Agent and each of the Lenders may provide Lenders’ Counsel and their other agents and professional advisors with any Information; provided that such persons shall be under a like duty of confidentiality to that contained in this Section;

(d)	the Agent and each of the Lenders shall incur no liability in respect of any Information: (i) which is or becomes readily available to the public (other than by a breach hereof) or which has been made readily available to the public by the Borrower or its Subsidiaries, (ii) which the Agent or the relevant Lender can show was, prior to receipt thereof from the Borrower, lawfully in the Agent’s or Lender’s possession and not then subject to any obligation on its part to the Borrower to maintain confidentiality, or (iii) which the Agent or the relevant Lender received from a third party who was not, to the knowledge of the Agent or such Lender, under a duty of confidentiality to the Borrower at the time the information was so received;

(e)	the Agent and each of the Lenders may disclose the Information to other financial institutions and other persons in connection with the syndication by the Agent or Lenders of the Credit Facility or the granting by a Lender of a participation in the Credit Facility where such financial institution or other person agrees to be under a like duty of confidentiality to that contained in this Section; and

(f)	the Agent and each of the Lenders may disclose all or any part of the Information so as to enable the Agent and the Lenders to initiate any lawsuit against the Borrower or to defend any lawsuit commenced by the Borrower the issues of which touch on the Information, but only to the extent such disclosure is necessary to the initiation or defense of such lawsuit.
16.2 Nature of Obligation under this Agreement
     (1) The obligations of each Lender and of the Agent under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.
     (2) Neither the Agent nor any Lender shall be responsible for the obligations of any other Lender hereunder.
16.3 Notices
          Any demand, notice of communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy or other electronic means of communication addressed to the respective parties as follows:
     To the Borrower:
Trident Exploration Corp.
444 7th Avenue S.W., Suite 1000
Calgary, Alberta
T2P 0X8
Attention: President
Facsimile: (403) 668-5805
     To the Agent:
The Toronto-Dominion Bank, as Agent
800, 324 8th Avenue S.W.
Calgary, Alberta
T2P 2Z2
Attention: Managing Director
Facsimile: (403) 292-2772

with a copy, in the case of each demand, notice or communication to the Agent other than Drawdown Notices, Conversion Notices, Rollover Notices and Repayment Notices, to:
TD Securities
Corporate Credit
800, 324 8th Avenue S.W.
Calgary, Alberta
T2P 2Z2
Attention: Vice President and Director
Facsimile: (403) 292 2772
     To each Lender: As set forth in Schedule A annexed hereto
or to such other address or telecopy number as any party may from time to time notify the others in accordance with this Section. Any demand, notice or communication made or given by personal delivery or by telecopier or other electronic means of communication during normal business hours at the place of receipt on a Banking Day shall be conclusively deemed to have been made or given at the time of actual delivery or transmittal, as the case may be, on such Banking Day. Any demand, notice or communication made or given by personal delivery or by telecopier or other electronic means of communication after normal business hours at the place of receipt or otherwise than on a Banking Day shall be conclusively deemed to have been made or given at 9:00 a.m. (Calgary time) on the first Banking Day following actual delivery or transmittal, as the case may be.
16.4 Governing Law
          This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Borrower may be found.
16.5 Benefit of the Agreement
          This Agreement shall enure to the benefit of and be binding upon the Borrower, the Lenders, the Agent and their respective successors and permitted assigns.
16.6 Assignment
          Any Lender may, without consent during the continuance of an Event of Default and at all other times with the prior written consent of each of the Borrower, Fronting Lender and Agent, which consents shall not be unreasonably withheld or delayed, sell, assign, transfer or grant an interest in its Commitment, its Rateable Portion of the Loans and its rights under the Documents; provided that, without the consent of the Borrower and the Agent, no Lender shall sell, assign, transfer or grant an interest in any Commitment, Loan or Document if the effect of the same would be to have a Lender with a Commitment of less than Cdn.$5,000,000 (such amount to be reduced in proportion to any partial reductions in the Credit Facility), and further provided that, it shall be a precondition to any such sale, assignment, transfer or grant that the contemplated assignor Lender shall have paid to the Agent, for the Agent’s own account, a transfer fee of Cdn.$3,500.00. Subject to Section 7.8(3), upon any such sale, assignment, transfer or grant, the granting Lender shall have no further obligation hereunder with respect to such interest except in case of a grant to an Affiliate of the granting Lender, in which case such Lender shall remain obligated hereunder with respect to such interest. Upon any such sale, assignment, transfer or grant, the granting Lender, the new Lender, the Agent and the Borrower shall execute and deliver an Assignment Agreement. The Borrower shall not assign its rights or obligations hereunder without the prior written consent of all of the Lenders.
16.7 Participations
          Any Lender may, without the consent of the Borrower, grant one or more participations in its Commitment and its Rateable Portion of the Loans to other persons, provided that the granting of such a participation: (a) shall be at the Lender’s own cost and (b) shall not affect the obligations of such Lender hereunder nor shall it increase the costs to the Borrower hereunder or under any of the other Documents.
16.8 Severability
          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
16.9 Whole Agreement
          This Agreement and the other Documents constitute the whole and entire agreement between the parties hereto regarding the subject matter hereof and thereof and cancel and supersede any prior agreements (including, without limitation, any commitment letters), undertakings, declarations, commitments, representations, written or oral, in respect thereof.
16.10 Amendments and Waivers
          Any provision of this Agreement may be amended only if the Borrower and the Majority of the Lenders so agree in writing and, except as otherwise specifically provided herein, may be waived only if the Majority of the Lenders so agree in writing, but:
(a)	an amendment or waiver which changes or relates to (i) the amount or type of the Loans available hereunder (or decreases in the periods of notice for Drawdowns, Conversions, Rollovers or voluntary prepayment of Loans) or any Lender’s Commitment, (ii) decreases in the rates of or deferral of the dates of payment of interest, Bankers’ Acceptance or Letter of Credit fees, or mandatory repayments of principal, (iii) decreases in the amount of or deferral of the dates of payment of fees hereunder (other than fees payable for the account of Agent), (iv) the definition of “Majority of the Lenders’”, (v) any provision hereof contemplating or requiring consent, approval or agreement of “all Lenders”, “the Lenders” or similar expressions or permitting waiver of conditions or covenants or agreements by “all Lenders”, “the Lenders” or similar expressions, (vi) Section 12.1(a) or (b) of the definition of “Event of Default”, (vii) the release or discharge of, or any material amendment or waiver of, any Security, (viii) the Intercreditor Agreement or TRC Subordination Agreement, (ix) the conditions precedent to Drawdowns, (x) the notice requirements for Drawdowns, Rollovers or Conversions; or (xi) this Section, shall require the agreement or waiver of all the Lenders and also (in the case of an amendment) of the other parties hereto; and

(b)	an amendment or waiver which changes or relates to the rights and/or obligations of the Agent or Fronting Lender shall also require the agreement of the Agent or Fronting Lender (as applicable) thereto.
Any such waiver and any consent by the Agent, Fronting Lender, any Lender, the Majority of the Lenders or all of the Lenders under any provision of this Agreement must be in writing and may be given subject to any conditions thought fit by the person giving that waiver or consent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.
16.11 Further Assurances
          The Borrower, the Lenders and the Agent shall promptly cure any default by it in the execution and delivery of this Agreement, the other Documents or any of the agreements provided for hereunder to which it is a party. The Borrower, at its expense, shall promptly execute and deliver to the Agent, upon request by the Agent (acting reasonably), all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Borrower’s compliance with, or accomplishment of the covenants and agreements of the Borrower hereunder or more fully to state the obligations of the Borrower as set out herein or to make any registration, recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.
16.12 Attornment
          The parties hereto each hereby attorn and submit to the jurisdiction of the courts of the Province of Alberta in regard to legal proceedings relating to the Documents. For the purpose of all such legal proceedings, this Agreement shall be deemed to have been performed in the Province of Alberta and the courts of the Province of Alberta shall have jurisdiction to entertain any action arising under this Agreement. Notwithstanding the foregoing, nothing in this Section shall be construed nor operate to limit the right of any party hereto to commence any action relating hereto in any other jurisdiction, nor to limit the right of the courts of any other jurisdiction to take jurisdiction over any action or matter relating hereto.
16.13 Time of the Essence
          Time shall be of the essence of this Agreement.
16.14 Credit Agreement Governs
          In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the other Documents, the provisions of this Agreement, to the extent of the conflict or inconsistency, shall govern and prevail.

16.15 Counterparts
          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
          IN WITNESS WHEREOF the parties hereto have executed this Agreement.

TRIDENT EXPLORATION CORP.

By:

Name:
Title:

By:

Name:
Title:

LENDERS:

THE TORONTO-DOMINION BANK

By:

Name:
Title:

By:

Name:
Title:

AGENT:

TORONTO-DOMINION BANK,
in its capacity as the Agent

By:

Name:
Title:

By:

Name:
Title:

SCHEDULE A
LENDERS AND COMMITMENTS

Lender and Address	Commitments
The Toronto-Dominion Bank	Commitment:
Corporate Credit	Cdn.$ 10,000,000
800 Home Oil Tower
324 – 8th Avenue S.W.
Calgary, Alberta
T2P 2Z2

Attention: Vice President and Director
Telecopy No.: (403) 292-2772

SCHEDULE B
LENDER ASSIGNMENT AGREEMENT
THIS LENDER ASSIGNMENT AGREEMENT is made as of the • day of •, •
          BETWEEN:
          •
          (hereinafter referred to as the “Assignor”),
OF THE FIRST PART,
- and -
          •
          (hereinafter referred to as the “Assignee”),
OF THE SECOND PART,
-and
TRIDENT EXPLORATION CORP., an unlimited liability company under the laws of the Province of Nova Scotia (hereinafter sometimes referred to as the “Borrower”),
OF THE THIRD PART,
- and -
THE TORONTO-DOMINION BANK, a Canadian chartered bank, as agent of the Lenders (hereinafter referred to as the “Agent”),
OF THE FOURTH PART,
- and -
THE TORONTO-DOMINION BANK, a Canadian chartered bank, as Fronting Lender (hereinafter referred to as the “Fronting Lender”),
OF THE FIFTH PART.
          WHEREAS the Assignor is a Lender under the amended and restated credit agreement made as of July 8, 2004 and amended and restated as of December 16, 2005 between the Borrower, the Lenders and the Agent (as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”);
          AND WHEREAS the Assignor has agreed to assign and transfer to the Assignee certain rights under the Credit Agreement in compliance with the Credit Agreement, and the Assignee has agreed to accept such rights and assume certain obligations of the Assignor under the Credit Agreement;
          AND WHEREAS this Agreement is delivered to the Assignee pursuant to Section 1.6.6 of the Credit Agreement.
          NOW THEREFORE, in consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the parties hereby agree as follows:
1. INTERPRETATION
(a)	In this Agreement, including the recitals, capitalized terms used herein, and not otherwise defined herein, shall have the same meanings attributed thereto as set forth in the Credit Agreement. In addition, the following terms shall have the following meanings:
(i)	“Assigned Commitment” has the meaning set forth in Section 2 hereof;

(ii)	“Assigned Interests” has the meaning set forth in Section 2 hereof; and

(iii)	“Assumed Obligations” has the meaning set forth in Section 4 hereof.
(b)	The division of this Agreement into Articles, Sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

(c)	In this Agreement:
(i)	the terms “this Agreement”, “hereof,” “herein”, “hereunder” and similar expressions refer, unless otherwise specified, to this Lender Assignment Agreement taken as a whole and not to any particular section, subsection or paragraph;

(ii)	words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa; and

(iii)	words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.
(d)	This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. The parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Alberta, without prejudice to the rights of the parties to take proceedings in any other jurisdictions.

(e)	II any provision of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, it shall not affect the validity, legality or enforceability of any such provision in any other jurisdiction or the validity, legality or enforceability of any other provision of this Agreement.
2.	ASSIGNMENT OF RIGHTS BY ASSIGNOR
     Effective as of the date hereof, the Assignor hereby absolutely assigns and transfers to the Assignee:
(a)	subject as provided in Section 3(a) hereof, [all OR •% of all] of the Assignor’s right, title and interest in, to and under each of the outstanding Loans and other Obligations owing by the Borrower to the Assignor under the Credit Facility, as more particularly described in Exhibit A attached hereto; and

(b)	[all OR •%] of the Assignor’s Commitment, being Cdn.$• of such Commitment (the “Assigned Commitment”), together with all of the Assignor’s other rights under the Credit Agreement and the other Documents but only insofar as such other rights relate to (a) and (b) above (collectively, the “Assigned Interests”).
3.	OUTSTANDING LIBOR LOANS AND ASSIGNOR BAs
(a)	The parties hereby acknowledge that, on the date hereof, Libor Loans and Bankers’ Acceptances accepted by the Assignor and each having terms to maturity ending on or after the date hereof may be outstanding (the “Outstanding Libor Loans” and “Outstanding Assignor BAs”, respectively). Notwithstanding any provision of the Credit Agreement or this Agreement, the Assignee shall have no right, title, benefit or interest in or to any Outstanding Libor Loans and Outstanding Assignor BAs. The Assignee shall assume no liability or obligation to the Assignor in respect of such Outstanding Assignor BAs, including in respect of the failure of the Borrower to reimburse the Assignor for any such Bankers’ Acceptances on the maturity thereof or any fees or other amounts due in respect thereof.

(b)	From time to time, as the Outstanding Libor Loans and Outstanding Assignor BAs mature and Rollovers and Conversions are made by the Borrower in respect thereof, the Assignee shall participate in the Loans effecting such Rollovers and Conversions to the full extent of its Assigned Commitment in its capacity as a Lender.

4.	ASSUMPTION OF OBLIGATIONS BY ASSIGNEE
     The Assignee assumes and covenants and agrees to be responsible for all obligations relating to the Assigned Interests to the extent such obligations arise or accrue on or after the date hereof (collectively, the “Assumed Obligations”) and agrees that it will be bound by the Credit Agreement and the other Documents to the extent of the Assumed Obligations as fully as if it had been an original party to the Credit Agreement.
5.	CREDIT AGREEMENT REFERENCES; NOTICES
Effective as of the date hereof:
(a)	the Assignee shall be a Lender for all purposes of the Credit Agreement and the other Documents and all references therein to “Lenders” or “a Lender” shall be deemed to include the Assignee;

(b)	the Commitment of the Assignee shall be the Assigned Commitment and all references in the Credit Agreement to “Commitment” of the Assignee shall be deemed to be to the Assigned Commitment;

(c)	any demand, notice or communication to be given to the Assignee in accordance with section 16.3 of the Credit Agreement shall be made or given to the following address or telecopy number (until the Assignee otherwise gives notice in accordance with such section 16.3): •; and

(d)	Schedule A to the Credit Agreement shall be deemed to be and is hereby amended to the extent necessary to give effect to the assignment of the Assigned Commitment contemplated hereby and to give effect to Sections 5(a), 5(b) and 5(c) hereof.
6.	THE AGENT
     Without in any way limiting the provisions of Section 4 hereof, the Assignee irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with the provisions of the Credit Agreement.
7.	NO ENTITLEMENT TO PRIOR INTEREST OR OTHER FEES
     Except as otherwise agreed in writing between the Assignor and the Assignee, notwithstanding any provision of the Credit Agreement or other Documents or any other provision of this Agreement, the Assignee shall have no right, title or interest in or to any interest or fees paid or to be paid to the Assignor under, pursuant to or in respect of:
(a)	the fees paid to the Assignor in respect of the establishment of the Credit Facility;

(b)	[the fees payable to the Agent pursuant to section 5.7 of the Credit Agreement; or]

[Note: Section 7(b) to be inserted for any assignment by the Agent.]

(c)	the Loans, the Credit Facility or the Credit Agreement for any period of time or in respect of any event or circumstance prior to the date hereof, including, without limitation, any standby fees pursuant to section 5.6 of the Credit Agreement. For certainty, with respect to the Assigned Interests, the Assignor shall be solely entitled to the interest payable in respect of that portion of the Interest Period of an unmatured Libor Loan occurring prior to the date hereof.
8.	CONSENT OF BORROWER, FRONTING LENDER AND AGENT
     The Borrower, the Fronting Lender and the Agent hereby consent to the assignment of the Assigned Interests to the Assignee and the assumption of the Assumed Obligations by the Assignee and agree to recognize the Assignee as a Lender under the Credit Agreement as fully as if the Assignee had been an original party to the Credit Agreement. [The Borrower, the Fronting Lender and the Agent agree that the Assignor shall have no further liability or obligation in respect of the Assumed Obligations.]
     [NOTE: Delete the square-bracketed second sentence of Section 8 hereof in the case of an assignment to an affiliate of the Assignor, as provided in the Credit Agreement.]
9.	REPRESENTATIONS AND WARRANTIES

Each of the parties hereby represents and warrants to the other parties as follows:
(a)	it is duly incorporated and validly subsisting under the laws of its governing jurisdiction;

(b)	it has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and under the Credit Agreement and the other Documents;

(c)	the execution, delivery, observance and performance on its part of this Agreement has been duly authorized by all necessary corporate and other action and this Agreement constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms; and

(d)	all Governmental Authorizations, if any, required for the execution, delivery, observance and performance by it of this Agreement, the Credit Agreement and the other Documents have been obtained and remain in full force and effect, all conditions have been duly complied with and no action by, and no notice to or other filing or registration with any Governmental Authority is required for such execution, delivery, observance or performance.

     The Assignor represents and warrants to the Assignee that it has the right to sell to the Assignee the Assigned Interests and that the same are free and clear of all Security Interests. The Assignor also represents and warrants to the Assignee that it has not received written notice of any Default or Event of Default having occurred under the Credit Agreement which is continuing.
     The representations and warranties set out in this Agreement shall survive the execution and delivery of this Agreement and notwithstanding any examinations or investigations which may be made by the parties or their respective legal counsel.
     Except as expressly provided herein, the Assignee confirms that this Agreement is entered into by the Assignee without any representations or warranties by the Assignor, the Fronting Lender or the Agent on any matter whatsoever, including, without limitation, on the effectiveness, validity, legality, enforceability, adequacy or completeness of the Credit Agreement or any Document delivered pursuant thereto or in connection therewith or any of the terms, covenants and conditions therein or on the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.
10.	ASSIGNEE CREDIT DECISION
     The Assignee acknowledges to the Assignor, the Fronting Lender and the Agent that the Assignee has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Subsidiaries, all of the matters and transactions contemplated herein and in the Credit Agreement and other Documents and all other matters incidental to the Credit Agreement and the other Documents. The Assignee confirms with the Assignor, the Fronting Lender and the Agent that it does not rely, and it will not hereafter rely, on the Agent, the Fronting Lender or the Assignor:
(a)	to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower, any Subsidiary or any other person under or in connection with the Credit Agreement and other Documents or the transactions therein contemplated (whether or not such information has been or is hereafter distributed to the Assignee by the Agent); or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower and its Subsidiaries.
The Assignee acknowledges that a copy of the Credit Agreement (including a copy of the Schedules) has been made available to it for review and further acknowledges and agrees that it has received copies of such other Documents and such other information that it has requested for the purposes of its investigation and analysis of all matters related to this Agreement, the Credit Agreement, the other Documents and the transactions contemplated hereby and thereby. The Assignee acknowledges that it is satisfied with the form and substance of the Credit Agreement and the other Documents.

11.	PAYMENTS
     The Assignor and the Assignee acknowledge and agree that all payments under the Credit Agreement in respect of the Assigned Interests from and alter the date hereof received by the Agent on or after the date hereof shall be the property of the Assignee and the Agent shall be entitled to treat the Assignee as solely entitled thereto.
12.	AMENDMENTS AND WAIVERS
     Any amendment or modification or waiver of any right under any provision of this Agreement shall be in writing (in the case of an amendment or modification, signed by the parties) and any such waiver shall be effective only for the specific purpose for which given and for the specific time period, if any, contemplated therein. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach.
13.	GENERAL PROVISIONS
(a)	The parties hereto shall from time to time and at all times do all such further acts and things and execute and deliver all such documents as are reasonably required in order to fully perform and carry out the terms of this Agreement.

(b)	The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

(c)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and it shall not be necessary in making proof of this Agreement to produce or account for more than one full set of counterparts.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by its duly authorized representative(s) as of the date first above written.

•, as Assignor

Per:

•

Per:

•

•, as Assignee

Per:

•

Per:

•

TRIDENT EXPLORATION CORP.

Per:

•

Per:

•

THE TORONTO-DOMINION BANK,
in its capacity as Agent

Per:

•

Per:

•

THE TORONTO-DOMINION BANK,
in its capacity as Fronting Lender

Per:

•

Per:

•

SCHEDULE C
COMPLIANCE CERTIFICATE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)
AND TO: Each of the Lenders
1.	Reference is made to the amended and restated credit agreement made as of July 8, 2004 and amended and restated as of December 16, 2005 between Trident Exploration Corp., as Borrower, The Toronto-Dominion Bank and the other financial institutions party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as further amended, modified, supplemented or restated, the “Credit Agreement”). Capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement.

2.	This Compliance Certificate is delivered to the Lender pursuant to Section 10.1(e)(v) of the Credit Agreement.

3.	The undersigned, [name], [title] of the Borrower, hereby certifies that, as of the date of this Compliance Certificate, I have made or caused to be made such investigations as are necessary or appropriate for the purposes of this Compliance Certificate and:
(a)	the consolidated financial statements for the [fiscal quarter OR fiscal year] ending •, • provided to the Agent pursuant to Section 10.1(e) of the Credit Agreement were prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the date thereof;

(b)	the representations and warranties made by the Borrower in Section 9.1 of the Credit Agreement are true and accurate in all respects as at the date hereof, except as has heretofore been notified to the Agent by the Borrower in writing [or except as described in Schedule ___hereto];

(c)	no event has occurred or is continuing which would constitute a Default or Event of Default, except as has heretofore been notified to the Agent by the Borrower in writing [or except as described in Schedule ___ hereto];

(d)	as at the end of the aforementioned [fiscal quarter OR fiscal year], the Positive Working Capital was Cdn.$•; attached hereto as Exhibit A is a determination of Positive Working Capital as at the end of the aforementioned [fiscal quarter OR fiscal year], together with particulars of each of the definitions and elements included in the determination thereof; and

(e)	as at the end of the aforementioned [fiscal quarter OR fiscal year], the Tangible Net Worth was Cdn.$ • and Minimum TNW was Cdn.$•; attached hereto as Exhibit B is a determination of each of Tangible Net Worth and Minimum TNW as at the end of the aforementioned [fiscal quarter OR fiscal year], together with particulars of each of the definitions and elements included in the determination thereof.
I give this Compliance Certificate on behalf of the Borrower and in my capacity as the [title] of the Borrower, and no personal liability is created against or assumed by me in the giving of this Certificate.
Dated at •, this • day of •, •.

Name:
Title:

SCHEDULE D
CONVERSION NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”) 800, 324 – 8th Avenue S.W. Calgary, Alberta T2P 2Z2 Attention: Managing Director Facsimile: (403) 292-2772
DATE:
1.	This Conversion Notice is delivered to you pursuant to the terms and conditions of the amended and restated credit agreement made as of July 8, 2004 and amended and restated as of December 16, 2005 between Trident Exploration Corp., as Borrower, The Toronto-Dominion Bank and the other financial institutions party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as further amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Conversion Notice shall have the respective meanings set forth in the Credit Agreement.
2.	The Borrower hereby requests a Conversion as follows:

(a)	Conversion Date:

(b)	Conversion of the following Loans under the Credit Facility:

	(i)	Type of Loan:

	(ii)	Amount being converted:

	(iii)	Interest Period maturity (for Libor Loans and Bankers’ Acceptances):

INTO the following Loan under the Credit Facility:

	(iv)	Type of Loan:

	(v)	Interest Period (specify term of Libor Loans or Bankers’ Acceptances):

	(vi)	Marketed by Borrower (for Bankers’ Acceptances): ☐ yes ☐ no

(c)	Payment, delivery or issuance instructions (ii any): _______________________________________________________

Yours very truly,

TRIDENT EXPLORATION CORP.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE E
DRAWDOWN NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)
800, 324 – 8th Avenue S.W.
Calgary, Alberta
T2P 2Z2

Attention: Managing Director
Facsimile: (403) 292-2772
DATE:
1.	This Drawdown Notice is delivered to you pursuant to the terms and conditions of the amended and restated credit agreement made as of July 8, 2004 and amended and restated as of December l 6, 2005 between Trident Exploration Corp., as Borrower, The Toronto-Dominion Bank and the other financial institutions party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as further amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Drawdown Notice shall have the respective meanings set forth in the Credit Agreement.
2.   The Borrower hereby requests a Drawdown as follows:

(a)	Drawdown Date:

(b)	Amount of Drawdown:

(c)	Type of Loan (if Letter of Credit is requested, specify Fronted LC or POA LC):

(d)	Interest Period (specify term for Libor Loans, Bankers’ Acceptances and Letters of Credit):

(e)	Marketed by Borrower (for Bankers’ Acceptances): ☐ yes ☐ no

(f)	Payment, delivery or issuance instructions (if any):

Yours very truly,

TRIDENT EXPLORATION CORP.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE F
REPAYMENT NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)
800, 324 – 8th Avenue S.W.
Calgary, Alberta
T2P 2Z2

Attention: Managing Director
Facsimile: (403) 292-2772
DATE:
1.	This Repayment Notice is delivered to you pursuant to the terms and conditions of the amended and restated credit agreement made as of July 8, 2004 and amended and restated as of December 16, 2005 between Trident Exploration Corp., as Borrower, The Toronto-Dominion Bank and the other financial institutions party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as further amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Repayment Notice shall have the respective meanings set forth in the Credit Agreement.
2. The Borrower hereby gives notice of a repayment as follows:

(a)	Date of repayment:

(b)	Loan(s):

(c)	Interest Period maturity (specify for Libor Loans, Bankers’ Acceptances and Letters of Credit):

(d)	Amount being repaid:

Yours very truly,

TRIDENT EXPLORATION CORP.

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE G
ROLLOVER NOTICE

TO:	The Toronto-Dominion Bank, in its capacity as agent of the Lenders (the “Agent”)
800, 321 – 8th Avenue S.W.
Calgary, Alberta
T2P 2Z2

Attention: Managing Director
Facsimile: (403) 292-2772
DATE:
1.	This Rollover Notice is delivered to you pursuant to the terms and conditions of the amended and restated credit agreement made as of July 8, 2004 and amended and restated as of December 16, 2005 between Trident Exploration Corp., as Borrower, The Toronto-Dominion Bank and the other financial institutions party thereto in their capacity as Lenders and the Agent and relating to the establishment of a certain credit facility in favour of the Borrower (as further amended, modified, supplemented or restated, the “Credit Agreement”). Unless otherwise expressly defined herein, capitalized terms set forth in this Rollover Notice shall have the respective meanings set forth in the Credit Agreement.
2.	The Borrower hereby requests a Rollover as follows:

(a)	Rollover Date:

(b)	Amount of Rollover:

(e)	Type of Loan:

(d)	New Interest Period (specify term of Libor Loans, Bankers’ Acceptances and Letters of Credit):

(e)	Marketed by Borrower (for Bankers’ Acceptances): ☐ yes ☐ no

(f)	Payment, delivery or issuance instructions (if any):

Yours very truly,

TRIDENT EXPLORATION CORP.

Per:
Name:
Title:

Per:
Name:
Title: